SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BANC OF CALIFORNIA, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2018

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Banc of California, Inc. (the Company), we invite you to attend the Company’s Annual Meeting of Stockholders (the Annual Meeting or the Meeting). The Meeting will be held at 8:00 A.M., Pacific Time, on May 31, 2018 at The Pacific Club, located at 4110 MacArthur Boulevard, Newport Beach, California.

Last year, the Company continued to execute on our vision to be California’s Bank and our mission of empowering California through its diverse businesses, entrepreneurs and communities. 2017 ushered in decisive and significant changes for the Company and the Bank, not only on the business front, but also with respect to our Board of Directors, management and governance. We welcomed Richard J. Lashley, W. Kirk Wycoff, Mary A. Curran, Bonnie G. Hill and Douglas H. Bowers to the Board last year, each of whom brings a fresh perspective and expertise across multiple disciplines. As our Chief Executive Officer, Doug has been working diligently to bolster the Company’s refreshed executive team with the objective of optimizing our commercial banking business.

On the governance side, the Board undertook a comprehensive review of our governance practices and implemented numerous key changes, including adopting new policies that require a more rigorous review of related party transactions and limit outside business interests, and proposing amendments to the Company’s charter that were approved at the 2017 annual meeting of stockholders which will gradually declassify the Board and provide for the annual election of all directors, and which enhanced the ability of stockholders to remove directors, amend the Company’s bylaws and approve amendments to the Company’s charter.

The Board has continued to focus on corporate governance in 2018. In particular, a number of our stockholders have expressed concerns about the “evergreen” provision of our current, stockholder-approved 2013 Omnibus Stock Incentive Plan (the 2013 Plan), which automatically increases the available share pool for equity-based awards under the 2013 Plan every time the number of outstanding shares increases, and the authority given to our Board in our charter to change the number of authorized shares of the Company’s stock without stockholder approval. The Board has proposed, and is recommending stockholders approve at the Annual Meeting, a new 2018 Omnibus Stock Incentive Plan, which does not contain an evergreen provision and includes other improvements over the 2013 Plan from a corporate governance standpoint. The Board is also recommending stockholders approve at the Annual Meeting a proposed charter amendment that would require stockholder approval of any future changes in the number of authorized shares of the Company’s stock.

Your vote is important, regardless of the number of shares you hold. We began mailing a Notice of Internet Availability of Proxy Materials to most stockholders on or about April 20, 2018, informing them of the availability online of our proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2017, along with voting instructions. You may choose to access these materials online, or you may request paper or e-mail copies. By making these materials available online and by paper only upon request, the Company is able to reduce its costs for printing and distributing these proxy materials.

Regardless of whether you plan to attend the Annual Meeting, please read the enclosed proxy statement and vote your shares as promptly as possible. You can vote by completing, signing and dating the enclosed proxy card and returning it in the accompanying pre-postage paid return envelope. Registered stockholders, that is, stockholders who hold stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, please check your proxy card to see if you can also vote by telephone or the internet. Voting promptly will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

Our Board is committed to the success of the Company and we are focused on enhancing stockholder value. We greatly appreciate your continued confidence and support.

Sincerely,

/s/ Robert D. Sznewajs

ROBERT D. SZNEWAJS

Chair of the Board

Annual Proxy Statement	2018

BANC OF CALIFORNIA, INC.

3 MacArthur Place

Santa Ana, California 92707

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 31, 2018

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the Annual Meeting or the Meeting) of Banc of California, Inc. (the Company) will be held:

DATE	May 31, 2018

TIME	8:00 A.M. Pacific Time

PLACE	The Pacific Club—4110 MacArthur Boulevard, Newport Beach, California

ITEMS OF BUSINESS	No.	Proposal

	I.	Election of the two Class III director nominees named in this proxy statement, each for a term of one year expiring at the Company’s 2019 annual meeting of stockholders.

	II.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

	III.	Approval of the Banc of California, Inc. 2018 Omnibus Stock Incentive Plan.

	IV.	Approval of an amendment to the Company’s charter to eliminate the ability of the Board of Directors to change the number of authorized shares without stockholder approval.

RECORD DATE	Holders of record of the Company’s voting common stock at the close of business on March 29, 2018, will be entitled to vote at the Meeting or any adjournment or postponement of the Meeting.

ANNUAL REPORT	The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2017 accompanies this proxy statement.

AVAILABILITY OF MATERIALS	The Company’s proxy statement and the Annual Report are also available on the Internet at www.investorvote.com/BANC.

PROXY VOTING

It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered stockholders, that is, stockholders who hold stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote by telephone or the internet. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ John C. Grosvenor

JOHN C. GROSVENOR

General Counsel and Corporate Secretary

Santa Ana, California

April 20, 2018

Annual Proxy Statement	2018

BANC OF CALIFORNIA, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 31, 2018

Annual Proxy Statement	2018	Page	TOCi

Page	TOCii	Annual Proxy Statement	2018

Annual Proxy Statement	2018	Page	TOCiii

PROXY STATEMENT SUMMARY

Our Annual Meeting Logistics

BANC OF CALIFORNIA, INC. 3 MacArthur Place Santa Ana, California 92707 (949) 236-5211	Date and Time May 31, 2018 8:00 A.M. Pacific Time	Place The Pacific Club 4110 MacArthur Boulevard Newport Beach, California
	Record Date March 29, 2018	Who Can Vote Holders of the Company’s Voting Common Stock as of the Record Date

Our Annual Meeting Agenda

The Board of Directors of Banc of California, Inc. (Banc of California, the Company, we, us and our) is using this proxy statement to solicit proxies from the holders of the Company’s voting common stock, par value $0.01 per share, for use at the upcoming 2018 Annual Meeting of Stockholders (the Annual Meeting or the Meeting) and any adjournments or postponements of the Meeting. Stockholders are being asked to vote on the following matters:

No.	Proposal	Board Vote Recommendation:	Page

I.	Election of the two Class III director nominees named in this proxy statement, each for a term of one year expiring at the Company’s 2019 annual meeting of stockholders.	FOR each director nominee	11

II.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	FOR	92

III.	Approval of the Banc of California, Inc. 2018 Omnibus Stock Incentive Plan.	FOR	94

IV.	Approval of an amendment to the Company’s charter to eliminate the ability of the Board of Directors to change the number of authorized shares without stockholder approval.	FOR	101

These proposals are described in more detail elsewhere in this proxy statement. In addition to these proposals, stockholders will also consider any other matters that may properly come before the Meeting or any adjournment or postponement of the Meeting, although the Board of Directors knows of no other business to be presented.

By submitting your proxy, you authorize the Company’s Board of Directors to represent you and vote your shares at the Meeting in accordance with your instructions. The Board also may vote your shares to adjourn the Meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the Meeting.

For more information about voting mechanics and other general Meeting matters, see Information About the 2018 Annual Meeting of Stockholders beginning on page 98. The accompanying Notice of Annual Meeting of Stockholders and this proxy statement are first being made available to stockholders on or about April 20, 2018.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2017 (the Annual Report), which includes the Company’s audited financial statements, accompanies this proxy statement. The Annual Report does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference.

Additionally, some of the information in this proxy statement and the Annual Report relates to the Company’s wholly owned banking subsidiary, Banc of California, National Association (the Bank).

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy.

Annual Proxy Statement	2018	Page	1

PROXY STATEMENT SUMMARY

Our Strategy

Our vision is to be California’s Bank with a mission to empower California’s diverse businesses, entrepreneurs and communities. The Company strives to maintain a stable foundation to support execution of its strategic plan. The Company’s foundation includes:

◾	a strong and powerful brand;

◾	superior markets in which it operates, primarily California;

◾	the balance sheet size required to be competitive;

◾	strong credit and capital metrics; and

◾	an experienced commercial banking leadership team and enhanced corporate governance.

The Company has outlined the following strategic roadmap, which summarizes its strategic plan and objectives:

BANC Strategic Roadmap

The four guideposts of our strategic roadmap provide objectives for which we believe investors can track our progress and execution against our plan:

◾	Build Core Deposits. Our number one priority is to improve our core deposit funding profile and to further reduce our reliance on wholesale and other high-cost funding sources.

◾

Amplify Lending. In order to grow the long-term earnings power of the franchise, we need to continue to increase loan balances, both as we reduce the level of securities and to drive growth of earning assets over time. As we seek to grow our loan portfolio, we must remain focused on risk management and strong credit quality.

◾	Normalize Expenses. We have taken steps to stabilize our expense base. Going forward, we seek to leverage the expenses we incur today to support a larger balance sheet and increased business volumes.

◾

Creating Stockholder Value. The combination of the actions above, we believe, should enhance value for stockholders over time. We believe the foundation we have in place today, coupled with the plan we have outlined, will result in operating leverage as we grow the franchise and improve the overall earnings profile.

Page	2	Annual Proxy Statement	2018

PROXY STATEMENT SUMMARY

Changes to our Board of Directors, Executive Team and Corporate Governance

2017 was a year of significant changes for our Board of Directors, our executive team and our corporate governance practices and policies. Our Board appointed four new independent directors following the departure of three former directors. We also welcomed Douglas H. Bowers as our new Chief Executive Officer and President, and as a member of the Board. Under Mr. Bowers’ leadership, we now have a management team, including a number of newly appointed executives, that brings a fresh perspective to the Company.

Along with the changes on the Board and to our executive team, we have implemented numerous improvements to our corporate governance practices and policies. More information about these changes can be found throughout this proxy statement, including Corporate Governance Matters—Corporate Governance Highlights During 2017 and Compensation Discussion and Analysis—A Fresh Perspective for California’s Bank: Focus on Corporate Governance and Recent Changes.

Stockholder Outreach

Since May 2017, the Company has maintained an open communication with its stockholders, during which time the Company has met with over 75 institutional investors. This dialogue is facilitated by attendance at industry conferences and other institutional investor events. Additionally, during the first quarter of 2018, Mr. Bowers and Timothy R. Sedabres, the Company’s Investor Relations Officer, led outreach efforts to the Company’s largest stockholders to engage in a dialogue regarding a broad range of governance topics. These outreach efforts targeted stockholders representing collectively over 75 percent of the Company’s outstanding voting common shares as of year-end 2017.

The Board values the views of stockholders and relies on these engagement efforts, along with regular dialogue with investors, to shape its policies regarding corporate governance, compensation and other items.

Annual Proxy Statement	2018	Page	3

PROXY STATEMENT SUMMARY

2018 Governance Enhancements that are being Submitted to Stockholders for Approval

During our stockholder outreach efforts and in other discussions with stockholders, some stockholders expressed concerns about the “evergreen” provision of our current, stockholder-approved 2013 Omnibus Stock Incentive Plan (the 2013 Plan), which automatically increases the available share pool for equity-based awards under the 2013 Plan every time the number of our outstanding shares increases, and the authority given to our Board in our charter to change the number of authorized shares of the Company’s stock without stockholder approval. As a result of this feedback, as well as our Board’s continued review of corporate governance best practices, the Board is recommending that stockholders approve the following proposals at the Annual Meeting, which are intended to further enhance the Company’s corporate governance:

◾

A new Banc of California, Inc. 2018 Omnibus Stock Incentive Plan (the 2018 Plan), which does not contain an “evergreen” provision and includes other improvements over the 2013 Plan from a corporate governance standpoint. If approved by stockholders, the 2018 Plan will replace the 2013 Plan with respect to the issuance of any future equity-based awards. In the event stockholders do not approve the 2018 Plan at the Annual Meeting, we will continue utilizing the 2013 Plan.

The Company recognizes that certain historical equity grant practices in the Company’s compensation program resulted in a level of issuances that raised concerns for some stockholders due to the resulting dilution. The refreshed Board and Compensation Committee has slowed the Company’s issuance of equity awards since early 2017, and the Company believes the 2017 burn rate of equity awards under the 2013 Plan of 1.70% is more indicative of its expected equity grant practices for the foreseeable future, particularly as compared to the Company’s average three-year burn rate under the 2013 Plan from 2015 to 2017 of 2.44%. The significantly lower burn rate for 2017 and the proposed elimination of the evergreen provision that will occur if stockholders approve the 2018 Plan at the Annual Meeting reflect the Company’s focus on sound utilization of shares available for equity awards.

◾	A proposed charter amendment that would require stockholder approval of any future changes in the number of authorized shares of the Company’s stock.

Page	4	Annual Proxy Statement	2018

STOCK OWNERSHIP

Stock Ownership of Greater than 5 Percent Stockholders

The following table shows the beneficial ownership of the voting common stock by those persons or entities known by management to beneficially own more than five percent of the outstanding shares of our voting common stock as of March 29, 2018, the record date for the Annual Meeting.

Name and Address of Greater than 5% Stockholders	Amount and Nature of Beneficial Ownership	Percent of Voting Common Stock Outstanding (1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055 (2)	5,840,706	11.66%
Wellington Management Group LLP 280 Congress Street Boston, Massachusetts 02210 (3)	4,876,685	9.74%
PL Capital Advisors, LLC et al. 47 East Chicago Avenue, Suite 328 Naperville, Illinois 60540 (4)	3,427,219	6.84%
Legion Partners Asset Management, LLC et al. 9401 Wilshire Boulevard, Suite 705 Los Angeles, California 90212 (5)	2,938,679	5.87%
Patriot Financial Partners, L.P. et al. Cira Centre 2929 Arch Street, 27th Floor Philadelphia, Pennsylvania 19104 (6)	2,850,564	5.69%
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111 (7)	2,512,813	5.02%

(1)	The percent was calculated based on 50,079,736 shares of voting common stock issued and outstanding as of the record date of March 29, 2018.

(2)

As reported in Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on January 19, 2018 by BlackRock, Inc. (BlackRock). The Amended Schedule 13G reports that BlackRock has (i) sole voting power over 5,744,529 shares and (ii) sole dispositive power over 5,840,706 shares.

(3)

As reported in the Schedule 13G filed with the Securities and Exchange Commission on February 8, 2018 by Wellington Management Group LLP (Wellington); Wellington Group Holdings LLP (Wellington Group); Wellington Investment Advisors Holdings LLC (Wellington Advisors); and Wellington Management Company LLP (Wellington Company). The Schedule 13G reports as follows:

◾	Wellington has shared voting power over 4,013,167 shares and shared dispositive power over 4,876,685 shares;
◾	Wellington Group has shared voting power over 4,013,167 shares and shared dispositive power over 4,876,685 shares;
◾	Wellington Advisors has shared voting power over 4,013,167 shares and shared dispositive power over 4,876,685 shares; and
◾	Wellington Company has shared voting power over 3,978,294 shares and shared dispositive power over 4,760,916 shares.

(4)

As reported in Amendment No. 3 to Schedule 13D filed with the Securities and Exchange Commission on February 10, 2017 by PL Capital Advisors, LLC (PL Capital Advisors); John W. Palmer; and Richard J. Lashley. The amended Schedule 13D reports as follows:

◾	Messrs. Lashley and Palmer have shared voting and dispositive powers over 3,401,719 shares;
◾	PL Capital Advisors has shared voting and dispositive powers over 3,401,719 shares;
◾	Mr. Lashley has sole voting and dispositive powers over 20,000 shares; and
◾	Mr. Palmer has sole voting and dispositive powers over 5,500 shares.

(5)

As reported in Amendment No. 3 to Schedule 13D filed with the Securities and Exchange Commission on May 23, 2017 by Legion Partners Asset Management, LLC (Legion Partners Asset Management); Legion Partners, L.P. I (Legion Partners I); Legion Partners, L.P. II (Legion Partners II); Legion Partners Special Opportunities, L.P. I (Legion Partners Special I); Legion Partners Special Opportunities, L.P. V (Legion Partners Special V); Legion Partners, LLC; Legion Partners Holdings, LLC (Legion Partners Holdings); Bradley S. Vizi; Christopher S. Kiper; Raymond White; and California State Teachers’ Retirement System (CalSTERS). The Amended Schedule 13D indicates as follows:

◾	Messrs. Vizi, Kiper and White each have shared voting and dispositive powers over 2,938,679 shares;
◾	Legion Partners Asset Management has shared voting and dispositive power over 2,938,479 shares;

Annual Proxy Statement	2018	Page	5

STOCK OWNERSHIP

◾	Legion Partners I has shared voting and dispositive power over 1,121,769 shares;
◾	Legion Partners II has shared voting and dispositive power over 102,181 shares;
◾	Legion Partners Special I has shared voting and dispositive power over 1,538,029 shares;
◾	Legion Partners Special V has shared voting and dispositive power over 176,500 shares;
◾	Legion Partners, LLC has shared voting and dispositive power over 2,938,479 shares;
◾	Legion Partners Holdings has shared voting and dispositive power over 2,938,679 shares; and
◾	CalSTERS has sole voting and dispositive power over 92,349 shares.

(6)

As reported in Amendment No. 3 to Schedule 13D filed with the Securities and Exchange Commission on November 10, 2014 by Patriot Financial Partners, L.P. (Patriot Fund, and together with its affiliated entities, Patriot Partners); Patriot Financial Partners Parallel, L.P. (Patriot Parallel Fund); Patriot Financial Partners GP, L.P. (Patriot GP); Patriot Financial Partners GP, LLC (Patriot LLC); Patriot Financial Partners II, L.P. (Patriot Fund II); Patriot Financial Partners Parallel II, L.P. (Patriot Parallel Fund II), Patriot Financial Partners GP II, L.P. (Patriot II GP); Patriot Financial Partners GP II, LLC (Patriot II LLC); and W. Kirk Wycoff, Ira M. Lubert and James J. Lynch, as updated by the Form 4 filed by Mr. Wycoff on July 18, 2017. The Amended Schedule 13D, as updated by Mr. Wycoff’s Form 4, indicates as follows:

◾	Messrs. Wycoff, Lubert and Lynch have shared voting and dispositive power over 2,850,564 shares;
◾	Patriot Fund has shared voting and dispositive powers over 1,184,336 shares;
◾	Patriot Parallel Fund has shared voting and dispositive powers over 204,875 shares;
◾	Patriot GP has shared voting and dispositive powers over 1,639,211 shares;
◾	Patriot LLC has shared voting and dispositive powers over 1,639,211 shares;
◾	Patriot Fund II has shared voting and dispositive powers over 1,204,097 shares;
◾	Patriot Parallel Fund II has shared voting and dispositive powers over 257,256 shares;
◾	Patriot II GP has shared voting and dispositive powers over 1,461,353 shares; and
◾	Patriot II LLC has shared voting and dispositive powers over 1,461,353 shares.

(7)

As reported in the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018 by State Street Corporation (State Street). The Schedule 13G reports that State Street has shared voting and dispositive power over all 2,512,813 shares.

Page	6	Annual Proxy Statement	2018

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of our voting common stock on the record date of March 29, 2018 by:

◾	each director and director nominee of the Company;

◾	each current and former Named Executive Officer (as defined under Compensation Discussion and Analysis—Introduction); and

◾	all of the current and former Named Executive Officers, current executive officers who are not Named Executive Officers and current directors of the Company as a group.

The address of each of these beneficial owners is the same main address as that of the Company. To the extent any of the beneficial owners hold fractional shares of voting common stock, such fractional shares have been rounded down to the nearest whole share. As of March 29, 2018, there were 50,079,736 shares of voting common stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership by that person, shares of voting common stock subject to outstanding rights to acquire shares of voting common stock held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage of ownership by any other person.

Annual Proxy Statement	2018	Page	7

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

Directors and Executive Officers	Voting Common Stock	Total Number of Shares Subject to Exercisable Options	Total Number of Shares Subject to Exercisable SARs (1)	Total Number of Shares Beneficially Owned (2)	Percent of Voting Common Stock Outstanding
Current Named Executive Officers and Directors
Douglas H. Bowers	68,666	—	—	68,666	0.14%
President, Chief Executive Officer and Continuing Director
John A. Bogler	20,000	—	—	20,000	0.04%
Chief Financial Officer
Hugh F. Boyle	100,385	68,000	—	168,385	0.34%
Chief Risk Officer, Former Interim Chief Executive Officer
John C. Grosvenor	62,382	12,000	—	74,382	0.15%
General Counsel and Corporate Secretary
Jason M. Pendergist	3,000	—	—	3,000	0.01%
Head of Real Estate Banking
Halle J. Benett, Continuing Director	21,522	3,342	—	24,864	0.05%
Mary A. Curran, Continuing Director	50	—	—	50	0.00%
Bonnie G. Hill, Director Nominee	1,000	—	—	1,000	0.00%
Jeffrey Karish, Director	44,005	3,342	—	47,347	0.09%
Richard J. Lashley, Continuing Director (3)	3,421,719	—	—	3,421,719	6.83%
Jonah F. Schnel, Continuing Director	39,525	3,342	—	42,867	0.09%
Robert D. Sznewajs, Chair and Continuing Director	23,831	3,342	—	27,173	0.05%
W. Kirk Wycoff, Director Nominee (4)	2,850,564	—	—	2,850,564	5.69%
Former Named Executive Officers
Brian P. Kuelbs (5)	58,353	—	—	58,353	0.12%
Former Chief Investment Officer
Jeffrey T. Seabold (6)	254,433	—	—	254,433	0.51%
Former Management Vice Chair
Steven A. Sugarman (7)	388,786	16,165	1,559,012	1,963,963	3.80%
Former Board Chair, Former President and Former Chief Executive Officer
J. Francisco A. Turner	26,118	—	—	26,118	0.05%
Former Interim Chief Financial Officer, Former Interim President and Former Chief Strategy Officer
Albert J. Wang	—	—	—	—	0.00%
Former Principal Financial Officer and Former Chief Accounting Officer
Current and Former Named Executive Officers, Current Executive Officers who are not Named Executive Officers, and current Directors as a group (20 persons)	7,384,340	109,533	1,559,012	9,052,885	17.49%

Page	8	Annual Proxy Statement	2018

STOCK OWNERSHIP

(1)

Includes 1,559,012 shares subject to appreciation rights (SARs) held by Mr. Sugarman, all of which were fully vested as of March 29, 2018. The SARs will be settled, on a net basis, in shares of voting common stock based on the fair market value of the voting common stock on the date of exercise. Assuming a fair market value per share on the date of exercise of $19.30, which was the per share closing price of the voting common stock on the New York Stock Exchange (NYSE) on March 29, 2018, if Mr. Sugarman were to exercise all 1,559,012 of his currently exercisable SARs, he would be entitled to receive an aggregate of 621,790 shares of voting common stock. Using this net number of shares to calculate Mr. Sugarman’s beneficial ownership, rather than the gross number of shares to which the SARs relate (1,559,012), the aggregate shares of voting common stock Mr. Sugarman beneficially owned would be 1,026,741, or 2.05 percent and the aggregate shares of voting common stock all directors, current and former Named Executive Officers and current executive officers that are not also Named Executive Officers of the Company as a group would beneficially own 8,032,460 shares, or 16.0 percent.

(2)	Includes 109,533 shares subject to options and 1,559,012 shares subject to SARs that are exercisable as of, or will become exercisable within 60 days after March 29, 2018.

(3)

Includes 3,401,719 shares owned by PL Capital Advisors (as defined in Note 4 to the Stock Ownership of Greater than 5 Percent Stockholders table above) and 20,000 shares held directly by Mr. Lashley. Mr. Lashley is a managing member of PL Capital Advisors and, therefore, Mr. Lashley may be deemed to beneficially own these shares.

(4)

Includes 2,850,564 shares owned by Patriot Partners (as defined in Note 6 to the Stock Ownership of Greater than 5 Percent Stockholders table above). As a managing member of Patriot Partners, Mr. Wycoff may be deemed to beneficially own these shares.

(5)	The number of shares listed for Mr. Kuelbs under the Voting Common Stock column is based on information known to the Company as of March 29, 2018.

(6)

Does not include 201,922 shares of Class B non-voting common stock currently outstanding and held by Mr. Seabold. The number of shares listed for Mr. Seabold under the Voting Common Stock column is based on information known to the Company as of March 29, 2018.

(7)

Does not include 52,284 shares of the Company’s Class B non-voting common stock held by Mr. Sugarman (together with his spouse through a living trust), shares underlying a warrant held by Mr. Sugarman (together with his spouse through a living trust) to acquire 260,000 shares of the Company’s Class B non-voting common stock, or 4,000 depositary shares (Series C Depositary Shares), each representing a 1/40th ownership interest in a share of the Company’s 8.00 percent Non-Cumulative Perpetual Preferred Stock, Series C. The number of shares listed for Mr. Sugarman under the Voting Common Stock column and the number of Series C Depository Shares beneficially owned by Mr. Sugarman is based on information known to the Company as of March 29, 2018.

Class B Non-Voting Common Stock. As of March 29, 2018, there were 508,107 shares of our Class B non-voting common stock issued and outstanding. In addition to the shares of voting common stock reflected in the table above, Messrs. Seabold and Sugarman beneficially own shares of the Company’s Class B non-voting common stock. As of March 29, 2018, Mr. Seabold beneficially owned a total 201,922 shares, or approximately 40 percent, of our Class B non-voting common stock, which shares were acquired from his exercise of certain warrants between December 8, 2015 and September 30, 2016.

As of March 29, 2018, Mr. Sugarman (together with his spouse through a living trust) beneficially owned 52,284 shares, or approximately 10 percent, of our Class B non-voting common stock, acquired from the exercise of certain warrants on September 30, 2017. As of March 29, 2018, Mr. Sugarman (together with his spouse through a living trust) held warrants to purchase 260,000 shares of Class B non-voting common stock. These warrants are fully-vested, and expire at various dates between April 1, 2018 and July 1, 2018. If Mr. Sugarman and his spouse fully exercise their warrants by paying the exercise price in cash (i.e., without the netting of shares in payment of the exercise price) Mr. Sugarman would be the beneficial owner of approximately 41 percent of the outstanding shares of Class B non-voting common stock as of March 29, 2018.

For a more detailed description of the warrants to purchase shares of the Company’s Class B non-voting common stock, including the initial grant date of the warrants and exercise price, please see Note 18 of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Outstanding Equity Awards at December 31, 2017–Information about Warrants and Stock Appreciation Rights–Warrants below.

Series C Preferred Stock. Mr. Sugarman also beneficially owned 4,000 Series C Depositary Shares at the time of his resignation on January 23, 2017, and was believed by the Company to have beneficially owned such Depository Shares as of March 29, 2018. This amount represents approximately 0.25 percent of the outstanding Series C Depositary Shares as of March 29, 2018. To the Company’s knowledge, none of the other directors or executive officers of the Company beneficially owned any Series C Depositary Shares as of March 29, 2018.

Annual Proxy Statement	2018	Page	9

STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Company’s voting common stock, to report to the Securities and Exchange Commission their initial ownership of the Company’s equity securities and any subsequent changes in that ownership. Specific due dates for these reports have been established by the Securities and Exchange Commission and the Company is required to disclose in this report any late filings or failures to file.

To the Company’s knowledge, based solely on our review of the copies of these reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to the Company’s officers and directors during 2017 were met, except for an inadvertent failure by Mr. Bowers to timely file his Form 3 following the effective date of his appointment as the Company’s President and Chief Executive Officer on May 8, 2017.

Page	10	Annual Proxy Statement	2018

PROPOSAL I

Proposal I	ELECTION OF DIRECTORS

General

The Company’s Board of Directors currently consists of nine directors and is divided into three classes, though the number of directors will be reduced to eight effective at the conclusion of the Annual Meeting as a result of the previously reported decision of Jeffrey Karish not to stand for re-election at the Meeting. The Board intends to evaluate its membership as needed in light of Mr. Karish’s departure. Previously, directors in each class were generally elected to serve for three-year terms that expired in successive years. However, at the Company’s 2017 annual meeting of stockholders, our stockholders approved an amendment to our charter to progressively declassify the Board. Directors currently serving three-year terms will continue to serve until the end of their respective terms. As the term for each class of directors expires, directors will be elected to one-year terms until each of the current three classes expires, resulting in the entire Board standing for re-election for one-year terms at the 2020 annual meeting of stockholders and at each annual meeting of stockholders thereafter. The chart below depicts the process for the progressive declassification of the Board.

The existing terms of the Class III directors, which include Bonnie G. Hill, Mr. Karish and W. Kirk Wycoff, will expire at the Annual Meeting. Dr. Hill and Mr. Wycoff have both been nominated for re-election, each for a one-year term that will expire at the 2019 annual meeting of stockholders. See Two Nominees for Director at the Annual Meeting below.

Annual Proxy Statement	2018	Page	11

PROPOSAL I

As noted above, Mr. Karish has declined to stand for re-election, but will continue to serve until the expiration of his term effective at the conclusion of the Annual Meeting. The Board and the Company thank Mr. Karish for his service on the Boards of the Company and the Bank. His leadership, business expertise and historical knowledge of the Company have been invaluable. Under the leadership of Mr. Karish as Chair of the Compensation and Human Capital Committee (the Compensation Committee) since the first quarter of last year, the Company has made significant improvements to its overall compensation structure. Mr. Karish has also been a committed and active member of the Board in seeing the Company through the adversities it has faced in recent years. The Board appreciates his dedication to the Company and its stockholders over the past seven years and wishes him continued success.

Current Board of Directors

Details about the current Board of Directors, including their class, qualifications, and committee memberships are reflected in the table below.

Name	Age (1)	Director Since	Class (2)	Industry-Related Qualifications	Principal Occupation	Committee Memberships
						A	CHC	NCG	ALCO	CR	ER
Benett	51	2013	II		Managing Director and Head of Diversified Financial Services Investing Melody Capital Partners			C
Bowers	60	2017	II		President and Chief Executive Officer Banc of California, Inc. and Banc of California, N. A.				C
Curran	61	2017	I		Former Executive Vice President and Corporate Banking Chief Risk Officer MUFG Union Bank					C
*Hill	76	2017	III		President B. Hill Enterprises, LLC
Karish (3)	44	2011	III		Private Equity Investor and Director Heritage Development Organization		C
Lashley	59	2017	I		Principal and Managing Member PL Capital Advisors, LLC	C
Schnel	45	2013	I		Chair and President Fast A/R Funding						C
Sznewajs	71	2013	II		Former President and Chief Executive Officer West Coast Bancorp
*Wycoff	59	2017	III		Managing Partner Patriot Financial Partners

Accounting and Financial Expertise	* – Director Nominee
Banking Industry Experience	A – Audit
Banking Regulatory Experience	ALCO – ALCO
Compensation and Employee Benefits	CHC – Compensation and Human Capital
Corporate Governance	CR – Credit
Executive Leadership	ER – Enterprise Risk
Risk Management Expertise	NCG – Nominating and Corporate Governance
Financial Expert	C – Chair

Page	12	Annual Proxy Statement	2018

PROPOSAL I

(1)	As of March 29, 2018.

(2)

Effective at the conclusion of the Annual Meeting, Class III will be eliminated with all re-elected members reclassified as Class I directors. The terms of the remaining director classes will be as follows: Class I, with terms expiring at the 2019 annual meeting of stockholders; and Class II, with terms expiring at the 2020 annual meeting of stockholders.

(3)

As noted above, Mr. Karish has decided not to stand for re-election as a director of the Company at the Annual Meeting or as a director of the Bank at the 2018 annual meeting of the sole stockholder of the Bank. As such, Mr. Karish will continue to serve as a director of the Company and the Bank until his current term ends at the conclusion of the Annual Meeting.

Director Nominations and Proposals by Stockholders

Director nominations by stockholders and stockholder proposals must be made pursuant to timely notice in writing to the Corporate Secretary, as set forth in Section 1.09 of the Company’s bylaws. A stockholder’s notice must be received by the Company not less than 90 days, nor more than 120 days, prior to the first anniversary of the preceding year’s annual meeting to be considered timely. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the prior year’s date, notice by the stockholder must be delivered not earlier than 120 days prior to the date of the meeting and not later than the close of business on the later of the 90th day prior to the date of the meeting or the 10th day following the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. The stockholder’s notice must also include the information set forth in Section 1.09 of the Company’s bylaws. The Company’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in the Company’s proxy materials.

Two Nominees for Director at the Annual Meeting

As noted above, at the recommendation of the Nominating and Corporate Governance Committee (the Nominating Committee), the Board has nominated Bonnie G. Hill and W. Kirk Wycoff, for re-election, each for a one-year term.

Dr. Hill and Mr. Wycoff have each consented to being named as a director nominee in this proxy statement and agreed to serve if re-elected. Further, Dr. Hill and Mr. Wycoff each qualify as an independent director under the Corporate Governance Listing standards of the NYSE, as applied in accordance with the Company’s Corporate Governance Guidelines.

Set forth below is information about the two director nominees, including their principal occupation, business experience and qualifications to serve on the Board of Directors.

The Board of Directors unanimously recommends that you vote FOR Dr. Hill and Mr. Wycoff.

Annual Proxy Statement	2018	Page	13

PROPOSAL I

Director Nominees with Terms Expiring at the Annual Meeting

Class III

BONNIE G. HILL

Independent Director Class III Age: 76

Dr. Hill has served as the President of B. Hill Enterprises, LLC, a consulting firm focusing on corporate governance, board organizational and public policy issues since 2001. She is also co-founder of Icon Blue, a brand marketing company founded in 1998 and based in Los Angeles. Dr. Hill has over 25 years of experience serving on numerous corporate boards with a wide-ranging career in business, government, education, and philanthropy. Currently, Dr. Hill is a faculty member of the National Association for Corporate Directors (NACD) Board Advisory Services Program, is a founding member of the Lead Directors Network, and sits on the Ira M. Millstein Center for Global Markets and Corporate Ownership Advisory Committee for Columbia Law School and the National Board of 2020 Women on Corporate Boards. Dr. Hill has also served as a director of numerous publicly-held companies, including the California Water Service Group (NYSE: CWT), The Home Depot, Inc. (NYSE: HD), Yum! Brands, Inc. (NYSE: YUM) and AK Steel Holding Corp. (NYSE: AKS). Dr. Hill also co-chaired the NACD Blue Ribbon Commission Report on Building the Strategic-Asset Board published in 2016; served on the board of Financial Industry Regulatory Authority Investor Education Foundation; and is a former member of Public Company Accounting Oversight Board Investor Advisory Group.

From 1997 to 2001, Dr. Hill served as President and Chief Executive Officer of The Times Mirror Foundation and as Senior Vice President, Communications and Public Affairs, for the Los Angeles Times. From 1992 to 1997 she served as Dean of the McIntire School of Commerce at the University of Virginia, and prior to that, Secretary of the State and Consumer Services Agency for the State of California. Dr. Hill has held a variety of presidential appointments, including Vice Chair of the Postal Rate Commission and Assistant Secretary in the U.S. Department of Education under President Reagan, and as Special Adviser to President George H. W. Bush for Consumer Affairs. She has chaired the Consumer Affairs Advisory Committee for the Securities and Exchange Commission and served on the board of directors of NASD Regulation, Inc. Prior to working in Washington, D.C., Dr. Hill served as a Vice President with Kaiser Aluminum and Chemical Corporation.

Dr. Hill has a Bachelor of Arts degree from Mills College, a Master of Science degree from California State University, Hayward, and a Doctorate of Education from the University of California at Berkeley.

Dr. Hill’s extensive background in board leadership and corporate governance has significantly supported the Company’s ongoing efforts to improve its corporate governance practices as well as to broaden the Board’s perspective in business and throughout the communities the Company serves.

Page	14	Annual Proxy Statement	2018

PROPOSAL I

W. KIRK WYCOFF

Independent Director Class III Age: 59

Mr. Wycoff is Managing Partner of Patriot Financial Partners, a private equity fund headquartered in Philadelphia holding committed capital of $650 million, maintaining a long only, value-oriented buy and hold strategy designed to provide growth capital to financial services companies that require additional equity to grow. Prior to joining Patriot Financial Partners, Mr. Wycoff served as Chairman and Chief Executive Officer of Continental Bank Holdings, a de novo community bank serving the Philadelphia metro market, from 2005 to 2007, and from 1991 to 2004 he served as Chairman, Chief Executive Officer and President of Progress Financial Corp. and Progress Bank. He currently serves on the boards of Porter Bancorp (NASDAQ: PBIB), Radius Bank and U.S. Century Bank, and recently served as a director of Guaranty Bancorp (NASDAQ: GBNK) and its subsidiary, Guaranty Bank and Trust Company, and Heritage Commerce Corp. (NASDAQ: HTBK) and its subsidiary, Heritage Bank of Commerce. Previous board positions held by Mr. Wycoff include Square 1 Financial, Inc., NewSpring Ventures-Fund I, NewSpring Mezzanine Fund as well as service on the boards of The Lincoln Center during which he served as Chair of its Finance Committee. He received a Bachelor of Arts degree in Business Administration and Finance from Franklin & Marshall College.

Mr. Wycoff’s 39 years in the banking industry, which includes 18 years of experience as an executive officer and more than 10 years in various director positions, brings extensive leadership and community banking experience to our Board, including executive management, risk, credit and resolution experience, risk assessment skills and public company expertise. As the Managing Partner of Patriot Financial Partners, he also provides the perspective of a significant investor in the Company.

Continuing Directors

Set forth below is information about the directors whose terms of office continue beyond the Meeting, including each individual’s principal occupation, business experience and qualifications to serve on the Board of Directors.

Class I

Terms to Expire at the 2019 Annual Meeting of Stockholders

MARY A. CURRAN

Independent Director Class I Age: 61

Ms. Curran spent 25 years at MUFG Union Bank, N.A., during which time she held several executive level positions, including Executive Vice President, Corporate Banking Chief Risk Officer from 2011 to 2014, and Executive Vice President, Head of The Private Bank at Union Bank from 2006 to 2011. During her time with Union Bank, Ms. Curran worked closely with its board and management to build an infrastructure focused on a strong, proactive, integrated and effective risk management. Ms. Curran was also tasked with improving the performance of Union Bank’s Wealth Management practice, a business unit with offices throughout California, Washington and Oregon.

Ms. Curran currently serves as Chair of San Diego State University’s Campanile Foundation Board and Executive Committee in addition to serving on the Nominating & Governance Committee and the Athletics Committee. She also serves on the Board of Directors and Nominating/Governance Committee for Hunter Industries, a privately held global irrigation and landscape lighting manufacturing company. Previous board service includes: Chair of the California Bankers Association where she remains involved on the Banker Benefits Board and Chair of the San Diego Sports Commission. Ms. Curran is a current member of the Corporate Directors Forum, San Diego, The Corporate Director’s Roundtable of Orange County, Women Corporate Directors and the NACD. Ms. Curran is a NACD Governance Fellow, and holds a Bachelor of Science degree in Journalism from the University of Colorado, Boulder and a Master’s from San Diego State University.

Ms. Curran’s broad range of experience in risk management and community involvement within the financial services industry, especially in California, in addition to her prior business and other leadership positions, have enhanced the Board’s perspective.

Annual Proxy Statement	2018	Page	15

PROPOSAL I

RICHARD J. LASHLEY

Independent Director Class I Age: 59

Mr. Lashley is Managing Member of PL Capital Advisors, LLC, a Securities and Exchange Commission registered investment advisory firm, and co-founder of PL Capital, LLC, a firm founded in 1996. PL Capital Advisors specializes in the banking industry and was named by the American Banker as one of the top community bank investors in the country. PL Capital is also one of the Company’s largest stockholders. Mr. Lashley’s primary responsibilities at PL Capital Advisors include portfolio management and research. Mr. Lashley has extensive experience serving on the boards of directors of numerous publicly-held and privately-held banks throughout the United States, including current service on the boards of directors of MutualFirst Financial, Inc. (NASDAQ: MFSF) and its subsidiary bank, MutualBank, and prior service on the boards of directors of Metro Bancorp, Inc. State Bancorp, Inc. and BCSB Bancorp, Inc. Mr. Lashley also has diverse experience as Chairman and/or member of numerous board committees. From 1994 to 1996, he was a Director in KPMG LLP’s corporate finance group, where he led a team providing merger and acquisition advisory services to banks throughout the country. From 1984 to 1993 he worked for KPMG LLP as a CPA providing professional accounting services to banks and other financial services companies in New York and New Jersey. From 1992 to 1993 he served as the Assistant to the Chairman of the AICPA Savings Institution Committee in Washington D.C. Mr. Lashley received his Master’s from Rutgers University and a Bachelor of Science degree from Oswego State University. He is licensed as a CPA in New Jersey (status inactive).

Mr. Lashley’s extensive experience at KPMG providing professional accounting and advisory services, as well as his service on numerous bank boards and his experience at PL Capital managing investments in the banking industry enable him to be a significant contributor to the Board. Mr. Lashley has been designated by the Board as an “audit committee financial expert” and is currently the Chair of the Audit Committee. Mr. Lashley was appointed as a director pursuant to a Cooperation Agreement between the Company and PL Capital Advisors and its affiliates dated as of February 8, 2017. For additional information, regarding the Cooperation Agreement, see Transactions with Related Persons.

JONAH F. SCHNEL

Independent Director Class I Age: 45

Mr. Schnel is the Chairman and President of Fast A/R Funding, a private company focused on lending to small businesses throughout the United States. Presently, Mr. Schnel also manages Timco CNG, a company operating public-access, compressed, natural gas stations in Southern California. Previously, Mr. Schnel led the recapitalization of National Capital Management, an acquirer and servicer of distressed consumer debt, and assisted management during that company’s significant growth through its acquisition by Portfolio Recovery Group, Inc. in 2012. Prior to that, Mr. Schnel was a Partner at ITU Ventures for seven years, a venture capital firm making early-stage investments in technology companies associated with innovation emerging from leading research universities in the United States. Earlier in his career, Mr. Schnel worked as a manager at SunAmerica Investments, Inc. in the real estate investment division with a primary focus on first lien lending in a diversified range of commercial real estate assets. Mr. Schnel currently serves as the Chair and President of the Southern California Chapter of the Tourette Association of America. Mr. Schnel completed the director training and certification program at the UCLA Anderson School of Management and received his Bachelor’s degree, summa cum laude, from Tulane University.

Mr. Schnel’s diverse experience in founding and managing numerous privately-held companies and investments in various industries such as specialty finance and lending, alternative energy, gaming and technology, as well as his proficiency in commercial real estate and managerial oversight of a diverse set of finance-related businesses, has considerably strengthened the Board. His leadership, knowledge and experience are key assets to the oversight and risk-management of the Company’s strategic plan and regulatory obligations as Chair of the Enterprise Risk Committee.

Page	16	Annual Proxy Statement	2018

PROPOSAL I

Class II

Terms to Expire at the 2020 Annual Meeting of Stockholders

HALLE J. BENETT

Age: 51 Independent Director Class II

Mr. Benett has been the Managing Director and Head of Financial Services Investing at Melody Capital Partners effective September 2016, for which his work frequently brings him to California. Prior to that, Mr. Benett was the Managing Director and Head of Diversified Financials Investment Banking at Keefe, Bruyette & Woods, a Stifel Company. Mr. Benett has completed over 100 equity and debt capital raises in addition to having participated in more than 40 merger and acquisition transactions. Before joining Keefe, Bruyette & Woods in 2014, Mr. Benett was a Senior Advisor for Ares Management, working with the firm’s capital markets, private debt, private equity and real estate groups. Prior to that, Mr. Benett spent 16 years at UBS Financial Institutions, Investment Banking in the Americas serving as the head from 2011 through 2013 and as co-head from 2008 through 2010. Prior to that, Mr. Benett headed Global Specialty Finance at PaineWebber/UBS Investment Bank after having advanced from his role with the company as Managing Director. Mr. Benett began his career at Ryan, Beck & Co. and received his Masters of International Affairs from Columbia University and a Bachelor’s degree in Political Science and History from Rutgers University.

Mr. Benett’s wide range of experience in the financial services industry, including having worked with banks, thrifts, mortgage companies, insurance companies, alternative asset management companies and specialty finance companies, has considerably broadened the Board’s perspective. More recently, Mr. Benett has played a significant role in the Board’s objective to further enhance corporate governance and the Company’s stockholder outreach efforts. Mr. Benett also serves as a board-designated “audit committee financial expert” as a member of the Audit Committee.

DOUGLAS H. BOWERS

Non- Independent Director Class II Age: 60

Mr. Bowers was appointed as President and Chief Executive Officer of the Company and the Bank, and as a director of the Bank effective May 8, 2017 and was appointed as a director of the Company effective at the conclusion of the Company’s 2017 annual meeting of stockholders on June 9, 2017. Mr. Bowers is a veteran banking executive with over 35 years of banking experience and previously served as Chief Executive Officer of Square 1 Bank from 2011 until its sale to PacWest Bancorp in October 2015, and then served as President of Square 1 Bank, a division of Pacific Western Bank, until April 2016. Prior to that, Mr. Bowers held roles at Lone Star/Hudson Advisors, a leading private equity firm, and at Bank of America, where he spent nearly thirty years leading various divisions, including Commercial Banking, Corporate Banking, Leasing and Specialized Products. Mr. Bowers holds a Bachelor’s degree in Finance and Economics from Ball State University.

Mr. Bowers’ deep and comprehensive background and his practical experience in growing commercial banking businesses directly align with the Company’s current focus, and ideally position him to make substantial contributions to the Board, both as a director and as the leader of the Company’s executive team.

Annual Proxy Statement	2018	Page	17

PROPOSAL I

ROBERT D. SZNEWAJS

Chair, Independent Director Class II Age: 71

Mr. Sznewajs was the President and Chief Executive Officer of West Coast Bancorp from 2000 to 2013, an Oregon-based bank holding company which was sold in 2013 with $2.5 billion in assets. Mr. Sznewajs has held a variety of executive level roles in large financial services institutions, including Vice Chair of U.S. Bancorp; President and Chief Operating Officer of BankAmericard; Executive Vice President and Manager of Valley National Bancorp; and President and Chief Executive Officer of Michigan National Bank. In addition to nearly 40 years of experience in the areas of regulatory matters, operations and technology, consumer and commercial banking, sales and marketing, management of investment portfolios and mergers and acquisitions, Mr. Sznewajs has also served on several boards and executive committees, namely Outerwall, Inc. (formerly Coinstar); the Portland Branch Board of the Federal Reserve Bank of San Francisco; the Oregon’s Bankers Association; the United Way; the Association for Corporate Growth; and the Bates Group, LLC. Mr. Sznewajs received both his Master’s and Bachelor’s degrees from the University of Detroit and is a licensed CPA (status inactive).

In addition to Mr. Sznewajs’ responsibilities as the Board Chair, he is one of the Company’s Board-designated “audit committee financial experts” and served as Chair of the Audit Committee prior to Mr. Lashley’s appointment to that position. His broad and deep experience in the banking industry, including having been the Chief Executive Officer of a publicly-held bank holding company, makes him a particularly valued member of the Board.

Page	18	Annual Proxy Statement	2018

CORPORATE GOVERNANCE MATTERS

The Board of Directors and management are committed to sound and effective corporate governance practices. The Company has established a corporate governance framework, with policies and programs that not only satisfy applicable regulatory requirements but also are expected to build value for the Company’s stockholders.

Corporate Governance Highlights During 2017

The chart below summarizes the key actions taken by the Board with respect to corporate governance during 2017.

APPOINTMENTS
Appointed an Independent Board Chair	We separated the positions of the Board Chair and Chief Executive Officer by appointing Robert D. Sznewajs as our independent Board Chair on January 23, 2017.

Appointed Two Independent Directors who are also Significant Stockholders

We appointed two new independent directors to the Board in February 2017, Richard J. Lashley and W. Kirk Wycoff, who filled the seats vacated by the former Chair and Chief Executive Officer, who resigned in January 2017, and former Vice Chair and Lead Independent Director, who retired in February 2017. The appointment of Messrs. Lashley and Wycoff has resulted in the increase of stockholder representation on the Board and added expertise.

Appointed Two Independent Directors both of whom add greater Diversity on the Board

We engaged Korn Ferry (Korn/Ferry) to assist the Board to search for additional, qualified directors as well as consulted with a significant stockholder, Legion Group, to add two independent directors to the Board. In March 2017, Mary A. Curran and Bonnie G. Hill were appointed to the Board effective at the conclusion of the 2017 annual meeting of stockholders. The appointments of both Ms. Curran and Dr. Hill have added greater diversity and expertise to the Board.

Appointed a New President and Chief Executive Officer

After considering candidates identified through a separate search conducted by Korn/Ferry, Douglas H. Bowers was appointed to serve as President and Chief Executive Officer of the Company and the Bank and as a director of the Bank, effective May 8, 2017. Mr. Bowers became a director of the Company effective at the conclusion of the 2017 annual meeting of stockholders on June 9, 2017.

ADOPTIONS
Adopted a New Related Party Transaction Policy	We adopted a new, more rigorous Related Party Transaction Policy.

Adopted a New Outside Business Activities Policy	We adopted a new Outside Business Activities Policy that tightens controls on activities raising actual or apparent conflicts of interest.

Adopted a Revised Public Communications Policy

We adopted a revised form of Public Communications Policy which allows for more oversight and involvement by the Board and enhances the shared accountability for, and the review of, all public communications by the Company.

ASSESSMENTS
Revised the Director Compensation Program

On February 7, 2017, we revised the director compensation program to lower overall director compensation and impose higher stock ownership thresholds. Shortly thereafter and in consideration of the reorganization of the Board and its committees, the director compensation program was further revised effective July 11, 2017.

Assessed and Revised the Executive Compensation Program	We began an overall review, evaluation and revision of our executive compensation program, in part, on input received from our stockholders.

Annual Proxy Statement	2018	Page	19

CORPORATE GOVERNANCE MATTERS

AMENDMENTS
Bylaws Amended

We amended our bylaws to lower the number of directors required to call a special meeting of the Board (other than special meetings called by the Chair) to two directors as compared to the prior requirement that special meetings be called by one-third of the directors.

Amended Our Charter as Approved by the Board and Stockholders

We amended our bylaws to more closely align the majority voting provisions for director elections with the advisory proposal approved by stockholders in 2016.

We amended our bylaws to make it easier for stockholders to submit proposals or nominate director candidates at future annual meetings by (i) simplifying the information that must be provided to the Company; and (ii) changing the general submission period for such proposals and nominations from between 150 days and 180 days before the first anniversary of the preceding year’s annual meeting to between 90 days and 120 days before such anniversary date.

Based on feedback received from our stockholder outreach efforts, the Board approved several proposed amendments to our charter, which stockholders approved at the 2017 annual meeting of stockholders. These amendments will progressively declassify our Board to provide for the annual election of all directors starting in 2020 and enhanced the ability of stockholders to remove directors, amend the Company’s bylaws and approve amendments to the Company’s charter by generally eliminating super-majority voting requirements for those items and by allowing stockholders to remove directors with or without cause.

The charter amendments approved at the 2017 annual meeting of stockholders were part of a number of corporate governance enhancements intended to give the Company’s stockholders greater control over the Company’s governance. Consistent with these enhancements, the Board has proposed that stockholders approve at the Annual Meeting an amendment to the Company’s charter that would eliminate the current ability of the Board to amend the charter to change the number of authorized shares of the Company’s stock without stockholder approval. See Proposal IV—Approval of an Amendment to the Company’s Charter to Eliminate the Ability of the Board of Directors to Change the Number of Authorized Shares without Stockholder Approval.

Corporate Governance Framework

The key components of our corporate governance framework are set forth below:

Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines to provide a framework for effective governance of the Company and its subsidiaries. These Corporate Governance Guidelines are reviewed periodically by the Nominating Committee, and, based upon their review, any revisions that are believed to be in the best interest of the Company are then recommended to the Board for review and approval.

Code of Business Conduct and Ethics. The Company’s Code of Business Conduct and Ethics (the Code), applies to all directors, officers and employees of the Company and its subsidiaries. The Code is intended to require that all employees and directors adhere to high ethical standards and is reviewed by the Board on a regular basis.

Related Party Transaction Policy. In February 2017, the Board adopted a new Related Party Transaction Policy that restricts transactions with related parties by imposing rigorous standards, with the expectation that such transactions will be rare. The new policy establishes protocols for prior review of proposed related party transactions and requires that they be in, or not inconsistent with, the best interests of the Company and its stockholders. For more information about this policy, see Transactions with Related Persons.

Outside Business Activities Policy. The Board adopted a new Outside Business Activities Policy in February 2017, which supplements the Code, tightens controls on outside business activities of officers and employees and requires non-employee directors to refrain from engaging in outside business activities that create an actual or apparent conflict of interest. For more information about this policy, see Transactions with Related Persons.

Page	20	Annual Proxy Statement	2018

CORPORATE GOVERNANCE MATTERS

Stock Ownership Guidelines. The Board has determined that long-term, significant equity ownership by all directors and senior officers is in the best interest of the Company and serves to align the interests of the directors and senior officers with the interests of the Company’s stockholders. To that end, the Board has adopted the following stock ownership guidelines:

◾   As required by the Company’s Corporate Governance Guidelines as it was updated in February 2017, directors are expected to own stock or stock equivalents with a value equal to five times the then-current annual base cash retainer by the end of the fifth fiscal year following their appointment to the Board. We evaluate stock ownership of our directors annually, on the last day of our fiscal year. As of December 31, 2017, based on the NYSE closing stock price on December 29, 2017, all of the directors were in compliance with the Stock Ownership Guidelines then in effect.

◾  Stock ownership guidelines are also applicable to senior officers as described in more detail below, under the section titled Compensation Discussion and Analysis—Stock Ownership Guidelines.

◾  Directors are expected to be long-term stockholders and to refrain from selling stock other than for legitimate tax, estate planning, or portfolio diversification purposes. Other than the case of sales through Rule 10b5-1 plans or other similar automated selling programs or sales to pay taxes on compensation paid by the Company, directors are required to provide six-months’ notice of any planned sale by such director (or any of his or her affiliates or immediate family members) unless prior approval is received from the Board of Directors.

Public Communications Policy. The Board adopted a revised form of Public Communications Policy overseen by the Audit Committee which allows for more oversight and involvement by the Board and enhances the shared accountability for, and the review of, all public communications by the Company.

Insider Trading Policy. Directors, officers and employees are obligated to comply in all respects with the Code and the Company’s Insider Trading Policy, as well as all Company black-outs or similar trading restrictions as communicated by the General Counsel.

Evaluating the Board’s Effectiveness

The Board and each of its principal standing committees (Audit, Compensation and Nominating) conduct an annual self-assessment aimed at enhancing their effectiveness. As part of the self-assessment process, each Board and committee member provides feedback on a range of topics relevant to the performance and effectiveness of the Board and the applicable committee. In addition, members of the Board participate in a peer evaluation of their fellow directors and provide comments on their own skills and qualifications. The Chair of the Board meets separately with each director to discuss the results of the peer evaluations and individual self-assessments.

The results of the self-assessment process are aggregated and summarized for the Board and for each of the principal standing committees. Comments in the summaries are not attributed to individual Board or committee members to promote candor. The aggregated results and summary of the Board’s self-assessment are presented to the Board for its review and discussion at a full Board meeting, at which time the Board considers what, if any, actions might be implemented to enhance future performance of the Board. In addition, each of the principal standing committees discusses the results of its self-assessment and any actions that might be taken to improve the committee’s future performance.

The Nominating Committee considers the results of the self-assessment process when it periodically evaluates the size, structure and composition of the Board, as well as the role, composition and allocation of responsibilities among Board committees.

Director Education

In accordance with the Company’s Corporate Governance Guidelines, all directors are expected to maintain the necessary continuing educational requirements which include, but are not limited to: (i) a component covering professional development in corporate governance; and (ii) a component which covers educational development in subject matter areas that are deemed relevant to the Company’s business. In support of continuing education, the Company incurs reasonable expenses to facilitate any mandatory educational and professional development programs or any voluntary programs which the Nominating Committee deem appropriate.

Additionally, each director is required to participate in the Company’s compliance training program, wherein the Board is expected to complete annual compliance training overseen by the Company’s Chief Compliance Officer.

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CORPORATE GOVERNANCE MATTERS

Corporate Governance Documents

The full texts of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the charters of the Board’s standing committees are publicly available under the “About Us” section on the Company’s website at www.bancofcal.com by selecting Investor Relations/Governance Documents or you may obtain free copies by contacting the Company at:

Banc of California, Inc.

c/o Timothy R. Sedabres

Head of Investor Relations

3 MacArthur Place

Santa Ana, California 92707

(855) 361-2262

IR@bancofcal.com

Director Independence

In accordance with the NYSE Corporate Governance Listing Standards and the Company’s Corporate Governance Guidelines, the Board conducted its review of all relationships between the Company and each director and director nominee and has affirmatively determined that, with the exception of Mr. Bowers, none of them has a material relationship with the Company or any other relationship that would preclude his or her independence under the NYSE Corporate Governance Listing Standards. Accordingly, the Board has determined that each of our current directors other than Mr. Bowers, is an independent director under the NYSE Corporate Governance Listing Standards, as applied in accordance with the Company’s Corporate Governance Guidelines. Additionally, the Board has affirmatively determined that each member of the Audit Committee meets the independence and financial literacy requirements for audit committee membership under the NYSE Corporate Governance Listing Standards and Securities and Exchange Commission Rule 10A-3(b)(1), and each member of the Compensation Committee meets the independence and other requirements for compensation committee membership as set forth in the NYSE Corporate Governance Listing Standards. See Corporate Governance Matters—Role and Composition of the Audit Committee and—Role and Composition of the Compensation and Human Capital Committee for specific independence requirements.

Board Leadership Structure

On January 23, 2017, the Board of Directors determined it was in the best interests of the Board and the Company to separate the roles of the Chief Executive Officer and Chair of the Board. The Board believes this structure increases the Board’s independence from management and, in turn, leads to better monitoring and oversight of management. Although the Board believes that the Company is currently best served by separating the role of Board Chair and Chief Executive Officer, the Board reviews and discusses the continued appropriateness of this structure on an annual basis.

The Chair of the Board presides at meetings of the Board of Directors and at executive sessions of independent (non-employee) directors, and exercises leadership of Board operations. On January 23, 2017, Mr. Sznewajs, who was initially appointed as a director effective May 15, 2014, was appointed to serve as the Chair of the Board.

Prior to January 23, 2017, the Board maintained a combined role of Chair and Chief Executive Officer and, as a result of the combined role, the Board also maintained the position of Vice Chair and Lead Independent Director. With the separation of the roles of Chair of the Board and Chief Executive Officer, the Board determined that it was no longer necessary to designate a Vice Chair or Lead Independent Director. In addition, the Board determined that the Chair of the Nominating Committee will discharge the duties of the Chair of the Board in the event that the Chair is unavailable or unable to act.

Risk Oversight

The Boards of Directors of the Company and the Bank oversee the risk profile of the Company and the Bank and management’s process for assessing and managing risks, both as a whole as well as through the Boards’ committees. The Boards have two primary methods for overseeing risk. The first method is oversight by each Board as a whole and the second method is through the Enterprise Risk Committee, Credit Committee and ALCO Committee of the Boards of the Company and the Bank. The Enterprise Risk Committee is primarily focused on assisting the Boards in discharging their oversight duties with respect to risk management activities, including the establishment of the Company’s enterprise risk management framework and associated policies and practices. The Credit

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CORPORATE GOVERNANCE MATTERS

Committee is mainly focused on assisting the Boards in their monitoring and oversight of credit processes and asset quality, and compliance with applicable regulatory requirements. The ALCO Committee assists the Boards in their monitoring and oversight of asset and liability strategies, liquidity and capital management and compliance with related regulatory requirements. In accordance with its charter, the Enterprise Risk Committee is responsible for ensuring that the Company has in place an appropriate enterprise-wide framework and processes to identify, prioritize, measure and monitor significant risks, including, without limitation, operational, technology, information security, compliance, legal, reputational, strategic, credit, interest rate and liquidity risks, with the management of credit risk and interest rate risk primarily being overseen by the Credit Committee and ALCO Committee, respectively.

During 2017, the Enterprise Risk Committee, Credit Committee, ALCO Committee and the full Board received reports from executive management and employees who oversee day-to-day risk management duties on the most critical strategic issues and risks facing the Company. The Boards, Enterprise Risk Committee, Credit Committee and ALCO Committee also received reports from the Company’s Chief Risk Officer, Chief Compliance Officer, Chief Financial Officer, Chief Internal Audit Officer, the Company’s independent auditors, third-party advisors, and other executive management regarding compliance with applicable laws and regulations, risk-related policies, procedures and limits in order to ensure compliance by properly evaluating the effectiveness of the Company’s risk controls.

Cybersecurity risk is a key consideration in the operational risk management capabilities at the Company. Under the direction of its Chief Information Security Officer, the Company maintains a formal information security management program, which is subject to oversight by, and reporting to, the Enterprise Risk Committee. Given the nature of the Company’s operations and business, including the Company’s reliance on relationships with various third-party providers in the delivery of financial services, cybersecurity risk may manifest itself through various business activities and channels, and it is thus considered an enterprise-wide risk which is subject to control and monitoring at various levels of management throughout the business. The Enterprise Risk Committee oversees and reviews reports on significant matters of corporate security, including cybersecurity. The Company also maintains specific cyber insurance through its corporate insurance program, the adequacy of which is subject to review and oversight by the Enterprise Risk Committee as well.

Each of the Company and Bank Boards receives regular reports from the chairs of the Enterprise Risk Committee, Credit Committee and ALCO Committee regarding the committees’ considerations and actions. The Enterprise Risk Committee, Credit Committee and ALCO Committee may address risks directly with management, or, where appropriate, may elevate a risk for consideration by the full Boards, respectively. In addition to these committees, the other Board committees monitor risk aspects relevant to their respective areas of responsibility through direct interactions with management.

Board Composition and Meetings

During 2017, each director attended at least 75 percent of the aggregate of the total number of meetings of the Company’s Board of Directors held during the portion of the year he or she was a director and the total number of meetings held by all Board committees on which he or she served during the periods he or she served, other than former director Eric L. Holoman, who declined to stand for re-election and resigned as a director effective at the conclusion of the 2017 annual meeting of stockholders.

The Board of Directors generally requests that directors attend the Company’s annual meeting of stockholders although not required and that the Board Chair attends the Meeting and, if the Chair is not an independent director, the Board generally requests that an independent (non-employee) director attend the Meeting to represent such directors. The 2017 annual meeting of stockholders was attended by six of the seven directors serving at that time as well as the three directors whose appointments were effective at the conclusion of that meeting.

The current composition of the Company Board is reflected below. All members of the Company Board also currently serve as directors of the Bank, each for a one-year term.

Robert D. Sznewajs, Chair

Halle J. Benett	Jeffrey Karish

Douglas H. Bowers	Richard J. Lashley

Mary A. Curran	Jonah F. Schnel

Bonnie G. Hill	W. Kirk Wycoff

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CORPORATE GOVERNANCE MATTERS

Regular meetings of the Company’s Board of Directors were held on a quarterly basis during 2017, with additional (special) meetings held as needed, which also provided for executive sessions of directors without the presence of management. Likewise, separate sessions of only independent directors were held when required or determined by the independent directors to be necessary. Meetings held during the fiscal year ended December 31, 2017, as well as actions taken in the form of a Unanimous Written Consent by the Company’s Board of Directors in lieu of holding a special meeting is set forth below.

Company Board Meetings and Actions	Total
Regular Meetings	4
Special Meetings	32
Actions by Unanimous Written Consent	5
Annual Total	41

Committee Composition of the Board of Directors and Meeting Attendance

The Board of Directors of the Company currently has six standing committees. Since all current members of the Company Board also serve as directors of the Bank, each of these committees is a joint committee of the Boards of Directors of the Company and the Bank. The Nominating Committee is responsible for evaluating the structure, composition and duties of each Board committee and recommending any changes to the Board.

In January 2017, the Board separated the compensation, nominating and governance functions into two committees, the Compensation Committee and the Nominating Committee. Shortly thereafter, further changes were made to the composition and structure of the Board’s committees including the elimination of the Strategic Committee as well as the Executive Committee in order to facilitate greater participation by all members of the Board in a full range of Company matters.

Additionally and at the recommendation of the Nominating Committee, the Board changed the name of the Compensation Committee to the Compensation and Human Capital Committee wherein oversight of the talent planning and executive recruiting processes was added to the committee’s responsibilities under its charter. At that same time and due to the increasing responsibilities of the Enterprise Risk Committee, the ALCO Committee and Credit Committee were formed and consequently, the duties of the Enterprise Risk Committee were trifurcated among the Enterprise Risk Committee, the ALCO Committee and the Credit Committee, respectively. The table below reflects the current composition of the Board committees.

	Audit	ALCO	Compensation and Human Capital	Credit	Enterprise Risk	Nominating and Corporate Governance
Meetings Held in 2017	20	2	22	2	9	22
Actions by Unanimous Written Consent in 2017	1	—	—	—	—	—

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CORPORATE GOVERNANCE MATTERS

Role and Composition of the Audit Committee

The following table reflects further information regarding the principal roles and responsibilities of the Audit Committee. For a more comprehensive description, please refer to the Audit Committee charter, which is publicly available under the “About Us” section on the Company’s website at www.bancofcal.com by selecting Investor Relations/Governance Documents. The Audit Committee’s Report is included on page 91 of this proxy statement.

Name, Composition and Board Determinations	Responsibilities	Required Meeting Frequency

Audit Committee

Richard J. Lashley, Chair

Halle J. Benett

Jeffery Karish

Robert D. Sznewajs

After review of each individual’s employment experience and other relevant factors, the Board has determined that each member has met the independence and financial literacy requirements set forth in the NYSE Listed Company Manual as well as the regulations of the Federal Deposit Insurance Corporation, and any additional requirements specific to audit committee membership. Further, the Board has affirmatively determined that each member of the Audit Committee is financially literate and at least one member is designated as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

◾      Hiring,terminating and/or reappointing the Company’s independent registered public accounting firm.

◾      Monitoring and oversight of the qualifications, independence and performance of the Company’s internal auditors and independent registered public accounting firm.

◾     Approving non-audit and audit services to be performed by the independent registered public accounting firm.

◾     Reviewing the annual audit report prepared by the Company’s independent registered public accounting firm.

◾     Monitoring and oversight of the integrity of the Company’s financial statements and financial accounting practices.

◾     Monitoring and oversight of the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.

◾     Monitoring and oversight of the effectiveness of the Company’s internal control over financial reporting and compliance with legal and regulatory requirements.

Not less than four times annually. May convene additional meetings from time to time as necessary or appropriate.

◾      Reviewing and assessing the adequacy of the Audit Committee charter on an annual basis.

Based on the recommendations of the Nominating Committee, the Board has determined that Messrs. Lashley, Benett and Sznewajs each qualify as an “audit committee financial expert,” as defined in Item 407(d)(5) of Securities and Exchange Commission Regulation S-K, and that each member of the committee meets the independence and financial literacy requirements for audit committee membership under the NYSE Listed Company Manual.

The Board made qualitative assessments of the levels of knowledge and experience of Messrs. Lashley, Benett and Sznewajs based on a variety of factors.

In the case of Mr. Lashley, the Board considered his extensive experience in providing professional accounting and advisory services, as well as his service on numerous bank boards and audit committees and his experience at PL Capital managing investments in the banking industry for more than 20 years. Mr. Lashley is a certified public accountant (status inactive).

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CORPORATE GOVERNANCE MATTERS

Name, Composition and Board Determinations	Responsibilities	Required Meeting Frequency

In the case of Mr. Benett, the Board considered his approximately 23 years of experience working as an investment banker with financial services companies, through which he has acquired a broad and deep knowledge of financial, accounting and audit-related matters and extensive experience analyzing and evaluating financial statements.

In the case of Mr. Sznewajs, the Board considered his formal education, extensive finance background, expertise in the areas of management, operations and technology, consumer and commercial banking, sales and marketing, investment portfolios and regulatory matters in addition to mergers and acquisitions. With more than 39 years in banking, Mr. Sznewajs has held a variety of executive level positions in financial services organizations across the United States in community and large banks and was the Chief Executive Officer of a publicly held bank holding company. Mr. Sznewajs is a certified public accountant (status inactive).

Role and Composition of the Compensation and Human Capital Committee

The following table reflects further information regarding the principal roles and responsibilities of the Compensation Committee. For a more comprehensive description, please refer to the Compensation Committee’s charter, which is publicly available under the “About Us” section on the Company’s website at www.bancofcal.com by selecting Investor Relations/Governance Documents. The Compensation Committee’s Report is included on page 74 of this proxy statement.

Name, Composition and Board Determinations	Responsibilities	Required Meeting Frequency

Compensation and Human Capital Committee

Jeffrey Karish, Chair

Bonnie G. Hill

Robert D. Sznewajs

W. Kirk Wycoff

After review of each member’s experience and other relevant factors, the Board has determined that:

◾  each member is independent, as defined in the NYSE Listed Company Manual, including the additional independence requirements specific to the Compensation Committee membership set forth in the NYSE Listed Company Manual;

◾  at least two members are “non-employee directors” as defined in Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended;

◾  all members are “outside directors” as defined for purposes of Section 162(m) and the regulations thereunder; and

◾  Reviewing and approving director and officer compensation plans, policies and programs.

◾  Determining, or recommending to the Board for its determination, the compensation of the Company’s Chief Executive Officer and other executive officers of the Company, as well as all other officers with total compensation of $1,000,000 or more.

◾  Making recommendations to the Board as to the appropriate level of compensation and the suitable mix of cash and equity compensation for directors.

◾  Reviewing and recommending to the Board for approval, subject as necessary or appropriate to stockholder approval, stock option plans and other equity based compensation plans that permit payment in or based upon the Company’s stock.

◾  Administering the Company’s stock option plans and other equity based compensation plans that permit payment in or based upon the Company’s stock.

Not less than two times annually. May convene additional meetings from time to time as necessary or appropriate.

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CORPORATE GOVERNANCE MATTERS

Name, Composition and Board Determinations	Responsibilities	Required Meeting Frequency
◾ each member meets the considerations specifically relevant to independence from management in connection with performing their duties relating to compensation as defined under the charter.

◾  Overseeing the talent planning and executive recruiting processes.

◾  Produce a report on executive compensation for inclusion in the Company’s annual proxy statement and/or annual report on Form 10-K.

The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee as it relates to compensation, other than the ability of the committee to form and delegate authority to subcommittees when appropriate. This includes the delegation of approval of award grants and other transactions and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Committee who are (i) “non-employee directors” as defined in Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934, as amended; and/or (ii) “outside directors” as defined for purposes of Section 162(m). For information about the role of the Chief Executive Officer with respect to the Compensation Committee see Compensation Discussion and Analysis—Role of the Chief Executive Officer and Interim Chief Executive Officer. None of the Company’s executive officers, including the Chief Executive Officer, has any role in determining the amount of director compensation. Director compensation is determined by the full Board after considering the recommendations of the Compensation Committee.

Additionally, the charter of the Compensation Committee authorizes the committee to select and retain compensation consultants, legal counsel or other advisors to advise the committee in carrying out its duties. See Director Compensation—Overview and —Previous Director Compensation Arrangements in Effect During 2017. See also Compensation Discussion and Analysis—Role of Compensation Consultants.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. No executive officer has served as a member of the Compensation Committee (or other board committee performing equivalent functions) or as a director of any other entity that has an executive officer serving as a member of the Compensation Committee or the Company’s Board of Directors.

For information regarding certain transactions to which the Company is a party in which Mr. Wycoff who is a member of the Compensation Committee, has or may have a direct or indirect material interest. See Transactions with Related Persons.

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CORPORATE GOVERNANCE MATTERS

Role and Composition of the Nominating and Corporate Governance Committee

The following table reflects further information regarding the principal roles and responsibilities of the Nominating Committee. For a more comprehensive description, please refer to the Nominating Committee’s charter, which is publicly available under the “About Us” section on the Company’s website at www.bancofcal.com by selecting Investor Relations/Governance Documents.

Name, Composition and Board Determinations	Responsibilities	Required Meeting Frequency

Nominating and Corporate Governance Committee

Halle J. Benett, Chair

Bonnie G. Hill

Richard J. Lashley

Jonah F. Schnel

After review of each member’s experience and other relevant factors, the Board has determined that each member is independent, as defined under the NYSE Listed Company Manual.

◾  Nominating

—    Annually assess the independence of the Board members.

—    Identifying, screening and recommending to the Board candidates for membership on the Board, including director nominees proposed by stockholders, in accordance with the Company’s bylaws and applicable law. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations. Final approval of any candidate shall be determined by the full Board.

—    Activelyseek individuals qualified to become Board members for recommendation to the Board for appointment or nomination for election as directors.

—    Asset forth in the Company’s Corporate Governance Guidelines, the following are the minimum requirements for Board membership: (a) the director must possess a breadth and depth of management, business, governmental, nonprofit or professional experience, preferably in a leadership or policymaking role, that indicates the ability to make a meaningful contribution to the Board’s discussion of and decision making on the array of complex issues which the Company faces and expects to face in the future; (b) the director must possess sufficient financial literacy or other professional business experience relevant to an understanding of the Company and its business that will enable such individual to provide effective oversight as a director; (c) the director must possess the ability to think and act independently, as well as the ability to work constructively in a collegial environment; (d) the director must demonstrate behavior that indicates that he or she is committed to the highest ethical standards; (e) the director must possess the ability to devote sufficient time and energy to the performance of his or her duties as a director; and (f) the director may not simultaneously serve on the board of directors or equivalent body of an organization that the Board reasonably determines (i) is a

Not less than two times annually. May convene additional meetings from time to time as necessary or appropriate.

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CORPORATE GOVERNANCE MATTERS

Name, Composition and Board Determinations	Responsibilities	Required Meeting Frequency

significant competitor or potential significant competitor of the Company or of a key vendor of the Company; or (ii) would otherwise benefit from access to the Company’s intellectual property, strategic or other confidential or proprietary information. It is also desired that individual directors possess special skills, expertise and background that would complement the attributes of the other directors and promote diversity and the collective ability of the Board to function effectively; and While the Board does not have a specific diversity policy, as stated above our Corporate Governance Guidelines provide that the Nominating Committee should seek to promote diversity on the Board and the committee considers age, gender, race, ethnicity and cultural background when considering and recommending candidates to the Board.

◾  Corporate Governance

—    Developing and recommending to the Board a set of corporate governance guidelines and other policies and guidelines which the committee determines necessary and appropriate for adoption by the Company.

—    Reviewingand approving any insider or related party transactions (as defined in Item 404 of Regulation S-K), in accordance with the Company’s Related Party Transaction Policy.

—    Leadingthe Board in its annual review of the Board’s performance, and the performance of various Committees of the Board.

—    Recommendingto the Board the membership of each Board committee.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board or any specific director, including any committee of the Board, or with the chair of any committee, may do so by writing to the address below and the attention of the Corporate Secretary who will then sort the Board correspondence to ensure that the appropriate director(s) receive the communications as applicable.

Banc of California, Inc.

Attn: Corporate Secretary

3 MacArthur Place

Santa Ana, California 92707

Annual Proxy Statement	2018	Page	29

DIRECTOR COMPENSATION

Overview

The Compensation Committee is responsible for the periodic review of compensation paid to non-employee directors and recommending changes to the Board, when the Compensation Committee deems appropriate. As indicated below under Employee Directors, directors who are also employees of the Company and/or the Bank receive no compensation for their service as directors.

The existing elements of the Company’s director compensation program are a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Boards of the Company or its subsidiaries. In determining the components of non-employee director compensation, the Compensation Committee considers the significant amount of time directors expend to fulfill their duties, the skill level required of Board members and the nature of the Company’s business objectives.

In conjunction with the Board refresh and governance overhaul that took place at the beginning of 2017 and the restructuring of the Board’s various committees in June 2017, the Board, upon the recommendations of the Compensation Committee modified several components of the Company’s previous director compensation programs during 2017. In making its recommendations, the Compensation Committee considered various business objectives of the Company and the Bank for 2017, reallocation of responsibilities among the Board’s committees, and reviewed director compensation programs of several of the Company’s peers. Under the guidance of a compensation consultant, Pearl Meyer and Partners (Pearl Meyer), and consideration of compensation data provided by Equilar, Inc. (Equilar), both of whom were engaged by the Compensation Committee, the Compensation Committee recommended revising the Company’s director compensation program effective February 7, 2017, and again effective July 11, 2017 following the joint Organizational Meeting of the Boards of the Company and the Bank. These recommended modifications, which were approved by the Board, resulted in a $25 thousand reduction in the annual retainer for each director in 2017, and a reduction of the amounts payable to certain committee chairs and committee members. The components of the director compensation programs in effect from January 1, 2017 through December 31, 2017 are each summarized in the tables below.

Current Components of Director Compensation, Effective July 11, 2017

As discussed above, the composition of the Boards of the Company and the Bank changed considerably during 2017. These changes included:

◾	resignation of the former Board Chair;

◾	retirement of the Lead Independent Director and Vice Chair; and

◾	resignation of another director who opted not to stand for re-election.

As a result of these departures, the Boards of the Company and the Bank appointed:

◾	four independent directors; and

◾	one non-independent, employee director (the new President and Chief Executive Officer of the Company and the Bank, Mr. Bowers).

These changes to the Board’s membership also required substantial changes to the composition of the Boards’ committees. Accordingly, the Compensation Committee reassessed the components of the director compensation program to (i) include the new ALCO Committee and new Credit Committee of the Company and Bank Boards; (ii) decrease the additional compensation paid to the directors serving on the Audit Committee; and (iii) decrease the additional compensation paid to directors serving on the Enterprise Risk Committee as a result of the trifurcation of duties among the Enterprise Risk Committee, the new ALCO Committee and the new Credit Committee which were previously overseen by the Enterprise Risk Committees of the Company and the Bank.

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DIRECTOR COMPENSATION

On July 11, 2017, the Compensation Committee recommended, and the Board adopted, the changes to the director compensation program which appear in the chart below, effective immediately. We do not provide non-equity incentive plan awards, deferred compensation or retirement plans for non-employee directors.

Schedule of Current Director Fees, Effective July 11, 2017
Compensation Element	Cash (1)	Equity (2)
Annual Retainer	$87,500	$87,500
	Additional Compensation
Chair of the Board	$43,750	$43,750
Committee Chair
Audit	$10,000	$10,000
ALCO	$7,500	$7,500
Compensation and Human Capital	$7,500	$7,500
Credit	$7,500	$7,500
Enterprise Risk	$7,500	$7,500
Nominating and Corporate Governance	$7,500	$7,500
Non-Chair Committee Member
Audit	$5,000	$5,000
ALCO	$3,750	$3,750
Compensation and Human Capital	$3,750	$3,750
Credit	$3,750	$3,750
Enterprise Risk	$3,750	$3,750
Nominating and Corporate Governance	$3,750	$3,750

(1)

Cash compensation is payable in equal monthly installments, up to the maximum amount of the specified annual retainer; provided, however, that no monthly cash retainer will be paid after any termination of service; provided further, that with respect to any amounts not paid as a result of a period less than 12 months having elapsed since the previous annual meeting of stockholders, any such unpaid amount will become due and payable upon the subsequent annual meeting of stockholders. Additionally, cash compensation is paid for the entire month of service if one day is served by a director during that month with the exception of committee composition reassignments; the daily rate for service on any assigned committee(s) apply until the effective date of the change to their respective committee assignments.

(2)

Equity awards are currently payable in the form of restricted stock units that will fully vest on the one year anniversary of the grant date, subject to acceleration upon a Change of Control or qualifying termination of service.

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DIRECTOR COMPENSATION

Previous Director Compensation Arrangements in Effect During 2017

Director Compensation from January 1, 2017 through February 6, 2017. As approved by the Boards of the Company and the Bank effective July 1, 2016, the table below summarizes the schedule of fees for non-employee directors for their service on the Boards of the Company and the Bank from January 1, 2017 through February 6, 2017.

Schedule of Director Fees from July 1, 2016 to February 6, 2017
Compensation Element	Company	Bank
Annual Retainer	$100,000 in restricted shares (1)	$100,000 in cash (2)
Additional Compensation
Committee Chair Fees	$20,000 in restricted shares (1)	$20,000 in cash (2)
Committee Vice Chair Fees (other than the Lead Independent Director)	$10,000 in restricted shares (1)	$10,000 in cash (2)
Lead Independent Director Fees	$25,000 in restricted shares (1)	$25,000 in cash (2)
Vice Chair of the Board	$25,000 in restricted shares (1)	$25,000 in cash (2)

(1)

Restricted shares were granted and vest in equal annual installments over a five year period, subject to acceleration upon a Change of Control or qualifying termination of service, commencing on the first anniversary of the date of grant and continuing on each anniversary thereafter until fully vested.

(2)

Cash compensation was payable in monthly installments equal to 1/12th of the specified annual retainer amount, up to the maximum amount of the specified annual retainer; provided, however, that no monthly cash retainer could be paid after any termination of service; provided further, however, that any amounts not paid as a result of a period of less than 12 months having elapsed since the previous Annual Meeting of Stockholders became due and payable upon such subsequent Annual Meeting of Stockholders.

Director Compensation from February 7, 2017 through July 10, 2017. In connection with the Board refresh and governance overhaul that took place in the first quarter of 2017, the newly formed Compensation Committee conducted a more extensive review of the Company’s director compensation program. The Compensation Committee utilized the resources provided by Equilar, including their annual reports on compensation, disclosure and governance trends, in conjunction with consultations with Pearl Meyer, to assess the Company’s overall director compensation program. In doing so, the Compensation Committee considered several factors, including renewed objectives of the Company and the Bank in the areas of corporate governance, stockholder relations and retail and commercial banking. With the assistance of Pearl Meyer and Equilar, the Compensation Committee recommended that the Boards change the director compensation program by decreasing overall director compensation. The changes recommended by the Compensation Committee were approved by the Boards on February 7, 2017, and went into effect immediately.

The schedule below summarizes the components of fees paid to non-employee directors for their service on both the Company Board and the Bank Board from February 7, 2017 through July 10, 2017. See Corporate Governance Matters—Board Composition and Meetings for the existing composition of the Company Board and the Bank Board.

Schedule of Director Fees from February 7, 2017 to July 10, 2017
Compensation Element	Cash (1)	Equity (2)
Annual Retainer	$87,500	$87,500
	Additional Compensation
Chair of the Board	$43,750	$43,750
Committee Chair
Audit	$15,000	$15,000
Company Enterprise Risk (3)	$10,000	$10,000
Compensation	$7,500	$7,500
Nominating and Corporate Governance	$7,500	$7,500
Non-Chair Committee Member
Audit	$5,000	$5,000
Company Enterprise Risk (3)	$5,000	$5,000
Compensation	$3,750	$3,750
Nominating and Corporate Governance	$3,750	$3,750

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DIRECTOR COMPENSATION

(1)

Cash compensation was payable in equal monthly installments, up to the maximum amount of the specified annual retainer; provided, however, that no monthly cash retainer could be paid after any termination of service; provided further, that with respect to any amounts not paid as a result of a period less than 12 months having elapsed since the previous annual meeting of stockholders, any such unpaid amount will become due and payable upon the subsequent annual meeting of stockholders.

(2)	Equity awards will fully vest on the one year anniversary of the grant date, subject to acceleration upon a Change of Control or qualifying termination of service.

(3)

Fee was only payable to directors serving on the Company’s Enterprise Risk Committee, and not to directors serving on the Bank’s Enterprise Risk Committee, prior to the consolidation of these committees into a joint committee effective in June 2017.

Employee Directors

Directors who were also employees of the Company or the Bank during 2017 received no compensation for their service as directors. Mr. Bowers, the Company’s President and Chief Executive Officer served on the Boards of each of the Company and the Bank.

As of the date of this proxy statement, eight out of the nine directors of the Company are independent and are not employees of the Company or the Bank. The one employee director who is non-independent is Mr. Bowers, who was appointed to serve as the Company’s and the Bank’s President and Chief Executive Officer and as a director of the Bank, effective May 8, 2017, and as a director of the Company, effective June 9, 2017. Per his employment agreement, Mr. Bowers does not receive compensation for his Board service. See Employment Agreements for more detail regarding Mr. Bowers’ employment agreement.

Annual Proxy Statement	2018	Page	33

DIRECTOR COMPENSATION

2017 Summary Table of Director Compensation

The following table provides information regarding 2017 compensation paid to the non-employee directors of the Company and the Bank. Information regarding executive compensation paid to Mr. Bowers in 2017 is reflected in the Summary Compensation Table on page 75 of this proxy statement.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Current Non-Employee Directors
Benett	$136,555	$103,750	$7,919	$248,224
Curran	$56,955	$98,750	—	$155,705
Hill	$55,396	$95,000	—	$150,396
Karish (6)	$133,430	$100,000	$8,464	$241,894
Lashley	$87,937	$105,000	—	$192,937
Schnel	$134,147	$102,500	$10,986	$247,633
Sznewajs	$172,904	$140,000	$8,737	$321,641
Wycoff	$84,922	$98,750	—	$183,672
Former Non-Employee Directors
Brownstein	$24,167	$372,146(7)	$2,986	$399,299
Holoman	$64,335	$397,703(7)	$4,668	$466,707

(1)

The amounts reported in this table represent amounts paid to each non-employee director for their service on the Company Board, Bank Board and all applicable committee assignments for each director during the fiscal year ended December 31, 2017. For those directors that either resigned from or were appointed to the Board in 2017, the amounts reported are for service during the following periods:

◾	for Mr. Brownstein, service from January 1, 2017 to February 7, 2017;

◾	for Messrs. Lashley and Wycoff, service from February 16, 2017 to December 31, 2017;

◾	for Ms. Curran and Dr. Hill, service from June 9, 2017 to December 31, 2017; and

◾	for Mr. Holoman, service from January 1, 2017 to June 9, 2017.

(2)

Amount also reflects additional fees paid to the independent directors who served on the Special Committee of the Company Board established on October 27, 2016. Messrs. Benett, Karish, Schnel and Sznewajs each received a one-time additional fee in 2017 in the amount of $30,000 and Mr. Holoman received a one-time additional fee in 2017 in the amount of $15,000 based upon the recommendation and approval of the independent, non-Special Committee members of the Company Board.

(3)

Represents the grant date fair value, determined in accordance with ASC Topic 718, of restricted stock units (RSUs) issued on July 14, 2017 to each of our current non-employee directors. These include (a) RSUs granted for service on Board committees, as applicable; and (b) RSUs for the equity portion of the annual retainer.

The assumptions used in the fair value calculations are included in Note 16 to the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the years ended December 31, 2017, filed with the Securities and Exchange Commission on February 28, 2018. The grant date fair value is calculated using the closing market price of the Company’s voting common stock on the business day preceding the grant date, which is then recognized as an expense, subject to market value changes, over the scheduled vesting period of the award.

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DIRECTOR COMPENSATION

(4)

The following table presents: (a) the aggregate number of RSUs granted to each current non-employee director during 2017, the grant date fair values of which are reflected in the table above; (b) the number of RSAs that were accelerated in vesting for each of Messrs. Brownstein and Holoman in connection with their respective departures from the Board; (c) the aggregate number of outstanding unvested RSAs and RSUs held by the current non-employee directors at December 31, 2017; and (d) the aggregate number of outstanding options (both vested and unvested) held by the current non-employee directors at December 31, 2017. The RSUs granted to the current non-employee directors during 2017 are scheduled to vest in full on July 1, 2018. Other than the RSAs that were accelerated for Messrs. Brownstein and Holoman, all other awards listed below generally vest in substantially equal annual installments over a period of five years beginning on the first anniversary of the grant date.

Awards Reflected in the Table Above			Aggregate Awards Outstanding as of December 31, 2017
Name	Number of Unvested RSUs	Number of Vested Shares of RSAs	Aggregate Number of Unvested RSAs and RSUs Outstanding	Aggregate Number of Options Outstanding
Current Non-Employee Directors
Benett	4,988	—	17,085	7,452
Curran	4,748	—	4,748	—
Hill	4,568	—	4,568	—
Karish	4,808	—	17,707	7,452
Lashley	5,049	—	5,049	—
Schnel	4,928	—	21,515	7,452
Sznewajs	6,731	—	20,071	7,452
Wycoff	4,748	—	4,748	—
Former Non-Employee Directors
Brownstein	—	22,972(a)	—	—
Holoman	—	17,955(a)	—	—

(a) Represents previously unvested restricted stock awards (RSAs) that were accelerated upon Mr. Brownstein’s retirement in February 2017 and the expiration of Mr. Holoman’s term as a director at the conclusion of the Company’s 2017 annual meeting of stockholders. See note 7 below.

(5)	Amount reflects cash dividend equivalents paid during 2017 on unvested shares of restricted stock awards.

(6)

Mr. Karish has decided not to stand for re-election as a director of the Company at the Annual Meeting or as a director of the Bank at the 2018 annual meeting of the sole stockholder of the Bank. Mr. Karish will continue to serve as a director of the Company and the Bank until the expiration of his current terms effective at the conclusion of the Annual Meeting.

Annual Proxy Statement	2018	Page	35

DIRECTOR COMPENSATION

(7)

For Messrs. Brownstein and Holoman, the amount reported represents the incremental fair value of previously unvested RSAs that were accelerated in connection with Mr. Brownstein’s retirement and the expiration of Mr. Holoman’s term as a director. In addition to the accelerated RSAs, 5,598 unvested stock options held by each of Messrs. Brownstein and Holoman accelerated and became fully vested upon their respective departures from the Board, per the terms of their respective stock option agreements. Both Messrs. Brownstein and Holoman exercised their outstanding stock options in full during 2017, and, as of December 31, 2017, did not have any outstanding stock options. The following table sets forth each accelerated RSA and the incremental fair value of the accelerated RSA, calculated in accordance with ASC Topic 718, on the date of acceleration:

Name	Initial Grant Date	Unvested RSAs (#)	Incremental Fair Value on Date of Acceleration
Brownstein(a)	7/1/2014	2,478	$40,144
	7/1/2014	3,855	$62,451
	7/1/2015	2,619	$42,428
	7/1/2015	4,073	$65,983
	7/1/2016	5,525	$89,505
	7/1/2016	553	$8,959
	7/1/2016	1,105	$17,901
	7/1/2016	1,382	$22,388
	7/1/2016	1,382	$22,388
		22,972	$372,146
Holoman(b)	7/1/2014	3,028	$67,070
	7/1/2014	2,478	$54,888
	7/1/2015	3,200	$70,880
	7/1/2015	2,619	$58,011
	7/1/2016	1,105	$24,476
	7/1/2016	5,525	$122,379
		17,955	$397,703

(a) Incremental fair value of the RSAs accelerated for Mr. Brownstein is based on the closing price of the Company’s voting common stock on February 6, 2017 of $16.20 per share.

(b) Incremental fair value of the RSAs accelerated for Mr. Holoman is based on the closing price of the Company’s voting common stock on June 8, 2017 of $22.15 per share.

Expiration of Term of Jeffrey Karish

As previously reported, on March 8, 2018 Mr. Karish notified the Company of his decision not to stand for re-election at the Annual Meeting and instead would allow his term to expire. The Compensation Committee has elected to accelerate the vesting of all of Mr. Karish’s previously issued, but unvested equity awards, effective May 31, 2018, the date of the Annual Meeting. The accelerated awards are each listed in the table below:

Karish Awards Accelerated in Vesting on May 31, 2018
Award Type	Number of Shares of Restricted Stock or Number of Shares Underlying Options	Exercise Price
RSA	12,899	N/A
RSU	4,808	N/A
Option	736	$10.90
Option	3,372	$13.75

Page	36	Annual Proxy Statement	2018

EXECUTIVE OFFICERS

Designation of Executive Officers

The Board periodically evaluates the persons who are designated as executive officers of the Company. The Company’s executive officers include its Chief Executive Officer and Chief Financial Officer as well as other individuals whom the Board determined perform a policy-making function or are in charge of a principal business unit, division or function. These executive officers, all of whom are subject to reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and are listed below and are referred to herein as “executive officers.”

Douglas H. Bowers, President and Chief Executive Officer

John A. Bogler Chief Financial Officer Hugh F. Boyle Chief Risk Officer Rita H. Dailey Head of Deposits and Treasury Management Kris A. Gagnon Chief Credit Officer	John C. Grosvenor General Counsel and Corporate Secretary (1)
Jason M. Pendergist Head of Real Estate Banking
Angelee J. Harris General Counsel, effective May 15, 2018

(1)

Effective May 15, 2018, Mr. Grosvenor will retire from his role as General Counsel and Corporate Secretary. Following his retirement, Mr. Grosvenor will remain employed by the Company as General Counsel Emeritus but will no longer be considered an executive officer. Concurrently with Mr. Grosvenor’s retirement, Ms. Harris will assume the role of General Counsel and Rachel L. Fisher will assume the role of Corporate Secretary.

In addition to the Chief Executive Officer and Chief Financial Officer, the executive officers are appointed by, and serve at the discretion of the Board, subject to applicable employment agreements.

Annual Proxy Statement	2018	Page	37

EXECUTIVE OFFICERS

Executive Officer Biographies

Douglas H. Bowers President and Chief Executive Officer Age: 60	John A. Bogler Chief Financial Officer Age: 52
See Proposal I—Election of Directors for Mr. Bowers’ biography.

Mr. Bogler was appointed Chief Financial Officer of the Company and the Bank effective September 5, 2017, and brings nearly 30 years of experience and a deep set of experiences across accounting, finance, treasury and capital markets functions. Previously, Mr. Bogler served as the Chief Financial Officer at each of Sabal Financial Group, L.P., Sabal Capital Partners, LLC and Sabal Investment Advisors, LLC from 2014 until joining the Company and the Bank in 2017. Mr. Bogler is a founder of Sabal Capital Partners and Sabal Investment Advisors and previously served on the board of Sabal Capital Partners. His responsibilities across the Sabal companies included developing and implementing the corporate support functions, oversight of all financial functions and developing and implementing strategic initiatives for each company. From 2012 until its sale to PacWest Bancorp in 2014, Mr. Bogler served as Executive Vice President and Chief Financial Officer of CapitalSource Inc. (NYSE: CSE), the holding company for CapitalSource Bank, after having served as Executive Vice President and Chief Financial Officer of CapitalSource Bank from 2008 to 2011. Mr. Bogler holds a Bachelor’s degree in Accounting from Missouri State University. Mr. Bogler is a CPA and holds the Chartered Financial Analyst designation.

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EXECUTIVE OFFICERS

Hugh F. Boyle Chief Risk Officer Age: 58	Rita H. Dailey Head of Deposits and Treasury Management Age: 57

Mr. Boyle was appointed Executive Vice President and Chief Risk Officer of the Company and the Bank, effective September 30, 2013, and served as Interim Chief Executive Officer of the Company and Interim Chief Executive Officer and President of the Bank from January 23, 2017 until the appointment of Mr. Bowers in May 2017. Prior to joining the Company, Mr. Boyle served as Chief Risk Officer for Flagstar Bank from 2012 to 2013 and as Chief Risk Officer (Caribbean Region) of Canadian Imperial Bank of Commerce from 2009 to 2012. Mr. Boyle has over 30 years of enterprise risk management and credit, capital markets, and investment banking experience, as well as deep consumer and commercial banking and residential mortgage lending experience in both domestic and international markets. Mr. Boyle’s investment banking background includes 16 years in credit risk at Goldman Sachs and Lehman Brothers where he worked closely with financial institutions globally supporting their debt and equity capital market transactions, trading, M&A and strategic and credit rating advisory work. Mr. Boyle has senior executive experience managing risk and credit at CIBC First Caribbean International Bank and Washington Mutual. Mr. Boyle holds a Master’s degree and Bachelor of Science degree from Pennsylvania State University.

Ms. Dailey was appointed Executive Vice President, Deposits and Treasury Management in October 2017, and leads the Company’s deposit generation team and product strategies, with responsibility for deposits, specialty markets, treasury product sales and operations. Prior to joining the Company, Ms. Dailey served in several positions for MUFG Union Bank, N.A. from 1993 to 2016 including Managing Director of Investment Banking and Markets, Division Manager—Specialized Markets, Division Manager—Commercial Treasury Services, as well as senior positions in the areas of corporate and commercial lending and credit underwriting. Ms. Dailey current serves as a board member for South Coast Repertory Theater and previously served as a board member for Big Brothers/Big Sisters Los Angeles and the National Organization for Women Business Owners. Ms. Dailey holds a Bachelor’s degree in Economics from University of Notre Dame and a Master’s in Finance from University of California, Los Angeles.

Annual Proxy Statement	2018	Page	39

EXECUTIVE OFFICERS

Kris A. Gagnon Chief Credit Officer Age: 66	John C. Grosvenor General Counsel and Corporate Secretary Age: 68

Mr. Gagnon was appointed Chief Credit Officer on February 7, 2018. Mr. Gagnon has extensive banking experience including several years of commercial banking centered in key credit roles for numerous institutions, as well as extensive knowledge of the Southern California market as well as diversified business sectors and verticals. Mr. Gagnon’s expertise is centered on building and refining commercial credit policies, systems and administration. Prior to joining the Company and the Bank, Mr. Gagnon served as Chief Credit Officer at OneWest Bank/CIT Bank from 2011 to 2016 and brings considerable expertise as a top tier credit executive in commercial banking. He also held various senior leadership roles at Bank of America for 30 years, including serving as Enterprise Credit Risk Executive, Chief Risk Officer of the Global Corporate and Commercial Bank and as Chief Credit Officer for the Commercial Banking, ABL, Leasing and Global Treasury Services divisions. He holds a Bachelor’s degree from California State University—Fullerton.

Mr. Grosvenor was appointed Executive Vice President and General Counsel of the Company effective August 22, 2012 and appointed as the Corporate Secretary effective June 2, 2014. Prior to his employment with the Company, Mr. Grosvenor served as a partner at the law firm of Manatt, Phelps & Phillips, LLP from 2000 to 2012, where his clients included the Company. While in private practice, Mr. Grosvenor specialized in capital markets transactions, including public and private offerings of equity and debt securities, representing underwriters and issuers, including commercial banks, specialty finance companies, thrift institutions and equity and mortgage real estate investment trusts. In addition, Mr. Grosvenor has substantial experience in merger and acquisition transactions, particularly in the financial services industry, and advised frequently on regulatory aspects of transactions involving depository institutions. Mr. Grosvenor has also represented numerous boards of directors as corporate governance counsel. Mr. Grosvenor holds a Bachelor’s degree from University of California Los Angeles and a Juris Doctor from Loyola Law School, Master of Laws (in Taxation) from George Washington University National Law Center and is a member of the California and Washington D.C. bars.

Page	40	Annual Proxy Statement	2018

EXECUTIVE OFFICERS

Jason M. Pendergist Head of Real Estate Banking Age: 42	Angelee J. Harris General Counsel, effective May 15, 2018 Age: 48

Mr. Pendergist was appointed Executive Vice President, Head of Real Estate Banking on September 6, 2017. Prior to joining the Company, Mr. Pendergist served as Executive Vice President and Chief Lending Officer of Luther Burbank Savings from 2014 to 2015, and as President—Consumer & Commercial Banking in 2015 to 2017. He also spent more than twelve years at JP Morgan Chase serving in a variety of roles within the Commercial Term Lending business from 2002 to 2014. At JP Morgan Chase, Mr. Pendergist served as Senior Vice President overseeing the California market and later as Managing Director and Head of the Eastern Region. Mr. Pendergist currently serves as Vice-Chairman of Miracles for Kids, a nonprofit organization serving children with life-threatening illnesses and the families that care for them, and previously served as Chairman of the Commercial Real Estate Council for the American Bankers Association. Mr. Pendergist holds a Bachelor’s degree in communication and a Master’s degree in Finance from the University of Colorado, Boulder.

Ms. Angelee J. Harris has served as Executive Vice President, General Counsel Banking for the Company since 2013 and, effective May 15, 2018, will begin serving as General Counsel for the Company and the Bank. Ms. Harris is a highly credentialed corporate attorney with expertise in corporate securities, M&A and bank operations and a track record of success in managing in-house responsibilities of a publicly traded bank holding company. Ms. Harris was a partner and associate with the law firm of Manatt, Phelps & Phillips, LLP for more than 11 years where she represented public and private companies in connection with mergers and acquisitions, capital market transactions and corporate governance. Additionally, for a period of three years prior to its acquisition, Ms. Harris acted as Executive Vice President and General Counsel of the publicly traded company Placer Sierra Bancshares, the holding company of a commercial bank with more than $2 billion in assets. Ms. Harris has more than 14 years’ experience as a senior counselor and business partner and is adept at providing practical legal advice and identifying potential legal risks. Ms. Harris earned her Bachelor’s degree from Brigham Young University and her Juris Doctor from the University of Utah and is licensed to practice law in both California and Utah.

Annual Proxy Statement	2018	Page	41

TRANSACTIONS WITH RELATED PERSONS

General

The Company and the Bank may engage in transactions with the Company’s directors and executive officers, beneficial owners of more than five percent of the outstanding shares of the Company’s voting common stock and certain persons related to them. Except for loans by the Bank, which are governed by a separate policy, those transactions that constitute “related party” transactions under Item 404 of the Securities and Exchange Commission’s Regulation S-K are subject to the review, oversight and approval by a Board committee comprised solely of independent directors. In 2016 and prior years, the committee which approved such transactions was the then-acting Compensation, Nominating and Corporate Governance Committee.

In January 2017, our Board of Directors undertook certain actions to enhance corporate governance, which included separating the Compensation, Nominating and Corporate Governance Committee functions into two separate board committees, the Nominating and Corporate Governance Committee (previously defined as the Nominating Committee) focused on governance, including oversight responsibility for related party transactions and the Compensation and Human Capital Committee (previously defined as the Compensation Committee) on compensation. The Board also adopted a new, written Related Party Transaction Policy, which was further enhanced in February 2017 and was re-approved in March 2018, which restricts transactions with related parties to ensure such transactions meet more rigorous standards, and are in, or do not conflict with, the best interest of the Company or the Bank. Additionally, the Board adopted an Outside Business Activity Policy in February 2017, which was re-approved in November 2017, which tightens controls on outside business activities of officers and employees and requires non-employee directors to refrain from engaging in outside business activities that create an actual or apparent conflict of interest.

Related Party Transaction Policy
All related party transactions, as defined under the policy and other than certain pre-approved, routine transactions, must either be approved in advance or ratified by the following:

◾	the Nominating Committee; or

◾

a sub-committee of the Nominating Committee, none of the members of which have had any related party transaction (other than certain pre-approved related party transactions as defined under the policy, which include indemnification payments), during the current year or the two calendar years prior to their appointment to the sub-committee.

-

The subcommittee must approve the transaction if any members of the Nominating Committee have had any related party transactions (other than pre-approved related party transactions as defined under the policy), during the current year or either of the two preceding years.

-

The decisions of the sub-committee are subject to review and approval by the Nominating Committee, which coordinates its oversight of related party transactions with the Audit Committee through regular reports to the Audit Committee, including sessions with the Company’s independent auditors.

Related party transactions are broadly construed under the policy:

◾

to include any transaction in which a related party or a family member of a related party has a direct or indirect material interest, which is defined to include any interest having a value in excess of $100,000.

Related party transactions must meet more rigorous standards:

◾	The policy provides that in reviewing related party transactions, the Nominating Committee (or sub-committee) should consider the following factors:

-

Are the terms of the related party transaction arm’s length and no more favorable to the related party or the related party’s family member than terms generally available to an unaffiliated third party?

-	What is the financial risk to the Company of the related party transaction?

-	What is the reputational risk to the Company from public disclosure of the related party transaction?

-	Would participation in the related party transaction materially impair the ability of the related party to faithfully discharge his or her duties to the Company?

-	Is the related party transaction in (or not inconsistent with) the best interests of the Company and its stockholders?

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TRANSACTIONS WITH RELATED PERSONS

◾

The policy further provides that in reviewing proposed loans to related parties, their family members and any entity in which the related party or their family members have a material interest, the Nominating Committee (or sub-committee) should consider the following criteria:

-	Will the loan be made in the ordinary course of the Bank’s business?

-	Does the loan involve a material risk of collectability or other unfavorable features?

-	Loans to directors and certain officers must comply with Regulation O of the Board of Governors of the Federal Reserve System.

-	The loan must not violate the Sarbanes-Oxley Act of 2002 or any other applicable laws.

Outside Business Activity Policy. The Board recognizes that outside business activities may create conflicts of interest and may interfere with an individual’s responsibilities to the Company. The Outside Business Activity Policy is intended to control the participation of employees in outside activities in order to mitigate such risks. As in the past, the Company continues to encourage active participation on the part of directors, officers and employees in service clubs and organizations fostering the betterment of the community, and the active use of various social memberships in maintaining a proper image of the Company’s organization within the community. Under the policy:

◾	All officers and employees of the Company and its subsidiaries may not engage in outside business activities, as defined in the policy, without prior written permission;

◾

Directors shall refrain from engaging in outside business activities which create an actual or apparent conflict of interest between the director and the Company unless they receive a written waiver; and

◾	The policy is administered by the Nominating Committee.

Loans to Officers and Directors

The Bank has granted loans to certain executive officers and directors and their related interests. Excluding the loan amounts described in detail below, loans outstanding to executive officers and directors and their related interests amounted to $249 thousand at December 31, 2017 and 2016, all of which were performing in accordance with their respective terms as of those dates. These loans were made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with the Bank’s underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. The Bank has an Employee Loan Program which is available to all employees and offers executive officers, directors and principal stockholders that meet the eligibility requirements the opportunity to participate on the same terms as employees generally, provided that any loan to an executive officer, director or principal stockholder must be approved by the Bank’s Board of Directors. The sole benefit provided under the Employee Loan Program is a reduction in loan fees.

Deposits from executive officers, directors, and their related interests amounted to $2.2 million and $2.4 million at December 31, 2017 and 2016, respectively. There are certain deposits described below, which are not included in the foregoing amounts.

Transactions with Current Related Persons

The Company and the Bank have engaged in transactions described below with the Company’s directors, executive officers, and beneficial owners of more than 5 percent of the outstanding shares of the Company’s voting common stock and certain persons related to them.

Indemnification for Costs of Counsel in Connection with Special Committee Investigation, SEC Investigation and Related Matters. On November 3, 2016, in connection with an investigation by the Special Committee of the Company’s Board of Directors, the Company Board authorized and directed the Company to provide indemnification, advancement and/or reimbursement for the costs of separate independent counsel retained by any then-current officer or director, in their individual capacity, with respect to matters related to the investigation, and to advise them on their rights and obligations with respect to the investigation. At the direction of the Company Board, this indemnification, advancement and/or reimbursement is, to the extent applicable, subject to the indemnification agreement that each officer and director previously entered into with the Company, which includes an undertaking to

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TRANSACTIONS WITH RELATED PERSONS

repay any expenses advanced if it is ultimately determined that the officer or director was not entitled to indemnification under such agreements and applicable law. In addition, the Company is providing indemnification, advancement and/or reimbursement for costs related to (i) a formal order of investigation issued by the SEC on January 4, 2017 directed primarily at certain of the issues that the Special Committee reviewed and (ii) any related civil or administrative proceedings against the Company as well as officers currently or previously associated with the Company. During the years ended December 31, 2017 and 2016, the fees and expenses the fees and expenses paid by the Company included $501 thousand and $0, respectively, incurred by the Company’s General Counsel John Grosvenor. For indemnification costs paid for former executive officers or directors, see Transactions with Related Persons—Transactions with Former Related Persons.

Company’s Sale of Shares to and Purchase of Shares from SECT. As reported in a Schedule 13G filed with the SEC on February 13, 2017, Evercore Trust Company, as trustee of the SECT (which was later succeeded as trustee by Newport Trust Company, N.A.), beneficially owned 2,500,000 shares of the Company’s voting common stock as of December 31, 2016, which Evercore Trust Company stated represented more than 5 percent of the total number of shares of the Company’s voting common stock outstanding as of that date. These shares were sold by the Company to the SECT on August 3, 2016 when the Company originally established the SECT. On December 28, 2017, in order to effectuate the early termination of the SECT, the Company purchased the 2,500,000 shares of voting common stock held by the SECT, all as more fully described in Note 18 to the consolidated financial statements contained in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Sabal Loan. On September 5, 2017 John A. Bogler became the Chief Financial Officer of the Company and the Bank. Mr. Bogler is a founding member, and since 2015 and up until his employment with the Company, was a board member and Chief Financial Officer, of Sabal Capital Partners, LLC. Sabal Capital Partners, LLC is the sole owner of Sabal Opportunities Fund I, LLC, which in turn is the sole owner of Sabal TL1, LLC (together, Sabal). Mr. Bogler remains a material owner of Sabal. Effective June 26, 2015, the Bank provided a $35.0 million committed revolving repurchase facility, which was increased to $40.0 million effective June 11, 2017, to Sabal TL1, LLC, with a maximum funding amount of $100.0 million in certain situations.

Under the Sabal repurchase facility, commercial mortgage loans originated by Sabal are purchased from Sabal by the Bank, together with a simultaneous agreement by Sabal to repurchase the commercial mortgage loans from the Bank at a future date. The advances under the Sabal repurchase facility are secured by commercial mortgage loans that have a market value in excess of the balance of the advances under the facility. During the years ended December 31, 2017 and 2016, the largest aggregate amount of principal outstanding under the Sabal repurchase facility was $94.7 million and $55.1 million, respectively. The amount outstanding as of December 31, 2017 and 2016 was $23.6 million and $22.6 million, respectively.

Interest on the outstanding balance under the Sabal repurchase facility accrues at the six month LIBOR rate plus a margin. $600.4 million and $514.1 million in principal, respectively, and $1.1 million and $1.1 million, respectively, in interest was paid by Sabal on the facility to the Bank during the years ended December 31, 2017 and 2016.

Underwriting Services. Keefe, Bruyette & Woods, Inc., a Stifel company, acted as an underwriter of public offerings of the Company’s securities in 2016 and 2015, and also acted as financial advisor for the Company’s sale of its Commercial Equipment Finance Division in 2016. Halle J. Benett, a director of the Company and the Bank, was employed as a Managing Director and Head of the Diversified Financials Group at Keefe, Bruyette & Woods, Inc. until August 31, 2016 and is entitled to receive compensation for certain deals that close subsequent to August 31, 2016 that he originated or actively managed (none involving the Company or the Bank). In addition, Mr. Benett agreed to provide unpaid consulting services to Keefe, Bruyette & Woods, Inc., for a small number of transactions (none involving the Company or the Bank) through December 31, 2016.

The details of the financial advisory services are as follows:

◾

On October 27, 2016, the Company sold its Commercial Equipment Finance Division to Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation. Beginning on February 1, 2016, Keefe, Bruyette & Woods provided financial advisory and investment banking services to the Company with respect the possible sale of the division and, contingent upon the closing of the sale, received a non-refundable contingent fee from the Company of $516 thousand (less expenses, the amount was $500 thousand).

The details of the underwritten public offerings are as follows:

◾

On March 8, 2016, the Company issued and sold 5,577,500 shares of its voting common stock. Pursuant to an underwriting agreement entered into with the Company for that offering on March 2, 2016, Keefe, Bruyette & Woods, Inc. received gross underwriting fees and commissions from the Company of approximately $1.0 million (less estimated expenses, the amount was $846 thousand).

Page	44	Annual Proxy Statement	2018

TRANSACTIONS WITH RELATED PERSONS

◾

On February 8, 2016, the Company issued and sold 5,000,000 depositary shares (Series E Depositary Shares) each representing a 1/40th ownership interest in a share of 7.00 percent Non-Cumulative Perpetual Preferred Stock, Series E, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Pursuant to an underwriting agreement entered into with the Company for that offering on February 1, 2016, Keefe, Bruyette & Woods, Inc. received gross underwriting fees and commission from the Company of approximately $944 thousand (less estimated expenses, the amount was $849 thousand).

◾

On April 8, 2015, the Company issued and sold 4,600,000 depositary shares (Series D Depositary Shares) each representing 1/40th ownership interest in a share of 7.375 percent Non-Cumulative Perpetual Preferred Stock, Series D, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Pursuant to an underwriting agreement entered into with the Company for that offering on March 31, 2015, Keefe, Bruyette & Woods, Inc. received gross underwriting fees and commissions from the Company of approximately $590 thousand (less expenses, the amount was $515 thousand).

◾

On April 6, 2015, the Company issued and sold $175.0 million aggregate principal amount of its 5.25 percent Senior Notes due April 15, 2025. Pursuant to a purchase agreement entered into with the Company for that offering on March 31, 2015, Keefe, Bruyette & Woods, Inc. received gross underwriting fees and commissions from the Company of approximately $263 thousand (less expenses, the amount was $221 thousand).

Legion Affiliates. As reported in an amendment to a Schedule 13D filed with the Securities and Exchange Commission on May 23, 2017, Legion Partners Asset Management, LLC (Legion Partners), Legion Partners, L.P. I, Legion and its affiliates (collectively, the Legion Group) beneficially owned 2,938,679 shares of the Company’s voting common stock as of May 19, 2017, which the Legion Group reported represented 5.6 percent of the Company’s total shares outstanding.

Cooperation Agreement. On March 13, 2017, the Company entered into a cooperation agreement with the Legion Group (the Legion Group Cooperation Agreement). Under the terms of such agreement, among other things:

◾	The Legion Group agreed to irrevocably withdraw its notice of director nomination and submission of a business proposal.

◾

The Company agreed to conduct a search for two additional independent directors in collaboration with the Legion Group. In accordance with this provision, following a search initiated by the Company Board and (following entry into the Legion Group Cooperation Agreement) conducted in consultation with Legion Group, the Company Board appointed Mary A. Curran and Bonnie G. Hill as new independent directors, for terms that became effective on June 9, 2017 at the conclusion of the Company’s 2017 annual meeting of stockholders. Ms. Curran is serving as a Class I director, for a term to expire at the Company’s 2019 annual meeting of stockholders and Dr. Hill is serving as a Class III director, for a term to expire at the Company’s 2018 annual meeting of stockholders. Simultaneously with the effectiveness of their appointments to the Company Board, each of Ms. Curran and Dr. Hill was appointed as a director of the Bank.

◾

From March 13, 2017 until June 10, 2017, the day after the Company’s 2017 annual meeting of stockholders, the Legion Group agreed to vote all the shares of the Company’s voting common stock that it beneficially owned (i) in favor of the Company’s slate of directors, (ii) against any stockholder’s nominations for directors not approved and recommended by the Board and against any proposals or resolutions to remove any director and (iii) in accordance with the Board’s recommendations on all other proposals of the Board set forth in the Company’s proxy statement.

◾

The Legion Group agreed to certain standstill provisions that restricted the Legion Group and its affiliates, associates and representatives, from March 13, 2017 until June 10, 2017, from, among other things, acquiring additional voting securities of the Company that would result in the Legion Group having ownership or voting interest in 10 percent or more of the outstanding shares of voting common stock, engaging in proxy solicitations in an election contest, subjecting any shares to any voting arrangements except as expressly provided in the Legion Group Cooperation Agreement, making or being a proponent of a stockholder proposal, seeking to call a meeting of stockholders or solicit consents from stockholders, seeking to obtain representation on the Board except as otherwise expressly provided in the Legion Group Cooperation Agreement, seeking to remove any director from the Board, seeking to amend any provision of the governing documents of the Company, or proposing or participating in certain extraordinary corporate transactions involving the Company.

◾	The Company agreed to reimburse the Legion Group up to $100 thousand for its legal fees and expenses incurred in connection with its investment in the Company.

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TRANSACTIONS WITH RELATED PERSONS

PL Capital Affiliates. As reported in an amendment to a Schedule 13D filed with the Securities and Exchange Commission on February 10, 2017, PL Capital Advisors, LLC and certain of its affiliates (collectively, the PL Capital Group) owned 3,427,219 shares of the Company’s voting common stock as of February 7, 2017, which the PL Capital Group reported represented 6.9 percent of the Company’s total shares outstanding.

Cooperation Agreement. On February 7, 2017, Richard J. Lashley, a co-founder of PL Capital Advisors, LLC, was appointed to the Boards of Directors of the Company and the Bank, which appointments became effective February 16, 2017. Mr. Lashley was appointed as a Class I director of the Company, for a term that will expire at the Company’s 2019 annual meeting of stockholders. In connection with the appointment of Mr. Lashley to the Boards, on February 8, 2017, the PL Capital Group and Mr. Lashley entered into a cooperation agreement with the Company (PL Capital Cooperation Agreement), in which PL Capital Group agreed, among other matters:

◾

From February 8, 2017 until June 10, 2017 (PL Capital Restricted Period), the PL Capital Group agreed to vote all the shares of the Company’s voting common stock that it beneficially owned (i) in favor of the Company’s slate of directors, (ii) against any stockholder’s nominations for directors not approved and recommended by the Company’s Board and against any proposals or resolutions to remove any director and (iii) in accordance with the recommendations by the Company’s Board on all other proposals of the Company’s Board set forth in the Company’s proxy statement.

◾

In addition, during the PL Capital Restricted Period, the PL Capital Group agreed to certain standstill provisions that restricted the PL Capital Group and its affiliates, associates and representatives, during the PL Capital Restricted Period, from, among other things, acquiring additional voting securities of the Company that would result in the PL Capital Group having ownership or voting interest in 10 percent or more of the outstanding shares of voting common stock, engaging in proxy solicitations in an election contest, subjecting any shares to any voting arrangements except as expressly provided in the PL Capital Cooperation Agreement, making or being a proponent of a stockholder proposal, seeking to call a meeting of stockholders or solicit consents from stockholders, seeking to obtain representation on the Company’s Board except as otherwise expressly provided in the PL Capital Cooperation Agreement, seeking to remove any director from the Company’s Board, seeking to amend any provision of the governing documents of the Company, or proposing or participating in certain extraordinary corporate transactions involving the Company.

◾

Pursuant to the PL Capital Cooperation Agreement, during the three months ended March 31, 2017, the Company reimbursed PL Capital Group $150 thousand for a portion of its legal fees and expenses incurred in connection with its investment in the Company.

Patriot Affiliates. As reported in a Schedule 13D amendment filed with the SEC on November 10, 2014, Patriot’s last public filing reporting ownership of the Company’s securities, Patriot Financial Partners, L.P. (together with its affiliates referred to as Patriot Partners) owned 3,100,564 shares of the Company’s voting common stock as of November 7, 2014, which Patriot Partners reported represented 9.3 percent of the Company’s outstanding voting common stock as of that date. For the details of the transaction in which Patriot Partners acquired certain of these shares, see Patriot Affiliates—Securities Purchase Agreement with Patriot. In connection with the appointment of W. Kirk Wycoff, a managing partner of Patriot Partners, to the Boards of Directors of the Company and the Bank (described below), Mr. Wycoff filed a Form 3 with the SEC on February 24, 2017, which reported total holdings for Patriot Partners of 2,850,564 shares.

Director. On February 9, 2017, Mr. Wycoff was appointed to the Boards of Directors of the Company and the Bank, which appointment became effective on February 16, 2017. Mr. Wycoff was appointed as a Class III director of the Company, for a term that will expire at the Company’s 2018 annual meeting of stockholders.

From 2010 to 2015, Mr. Wycoff was a director of, and Patriot Partners was a stockholder of, Square 1 Financial, Inc. (Square 1). Douglas H. Bowers, who became President and Chief Executive Officer of the Company and the Bank and a director of the Bank effective May 8, 2017 and a director of the Company on June 9, 2017 at the conclusion of the Company’s 2017 annual meeting of stockholders, served as President and Chief Executive Officer of Square 1 from 2011 to 2015. There are no arrangements or understandings between Mr. Bowers and either Mr. Wycoff or Patriot Partners pursuant to which Mr. Bowers was selected as a director and an officer of the Company.

Securities Purchase Agreement with Patriot. As noted above, as reported in a Schedule 13D amendment filed on November 10, 2014 with the SEC, Patriot Partners owned 3,100,564 shares of the Company’s voting common stock as of November 7, 2014, which Patriot Partners reported represented 9.3 percent of the Company’s total shares outstanding as of the dates set forth in the Schedule 13D. On April 22, 2014, the Company entered into a Securities Purchase Agreement (Patriot SPA) with Patriot

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Partners to raise a portion of the capital to be used to finance the acquisition of select assets and assumption of certain liabilities by the Bank from Banco Popular North America (BPNA) comprising BPNA’s network of 20 California Branches (the BPNA Branch Acquisition), which was completed on November 8, 2014. The Patriot SPA was due to expire by its terms on October 31, 2014. Prior to such expiration, the Company and Patriot Partners entered into a Securities Purchase Agreement, dated as of October 30, 2014 (New Patriot SPA). Pursuant to the New Patriot SPA, substantially concurrently with the BPNA Branch Acquisition, Patriot Partners purchased from the Company (i) 1,076,000 shares of its voting common stock at a price of $9.78 per share and (ii) 824,000 shares of its voting common stock at a price of $11.55 per share, for an aggregate purchase price of $20.0 million. In consideration for Patriot Partners’ commitment under the New SPA and pursuant the terms of the New SPA, on the closing of the sale of such shares on November 7, 2014, the Company paid Patriot Partners an equity support payment of $538 thousand and also reimbursed Patriot Partners $100 thousand in out-of-pocket expenses.

On October 30, 2014, concurrent with the execution of the New Patriot SPA, Patriot and the Company entered into a Settlement Agreement and Release (the Patriot Settlement Agreement) in order to resolve, without admission of any wrongdoing by either party, a prior dispute regarding, among other things, the proper interpretation of certain provisions of the SPA, including but not limited to the computation of the purchase price per share (the Dispute). Pursuant to the Patriot Settlement Agreement, Patriot and the Company released any claims they may have had against the other party with respect to the Dispute. In addition, Patriot and the Company agreed for the period beginning on the date of the Patriot Settlement Agreement and ending on December 31, 2016, that neither Patriot nor the Company would disparage the other party or its affiliates.

During the period beginning on the date of the Patriot Settlement Agreement and ending on December 31, 2016, Patriot also agreed not to:

◾

institute, solicit, assist or join, as a party, any proxy solicitation, consent solicitation, board nomination or director removal relating to the Company against or involving the Company or any of its subsidiaries, affiliates, successors, assigns, directors, officers, employees, agents, attorneys or financial advisors;

◾

take any action relative to the governance of the Company that would violate its passivity commitments or vote the shares of voting common stock held or controlled by it on any matters related to the election, removal or replacement of directors or the calling of any meeting related thereto, other than in accordance with management’s recommendations included in the Company’s proxy statement for any annual meeting or special meeting;

◾

form or join in a partnership, limited partnership, syndicate or other group, or solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the voting common stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, voting common stock or such other securities (such other securities, together with the voting common stock, being referred to as Voting Securities), or become a participant in or assist, encourage or advise any person in any solicitation of any proxy, consent or other authority to vote any Voting Securities; or

◾

enter into any negotiations, agreements, arrangements or understandings with any person with respect to any of the foregoing or advise, assist, encourage or seek to persuade any person to take any action with respect to any of the foregoing.

The Company also agreed, during the same period, not to:

◾

institute, solicit, assist or join, as a party, any proxy solicitation, consent solicitation, board nomination or director removal relating to Patriot against or involving Patriot or any of its subsidiaries, affiliates, successors, assigns, officers, partners, principals, employees, agents, attorneys or financial advisors; or

◾

enter into any negotiations, agreements, arrangements or understandings with any person with respect to any of the foregoing or advise, assist, encourage or seek to persuade any person to take any action with respect to any of the foregoing.

Transactions with Former Related Persons

In addition to the transactions described above with former related parties, the Company and the Bank have engaged in transactions described below with the Company’s then (now former) directors, executive officers, and beneficial owners of more than 5 percent of the outstanding shares of the Company’s voting common stock and certain persons related to them.

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TRANSACTIONS WITH RELATED PERSONS

Indemnification for Costs of Counsel for Former Executive Officers and Former Directors in Connection with Special Committee Investigation, SEC Investigation and Related Matters. As noted above, on November 3, 2016, in connection with the investigation by the Special Committee of the Company’s Board of Directors, the Company Board authorized and directed the Company to provide indemnification, advancement and/or reimbursement for the costs of separate independent counsel retained by any then-current officer or director, in their individual capacity, with respect to matters related to the investigation, and to advise them on their rights and obligations with respect to the investigation. At the direction of the Company Board, this indemnification, advancement and/or reimbursement is, to the extent applicable, subject to the indemnification agreement that each officer and director previously entered into with the Company, which includes an undertaking to repay any expenses advanced if it is ultimately determined that the officer or director was not entitled to indemnification under such agreements and applicable law. In addition, the Company is also providing indemnification, advancement and/or reimbursement for costs related to (i) a formal order of investigation issued by the SEC on January 4, 2017 directed primarily at certain of the issues that the Special Committee reviewed and (ii) any related civil or administrative proceedings against the Company as well as officers currently or previously associated with the Company.

During the year ended December 31, 2017 (excluding fees paid in January 2017), the fees and expenses paid by the Company included $3.0 million incurred by the Company’s then- (now former) Chair, President and Chief Executive Officer Steven A. Sugarman; $1.4 million incurred by the Bank’s then- (now former) Management Vice Chair Jeffrey T. Seabold; $631 thousand jointly incurred by the Company’s then- (now former) Interim Chief Financial Officer and Chief Strategy Officer J. Francisco A. Turner and the Company’s then- (now former) Chief Financial Officer James J. McKinney; and $509 thousand incurred by the Company’s then- (now former) director Chad Brownstein. For the year ended December 31, 2016, fees and expenses incurred under the arrangement described above (which were paid in January 2017) included $573 thousand incurred by Mr. Sugarman; $57 thousand incurred by Mr. Seabold; $135 thousand incurred jointly by Messrs. Turner and McKinney; and $29 thousand incurred by Mr. Brownstein. Indemnification was paid on behalf of other former executive officers and former directors in lesser amounts for the years ended December 31, 2017 and 2016.

Settlement Agreement. On September 5, 2017, Jeffrey T. Seabold, the Bank’s former Management Vice Chair, submitted a notice of termination of employment pursuant to his employment agreement with the Bank and, that same day, filed a complaint in the Superior Court of the State of California, County of Los Angeles, against the Company and the Bank and multiple unnamed defendants asserting claims for breach of contract, wrongful termination, retaliation and unfair business practices. On January 19, 2018, the parties reached a settlement in principle through mediation and a final settlement agreement was entered into by the Company, the Bank and Mr. Seabold on February 14, 2018 (the Settlement Agreement). Under the Settlement Agreement, which provides for a mutual release of claims and the dismissal of Mr. Seabold’s complaint with prejudice, Mr. Seabold received lump sum cash payments from the Company and the Bank aggregating $4.3 million, less applicable withholdings for the portions of such payments representing employee compensation. Included within this amount were cash payments totaling $576 thousand representing a benefit with respect to Mr. Seabold’s unvested stock options and restricted stock awards. Mr. Seabold also received a cash payment of $38 thousand as reimbursement for his premiums for health care coverage for the period October 1, 2017 through March 2019. In addition, the Settlement Agreement provides for the payment by the Company and/or the Bank of $650 thousand of attorneys’ fees incurred by Mr. Seabold in connection with his lawsuit and the Settlement Agreement. The Settlement Agreement contains certain standstill provisions that, prior to December 31, 2018, generally restrict Mr. Seabold and his affiliates from, among other things, acquiring beneficial ownership of any shares of the Company’s common stock or common stock equivalents to the extent this would result in Mr. Seabold beneficially owning in excess of 4.99 percent of the total number of shares of common stock outstanding, soliciting proxies in opposition to any matter not recommended by the Company’s Board of Directors or in favor of any matter not approved by the Company’s Board of Directors or initiating any stockholder proposal.

Banc of California Stadium Naming Rights and Sponsorship and Los Angeles Football Club Loans. Effective August 8, 2016, the Bank provided $40.3 million out of a $145.0 million committed construction line of credit (the Stadco Loan) to LAFC Stadium Co, LLC (Stadco) for the construction of a soccer-specific stadium for the LAFC in Los Angeles, California as well as to fund the interest and fees that become due under the Stadco Loan. LAFC is a Major League Soccer expansion franchise scheduled to debut in 2018. Also effective August 8, 2016, the Bank provided $9.7 million out of a $35.0 million committed senior secured line of credit (the Team Loan) to LAFC Sports, LLC (Team) to fund distributions to LAFC Partners, LLLP (Holdco) that will be used for stadium construction, funding interest and fees that become due under such Team Loan and to pay all other fees, costs and expenses payable by the Team in connection with project costs related to the stadium construction.

All of the outstanding equity interests in Stadco and Team are held by Holdco, and Holdco serves as sole guarantor of the Team Loan described above. Minority limited partnership interests in Holdco are held by, among others: (i) Jason Sugarman, who is the brother of the Company’s and the Bank’s then- (now former) Chairman, President and Chief Executive Officer, Steven A. Sugarman; and (ii) Jason

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Sugarman’s father-in-law, who currently serves as Executive Chairman and a member of Holdco’s board of directors, which is appointed by Holdco’s general partner and primarily functions in an advisory capacity. The foregoing statements are based primarily on information provided to the Company by Holdco through its legal counsel.

As of December 31, 2017 and 2016, there were $23.3 million and $0 outstanding advances, respectively, by the Bank under the Stadco Loan. During the years ended December 31, 2017 and 2016, the largest amount of principal outstanding under the Stadco Loan was $23.5 million and $0, respectively. The Bank collected $295 thousand and $59 thousand, respectively, in unused loan fees during the years ended December 31, 2017 and 2016. Interest on the outstanding balance under the Stadco Loan accrues at LIBOR plus a margin. During the years ended December 31, 2017 and 2016, $325 thousand and $0 interest, respectively, was paid by Stadco to the Bank on the Stadco Loan.

As of December 31, 2017 and 2016, there were $5.4 million and $0 outstanding advances, respectively, by the Bank under Team Loan. During the years ended December 31, 2017 and 2016, the largest aggregate amount of principal outstanding under the Team Loan was $5.5 million and $0, respectively. The Bank collected $140 thousand and $18 thousand, respectively, in unused loan fees during the years ended December 31, 2017 and 2016. Interest on the outstanding balance under the Team Loan accrues at LIBOR plus a margin. During the years ended December 31, 2017 and 2016, $83 thousand and $0 interest, respectively, was paid by Team to the Bank on the Team Loan.

Team obtained a corporate credit card with a $100 thousand line of credit from a third party unaffiliated with the Bank. Effective November 24, 2017, the Bank provided a guaranty for the card by obtaining a standby letter of credit issued by another institution unaffiliated with the Bank in the amount of $100 thousand for the benefit the issuer of the credit card. This letter of credit had not been drawn upon as of December 31, 2017.

Following the closing of the Stadco Loan and the Term Loan, the Bank on August 22, 2016 reached agreement with the Team concerning, among other things, the Bank’s right to name the stadium to be operated by Stadco as “Banc of California Stadium.” The August 22, 2016 agreement, which contemplated the negotiation and execution of more detailed definitive agreements between the Bank, on the one hand, and Stadco and the Team on the other hand (LAFC Transaction), also included a sponsorship relationship between the Bank and the Team with an initial term ending on the completion date of LAFC’s 15th full Major League Soccer (MLS) season, and the Bank having a right of first offer to extend the term for an additional 10 years (LAFC Term). On February 28, 2017, the Bank executed more detailed definitive agreements with LAFC and Stadco relating to the LAFC Transaction, which are subject to MLS rules and/or approval (the LAFC Agreements).

The LAFC Agreements provide that, during the LAFC Term, the Bank will have the exclusive right to name the Banc of California Stadium and will be the exclusive provider of financial services to (and the exclusive financial services sponsor of) the Team and Stadco. In connection with its right to name the Banc of California Stadium, the Bank will receive, among other rights, signage (including prominent exterior signage) and related branding rights throughout the exterior and interior of the Banc of California Stadium facility (including exclusive branding rights within certain designated areas and venues within the facility), will receive the right to locate a Bank branch within the Banc of California Stadium facility, will receive the exclusive right to install and operate ATMs in the Banc of California Stadium facility, and will receive the exclusive right to process payments and provide other financial services (with certain exceptions) throughout the facility. In addition, the Bank will receive suite access for LAFC and certain other events held at the Banc of California Stadium and will receive certain hospitality, event, media and other rights ancillary to its naming rights relating to the Banc of California Stadium and its sponsorship rights relating to the Team. In conjunction with the LAFC Agreements, the Company expects to decrease its other planned marketing and sponsorship expenses. In exchange for the Bank’s rights as set forth in the LAFC Agreements, the Bank (i) paid the Team $10.0 million on March 31, 2017 and (ii) has agreed to pay the following annual aggregate amounts: for the Team’s 2018 MLS season, $5.3 million; for 2019, $5.4 million; for 2020, $5.5 million; for 2021, $5.6 million; for 2022, $5.7 million; for 2023, $5.8 million; for 2024, $5.9 million; for 2025, $6.0 million; for 2026, $6.1 million; for 2027, $6.2 million; for 2028, $6.3 million; for 2029, $6.4 million; for 2030, $6.5 million; for 2031, $6.6 million; and for 2032, $6.7 million.

As of December 31, 2017 and 2016, the various entities affiliated with LAFC held $33.1 million and $76.0 million, respectively, of deposits at the Bank.

Legal Fees and Other Matters. During July 2017, the Company and the Bank became aware that the former Chair, President and Chief Executive Officer of the Company and the Bank, Steven A. Sugarman, became of counsel to Michelman & Robinson, LLP, a law firm that previously provided legal services to the Bank. For legal services that were performed for the Bank over a period of more than four months, the Bank paid Michelman & Robinson, LLP approximately $330 thousand in fees during the three months ended March 31, 2017. No legal services were provided and $0 was paid to Michelman & Robinson, LLP during the nine-month period from April 1, 2017 to December 31, 2017. Michelman & Robinson, LLP currently has three outstanding letters of credit with the Bank, none

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TRANSACTIONS WITH RELATED PERSONS

of which was drawn upon as of December 31, 2017, which were issued under a line of credit that was originally extended to Michelman & Robinson, LLP prior to 2008. One letter of credit was canceled on February 13, 2017. Michelman & Robinson, LLP elected to pay in full all outstanding borrowings under the line of credit in June 2017 and, thereafter, the line of credit was terminated. During the three months ended March 31, 2017, the Bank reimbursed Michelman & Robinson, LLP $100 thousand in connection with a matter concerning funds wired by a third party to a deposit account Michelman & Robinson, LLP held at the Bank.

Consulting Agreement for the Bank. On August 4, 2016, the Bank entered into a Management Services Agreement with Carlos Salas, who was, at the time, the Chief Executive Officer of COR Clearing LLC (COR Clearing) and Chief Financial Officer of COR Securities Holding, Inc. (CORSHI). Steven A. Sugarman, the then- (now former) Chairman, President and Chief Executive Officer of the Company and the Bank, is believed by the Company to be the Chief Executive Officer, as well as a controlling equity owner, of both COR Clearing and CORSHI. For management consulting and advisory services provided to the Bank through the termination of the Management Services Agreement on November 30, 2016, Mr. Salas earned $108 thousand in fees. On December 1, 2016, Mr. Salas became a full-time employee of the Bank and tendered his resignation from his positions as Chief Executive Officer of COR Clearing and Chief Financial Officer of CORSHI effective upon the orderly transition of his duties, but in no case later than March 31, 2017. Mr. Salas earned $17 thousand as a full time employee of the Bank during the year ended December 31, 2016. Mr. Salas separated from the Bank on February 1, 2017.

TCW Affiliates. TCW Shared Opportunity Fund V, L.P. (SHOP V Fund), an affiliate of The TCW Group, Inc., initially became a holder of the Company’s voting common stock and non-voting common stock as a lead investor in the November 2010 recapitalization of the Company (the Recapitalization). In connection with its investment in the Recapitalization, SHOP V Fund also was issued by the Company an immediately exercisable five-year warrant (the SHOP V Fund Warrant) to purchase 240,000 shares of non-voting common stock or, to the extent provided therein, shares of voting common stock in lieu of non-voting common stock. SHOP V Fund was issued shares of non-voting common stock in the Recapitalization because at that time, a controlling interest in TCW Asset Management Company, the investment manager to SHOP V Fund, was held by a foreign banking organization, and in order to prevent SHOP V Fund from being considered a bank holding company under the Bank Holding Company Act of 1956, as amended, the number of shares of voting common stock it purchased in the Recapitalization had to be limited to 4.99 percent of the total number of shares of voting common stock outstanding immediately following the Recapitalization. For the same reason, the SHOP V Fund Warrant could be exercised by SHOP V Fund for voting common stock in lieu of non-voting common stock only to the extent SHOP V Fund’s percentage ownership of the voting common stock at the time of exercise would be less than 4.99 percent as a result of dilution occurring from additional issuances of voting common stock subsequent to the Recapitalization.

In 2013, the foreign banking organization sold its controlling interest in TCW Asset Management Company, eliminating the need to limit SHOP V Fund’s percentage ownership of the voting common stock to 4.99 percent. As a result, on May 29, 2013, the Company and SHOP V Fund entered into a Common Stock Share Exchange Agreement, dated May 29, 2013 (Exchange Agreement), pursuant to which SHOP V Fund could from time to time exchange its shares of non-voting common stock for shares of voting common stock issued by the Company on a share-for-share basis, provided that immediately following any such exchange, SHOP V Fund’s percentage ownership of voting common stock did not exceed 9.99 percent. The shares of non-voting common stock that could be exchanged by SHOP V Fund pursuant to the Exchange Agreement included the shares of non-voting common stock it purchased in the Recapitalization, the additional shares of non-voting common stock SHOP V Fund acquired subsequent to the Recapitalization pursuant to the Company’s Dividend Reinvestment Plan and any additional shares of non-voting common stock that SHOP V Fund acquired pursuant to its exercise of the SHOP V Fund Warrant.

On December 10, 2014, SHOP V Fund and two affiliated entities, Crescent Special Situations Fund Legacy V, L.P. (CSSF Legacy V) and Crescent Special Situations Fund Investor Group, L.P. (CSSF Investor Group), entered into a Contribution, Distribution and Sale Agreement pursuant to which SHOP V Fund agreed to transfer shares of non-voting common stock and portions of the SHOP V Fund Warrant to CSSF Legacy V and CSSF Investor Group. Also on December 10, 2014, SHOP V Fund, CSSF Legacy V, CSSF Investor Group and the Company entered into an Assignment and Assumption Agreement pursuant to which all of SHOP V Fund’s rights and obligations under the Exchange Agreement with respect to the shares of non-voting common stock transferred by it to CSSF Legacy V and CSSF Investor Group pursuant to the Contribution, Distribution and Sale Agreement were assigned to CSSF Legacy V and CSSF Investor Group, including the right of SHOP V Fund to exchange such shares for shares of voting common stock on a one-for-one basis.

Based on a Schedule 13G amendment filed with the SEC on February 12, 2015, The TCW Group’s last public filing reporting ownership of the Company’s securities, as of December 31, 2014, The TCW Group, Inc. and its affiliates held 1,318,462 shares of voting common stock (which included, for purposes of this calculation, the 240,000 shares of stock underlying the as yet unexercised SHOP V Fund Warrant). On June 3, 2013, January 5, 2015, January 20, 2015, and March 16, 2015, SHOP V Fund or CSSF Legacy V or CSSF Investor Group exchanged 550,000 shares, 522,564 shares, 86,620 shares, and 934 shares, respectively, of non-voting common stock for the

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TRANSACTIONS WITH RELATED PERSONS

same number of shares of voting common stock. In addition, on August 3, 2015, the SHOP V Fund Warrant, which was held in separate portions by CSSF Legacy V and CSSF Investor Group, was exercised in full using a cashless (net) exercise, resulting in a net number of shares of non-voting common stock issued in the aggregate of 70,690, which were immediately thereafter exchanged for an aggregate of 70,690 shares of voting common stock. Based on automatic adjustments to the original $11.00 exercise price of the SHOP V Fund Warrant, the exercise price at the time of exercise was $9.13 per share. As a result of these exchanges and exercises The TCW Group, Inc. and its affiliates no longer hold any shares of non-voting common stock or warrants to acquire stock. Based on TCW Group’s prior report of owning 1,318,462 shares of the Company’s voting common stock, TCW Group, Inc. would have owned 3.5 percent of the Company’s outstanding voting common stock as of December 31, 2015.

Oaktree Affiliates. As reported in a Schedule 13G filed with the SEC on January 16, 2015, OCM BOCA Investor, LLC (OCM), an affiliate of Oaktree Capital Management, L.P., owned 3,288,947 shares of the Company’s voting common stock as of November 7, 2014, which OCM reported represented 9.9 percent of the Company’s total shares outstanding as of the dates set forth in the Schedule 13G. For the details of the transaction in which OCM acquired these shares, see Oaktree Affiliates—Securities Purchase Agreement with Oaktree. However, as reported in a Schedule 13G amendment filed with the SEC on February 12, 2016 OCM and its affiliates owned 671,702 shares of the Company’s voting common stock as of December 31, 2015, which OCM reported represented less than 5 percent of the Company’s total shares outstanding.

Loans. Effective September 30, 2015, the Bank provided a $15.0 million committed revolving line of credit, which was increased to $20.0 million effective as of March 7, 2017, to Teleios LS Holdings DE, LLC and Teleios LS Holdings II DE, LLC (Teleios), which generate income through the purchase, monitoring, maintenance and maturity of life insurance policies. At the time the facility was executed, the Teleios entities were hedge funds in which Oaktree Capital Management L.P. or one of its affiliates was a controlling investor.

Advances under the Teleios line of credit are secured by life insurance policies purchased by Teleios that have a market value in excess of the balance of the advances under the line of credit. As of December 31, 2017 and 2016, outstanding advances by the Bank under the Teleios line of credit were $16.0 million and $15.0 million, respectively. During the years ended December 31, 2017 and 2016, the largest aggregate amount of principal outstanding under the Teleios line of credit was $16.0 million and $15.0 million, respectively. Interest on the outstanding balance under the Teleios line of credit accrues at the Prime Rate plus a margin. During the years ended December 31, 2017 and 2016, $4.0 million and $2.0 million principal, respectively, and $1.0 million and $462 thousand in interest, respectively, was paid by Teleios on the line of credit to the Bank.

Effective June 26, 2015, the Bank provided a $35.0 million committed revolving repurchase facility, which was increased to $40.0 million (the Sabal repurchase facility) effective June 11, 2017, to Sabal TL1, LLC, a Delaware limited liability company, with a maximum funding amount of $100.0 million in certain situations. At the time the facility was executed, Sabal TL1, LLC was controlled by an affiliate of Oaktree Capital Management, L.P. and effective September 15, 2015, Sabal was no longer controlled by Oaktree Capital Management, L.P. For more information about the facility, see above under Transactions with Current Related Persons—Sabal Loan.

Securities Purchase Agreement with Oaktree. As noted above, as reported in a Schedule 13G filed with the SEC on January 16, 2015, OCM owned 3,288,947 shares of the Company’s voting common stock. OCM purchased these shares from the Company on November 7, 2014 at a price of $9.78 per share pursuant to a securities purchase agreement entered into on April 22, 2014 (and amended on October 28, 2014) in order for the Company to raise a portion of the capital to be used to finance the BPNA Branch Acquisition, which was completed on November 8, 2014. In consideration for its commitment under the securities purchase agreement, OCM was paid at closing an equity support payment from the Company of $1.6 million.

Management Services. Approximately nine months before OCM became a stockholder of the Company, certain affiliates of Oaktree Capital Management, L.P. (collectively, the Oaktree Funds) entered into a management agreement, effective January 30, 2014, as amended (the Management Agreement), with The Palisades Group, which was then a wholly owned subsidiary of the Company.

Pursuant to the Management Agreement, The Palisades Group serves as the credit manager of pools of SFR mortgage loans held in securitization trusts or other vehicles beneficially owned by the Oaktree Funds. Under the Management Agreement, The Palisades Group is paid a monthly management fee primarily based on the amount of certain designated pool assets and may earn additional fees for advice related to financing opportunities.

During the period from January 1, 2016 through May 5, 2016 (the date the Company sold its membership interests in The Palisades Group) and the years ended December 31, 2015 and 2014, the Oaktree Funds paid The Palisades Group $1.0 million, $5.1 million, and $5.3 million as management fees, respectively, which in some instances represents fees for partial year services.

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TRANSACTIONS WITH RELATED PERSONS

In addition to the Management Agreement, the Bank may from time to time in the future enter into lending transactions with portfolio companies of investment funds managed by Oaktree Capital Management, L.P.

Consulting Services to The Palisades Group. The Company completed the sale of its subsidiary, The Palisades Group, on May 5, 2016, which it originally acquired on September 10, 2013. The information included herein is based on information known to the Company as of May 5, 2016, the date the Company completed the sale of The Palisades Group. Effective as of July 1, 2013, prior to the Company’s acquisition of The Palisades Group, The Palisades Group entered into a consulting agreement with Jason Sugarman, the brother of the Company’s and the Bank’s then- (now former) Chairman, President and Chief Executive Officer, Steven A. Sugarman. Jason Sugarman has historically provided advisory services to financial institutions and other institutional clients related to investments in residential mortgages, real estate and real estate related assets and The Palisades Group entered into the consulting agreement with Jason Sugarman to provide these types of services. The consulting agreement is for a term of five years, with a minimum payment of $30 thousand owed at the end of each quarter (or $600 thousand in aggregate quarterly payments over the five-year term of the agreement). These payments do not include any bonuses that may be earned under the agreement. Effective as of March 26, 2015, the bonus amount earned by Jason Sugarman for consulting services he provided during the year ended December 31, 2014 was credited in satisfaction and full discharge of all then currently accrued but unpaid quarterly payments as well as any future quarterly payments specified under the consulting agreement, but not against any future bonuses that he may earn under the consulting agreement. During the period from January 1, 2016 through May 5, 2016 (the date the Company sold its membership interests in The Palisades Group), no bonus amounts were earned by Jason Sugarman under the consulting agreement. For the years ended December 31, 2015, 2014 and 2013 base and bonus amounts earned by Jason Sugarman under the consulting agreement totaled $30 thousand, $1.2 million, and $121 thousand, respectively.

The consulting agreement may be terminated at any time by either The Palisades Group or Jason Sugarman upon 30 days prior written notice. The consulting agreement with Jason Sugarman was reviewed as a related party transaction and approved by the then-acting Compensation, Nominating and Corporate Governance Committee and approved by the disinterested directors of the Board. As of May 5, 2016, the Company has no direct or indirect obligation under the consulting agreement, as the agreement was entered into between Jason Sugarman and The Palisades Group, and the Company completed the sale of The Palisades Group on that date.

CS Financial Acquisition. Effective October 31, 2013, the Company acquired CS Financial, which was controlled by Jeffrey T. Seabold and in which certain relatives of Steven A. Sugarman (the then- (now former) Chairman, President and Chief Executive Officer of the Company and the Bank) directly or through their affiliated entities also owned certain minority, non-controlling interests. Mr. Seabold previously served as Management Vice Chair of the Bank and also held prior positions as a director of the Company and the Bank; on September 5, 2017, Mr. Seabold submitted a notice of termination of employment as Management Vice Chair of the Bank pursuant to his employment agreement with the Bank effective immediately. The Company’s acquisition of CS Financial (the CS Financial Merger) was effected pursuant to an Agreement and Plan of Merger (the CS Financial Merger Agreement) with CS Financial, the stockholders of CS Financial (Sellers) and Mr. Seabold, as the Sellers’ Representative.

Subject to the terms and conditions set forth in the CS Financial Merger Agreement, which was approved by the Board of Directors of each of the Company, the Bank and CS Financial, at the effective time of the CS Financial Merger, the outstanding shares of common stock of CS Financial were converted into the right to receive in the aggregate: (i) upon the closing of the CS Financial Merger, (a) 173,791 shares (Closing Date Shares) of voting common stock, par value $0.01 per share, of the Company, and (b) $1.5 million in cash and $3.2 million in the form of a noninterest-bearing note issued by the Company to Mr. Seabold that was due and paid by the Company on January 2, 2014; and (ii) upon the achievement of certain performance targets by the Bank’s lending activities following the closing of the CS Financial Merger that are set forth in the CS Financial Merger Agreement, up to 92,781 shares (Performance Shares) of voting common stock ((i) and (ii), together, CS Financial Merger Consideration).

The Sellers under the CS Financial Merger Agreement included Mr. Seabold, and the following relatives of Steven A. Sugarman: Jason Sugarman (brother), Elizabeth Sugarman (sister-in-law), and Michael Sugarman (father), who each owned minority, non-controlling interests in CS Financial. Upon the closing of the CS Financial Merger and pursuant to the terms of the CS Financial Merger Agreement, the aggregate shares of voting common stock issued as the consideration to the Sellers was 173,791 shares, which was allocated by the Sellers and issued as follows: (i) 103,663 shares to Mr. Seabold; (ii) 16,140 shares to Jason Sugarman; (iii) 16,140 shares to Elizabeth Sugarman; (iv) 3,228 shares to Michael Sugarman; and (v) 34,620 shares to certain employees of CS Financial. Of the 103,663 shares to be issued to Mr. Seabold, as allowed under the CS Financial Merger Agreement and in consideration of repayment of a certain debt incurred by CS Financial owed to an entity controlled by Elizabeth Sugarman, Mr. Seabold requested the Company to issue all 103,663 shares directly to Elizabeth Sugarman, and such shares were so issued by the Company to Elizabeth Sugarman.

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TRANSACTIONS WITH RELATED PERSONS

On October 31, 2014, certain of the Performance Shares were issued as follows: (i) 28,545 shares to Mr. Seabold; (ii) 1,082 shares to Jason Sugarman; (iii) 1,082 shares to Elizabeth Sugarman; and (iv) 216 shares to Michael Sugarman. An additional portion of the Performance Shares was issued on November 2, 2015 as follows: (i) 28,545 shares to Mr. Seabold; (ii) 1,082 shares to Jason Sugarman; (iii) 1,082 shares to Elizabeth Sugarman; and (iv) 216 shares to Michael Sugarman. The final tranche of the Performance Shares were issued on October 31, 2016 as follows: (i) 28,547 shares to Mr. Seabold; (ii) 1,083 shares to Jason Sugarman; (iii) 1,083 shares to Elizabeth Sugarman and (iv) 218 shares to Michael Sugarman.

All decisions and actions with respect to the CS Financial Merger Agreement and the CS Financial Merger (including without limitation the determination of the CS Financial Merger Consideration and the other material terms of the CS Financial Merger Agreement) were under the purview and authority of special committees of the Board of Directors of each of the Company and the Bank, each of which was composed exclusively of independent, disinterested directors of the Boards of Directors, with the assistance of outside financial and legal advisors. Mr. Sugarman abstained from the vote of each of the Boards of Directors of the Company and the Bank to approve the CS Financial Merger Agreement and the CS Financial Merger.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the material components of our executive compensation program, the material compensation policy decisions made under those programs since January 1, 2017 and the measurable factors we took into consideration in making compensation decisions for our “Named Executive Officers” set forth below, whose compensation earned or paid for 2017 is set forth in a series of tables following this section.

During 2017, significant management changes provided fresh perspectives throughout our Company, including the May 2017 hiring of our President and Chief Executive Officer Douglas H. Bowers, the September 2017 hiring of our Chief Financial Officer John A. Bogler and the August 2017 hiring of our Head of Commercial Real Estate Banking Jason M. Pendergist, each of whom are among our 2017 Named Executive Officers. Our current Named Executive Officers also include Chief Risk Officer Hugh F. Boyle and General Counsel John C. Grosvenor, each of whom was an executive officer at December 31, 2017. Mr. Grosvenor will be retiring as General Counsel and Corporate Secretary effective May 15, 2018 and will thereafter continue to be employed by the Company as General Counsel Emeritus to serve as special counsel to the Board of Directors of the Company and the Bank in connection with certain legacy matters, and to assist in the transition of his responsibilities as General Counsel to his successor Ms. Harris and as Corporate Secretary to his successor Ms. Fisher. Finally, our 2017 Named Executive Officers also include five former executive officers who were employed by the Company during 2017 but were not executive officers at December 31, 2017.

Named Executive Officers Who Were Executive Officers at December 31, 2017 (Current Named Executive Officers):
Douglas H. Bowers	President and Chief Executive Officer
John A. Bogler	Chief Financial Officer
Hugh F. Boyle	Chief Risk Officer, Former Interim Chief Executive Officer
John C. Grosvenor	General Counsel and Corporate Secretary
Jason M. Pendergist	Head of Real Estate Banking
Named Executive Officers Who Were Not Executive Officers at December 31, 2017 (Former Named Executive Officers):
Brian P. Kuelbs	Former Chief Investment Officer
Jeffrey T. Seabold	Former Management Vice Chair
Steven A. Sugarman	Former Board Chair, President and Chief Executive Officer
J. Francisco A. Turner	Former Interim Chief Financial Officer, Former Interim President and Former Chief Strategy Officer
Albert J. Wang	Former Principal Financial Officer and Former Chief Accounting Officer

The discussion below is intended to help you understand the detailed information provided in the tables following this section and put that information into context within our overall compensation program. As used throughout this Compensation Discussion and Analysis and the tables that follow, RSA refers to restricted stock award, RSU refers to restricted stock unit and PSU refers to performance-contingent restricted stock unit or performance stock unit.

As discussed under Corporate Governance Matters—Committee Composition of the Board of Directors and Meeting Attendance, during the first quarter of 2017, we separated our Compensation, Nominating and Corporate Governance Committee into two committees, with one focused on compensation and human capital-related matters and the other focused on nominating and corporate governance-related matters. We may refer to the then acting Compensation, Nominating and Corporate Governance Committee in this section when discussing compensation actions taken before the separation of the committee.

Our Strategy

Our vision is to be California’s Bank with a mission to empower California’s diverse businesses, entrepreneurs and communities.

The Company strives to maintain a stable foundation to support execution of its strategic plan. The Company’s foundation includes:

◾	a strong and powerful brand;

◾	superior markets in which it operates, primarily California;

◾	the balance sheet size required to be competitive;

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COMPENSATION DISCUSSION AND ANALYSIS

◾	strong credit and capital metrics; and

◾	an experienced commercial banking leadership team and enhanced corporate governance.

Our Corporate Values and the Philosophy and Objectives of Our Compensation Program

Our Vision	Our vision is to be California’s Bank.
Our Mission	Our mission is to empower California’s diverse businesses, entrepreneurs and communities.
Our Core Values	Our core values are operational excellence, superior analytics and entrepreneurialism.
Our Strategic Roadmap

Our strong foundation of a valuable brand, great markets and experienced leadership supports our new strategic roadmap to:

•   build core deposits;

•   amplify lending;

•   normalize expenses; and

•   create stockholder value.

Our mission, vision and core values guide our compensation programs. Our compensation programs are designed to accomplish the following:

◾

Allow the Company to compete for, hire and retain skilled and talented executives critical to our success today, with the capabilities required by the pursuit of our mission, vision, core values and strategic plan.

◾

Incent executives to achieve our strategic objectives without undue risk-taking. Our vision and mission guide our strategic plans and, in turn, determine the compensation programs we use to incent executives to achieve strategic objectives.

◾

Reward long-term growth and profitability. Encourage achievement of key operating objectives, such as growth in deposits, prudent lending and enduring customer relationships, growth of operating earnings and earnings per share.

◾

Recognize and reward the success of the management team as a whole in managing the Company, and use that overall performance as the basis for determining overall compensation, taking into consideration pertinent economic conditions, interest rate trends and the competitive market environment.

◾	Recognize and reward individual achievement and contributions that is consistent with our long-term objectives and core values.

◾

Align executive compensation with interests of stockholders. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option, restricted stock grants and other equity incentive programs. Our approach to compensating management includes a review of all incentive programs to avoid imprudent risk-taking and to promote safety and soundness. We believe that compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the value of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

◾	Use performance-based compensation where appropriate to link the success of the executive with the success of the Company.

A Fresh Perspective for California’s Bank: Focus on Corporate Governance and Recent Changes

During 2017, our Board refocused our business and took decisive and significant action to:

◾

Enhance our corporate governance and refresh our Board. Our Board appointed five new directors, who now constitute a majority of the Board, enhanced and adopted new policies, amended our bylaws and proposed amendments to our charter that were approved by our stockholders at our 2017 annual meeting of stockholders. The following are governance enhancements taken during 2017:

Adopted a majority vote standard for all uncontested director elections.

Separated the roles of Board Chair and Chief Executive Officer.

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COMPENSATION DISCUSSION AND ANALYSIS

Increased participation by all Board members through elimination of the Executive Committee and Strategic Committee.

Separated compensation functions from nominating and corporate governance functions at the Board committee level.

Adopted a more rigorous related party transaction policy.

Adopted new restrictions on outside business activities.

Reduced director compensation and increased director stock ownership requirements.

Lowered director threshold requirements to call special Board meetings.

Enhanced accountability and prior internal review of all public communications.

Engaged an outside consultant to conduct an overall governance and skills assessment of the Board.

Proposed charter amendments, which were approved by stockholders at our 2017 annual meeting, to:

—	declassify the Board, a process being phased-in over a three-year period so that all directors will be elected annually beginning in 2020;

—	allow for removal of directors with or without cause by a majority vote of stockholders;

—	generally allow for the Company’s bylaws to be amended by a majority vote of the stockholders; and

—	eliminate the supermajority stockholder vote requirement for certain amendments to the Company’s charter.

Revised the advance notice bylaw requirements in order to make it easier for stockholders to submit proposals or nominate director candidates at future annual meetings of stockholders.

◾

Refresh our management. Over the course of 2017 and the beginning of 2018, our Board recruited and appointed the following five new executives: Chief Executive Officer (Douglas H. Bowers), Chief Financial Officer (John A. Bogler), Head of Real Estate Banking (Jason M. Pendergist), Chief Credit Officer (Kris A. Gagnon) and Head of Deposits and Treasury Management (Rita H. Dailey). This refreshed executive team is experienced in commercial banking and we believe positions us to optimize our commercial banking business.

◾

Engage with stockholders. We conducted stockholder outreach during the first quarter of 2017 and the first quarter of 2018 to obtain views from our stockholders about our governance and compensation practices. A number of stockholders have expressed concerns about the “evergreen” provision of our current, stockholder-approved 2013 Omnibus Stock Incentive Plan (the 2013 Plan), which automatically increases the available share pool for equity awards under the 2013 Plan every time the number of outstanding shares increases, and the authority given to our Board in our charter to change the number of authorized shares of the Company’s stock without stockholder approval. After considering these concerns, as well as reviewing best practices about corporate governance, for the Annual Meeting the Board of Directors is recommending that stockholders approve the following proposals, which are intended to further enhance the Company’s corporate governance:

A new Banc of California, Inc. 2018 Omnibus Stock Incentive Plan (2018 Plan), which does not contain an “evergreen” provision and includes other improvements over the 2013 Plan from a corporate governance standpoint, including the absence of liberal share recycling provisions, a one-year minimum vesting period subject to a limited exception, a prohibition on payment of dividends or dividend equivalents prior to vesting and a prohibition on payment of dividends or dividend equivalents on stock options or stock appreciation rights. No future awards will be made under the 2013 Plan if the 2018 Plan is approved by stockholders; and

A proposed charter amendment that would require stockholder approval of any future changes in the number of authorized shares of the Company’s stock.

◾

Refresh our compensation practices. Our Compensation Committee conducted a comprehensive review of our executive compensation program at the beginning of 2017, with the assistance of outside counsel Morrison & Foerster, compensation consultant Pearl Meyer as well as compensation data from Equilar, to revisit our overall compensation approach given concerns expressed by institutional stockholders and their advisors. The assessment was undertaken to:

◾	create a more transparent compensation program;

◾	target compensation as compared to peer banks;

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COMPENSATION DISCUSSION AND ANALYSIS

◾	deliver more uniform incentive awards to the executive team on an annual basis;

◾	better align our pay with our performance using balanced financial performance metrics to promote growth and profitability while also ensuring the safety and soundness of the Bank; and

◾	adopt policies to mitigate the risk of the overall executive compensation program.

Looking Forward: 2018 Compensation Structure

Continuing with the refreshed compensation structure that was implemented during 2017, for fiscal year 2018, our Compensation Committee has taken the following actions:

◾

Approved the fiscal year 2018 cash incentive plan (2018 Annual Incentive Plan), which provides threshold, target and maximum incentive award opportunities based on four pre-determined performance objectives as well as individual or group performance objectives. The 2018 Annual Incentive Plan includes two performance gate criteria that must be satisfied before payout can occur under the plan that are based on non-performing assets remaining at or below a specific percentage as well as maintaining a specific Capital Ratio level (Common Equity Tier 1 Capital Ratio). The differences between the Company’s annual cash incentive plan for 2017 (2017 Annual Incentive Plan) and the 2018 Annual Incentive Plan are described below.

◾

Approved fiscal 2018 equity awards to current Named Executive Officers (other than Mr. Grosvenor, who will be retiring as General Counsel and Corporate Secretary effective May 15, 2018). Fifty percent of the awards to each executive consist of performance-contingent RSUs with target vesting of one PSU award contingent on the achievement of diluted earnings per share (EPS) growth (adjusted for share repurchases) over a three-year period, and target vesting of a second PSU award (equal in amount to the first PSU award) contingent on relative total stockholder return against an established peer group, also over a three-year period. The balance of each executive’s awards was issued as RSUs that vest over time. As with the 2018 Annual Incentive Plan, all equity grants contain two gating criteria to mitigate risk based on non-performing assets remaining at or below a specific percentage as well as maintaining a specific Capital Ratio (Common Equity Tier 1 Capital Ratio).

Fiscal Year 2018 Annual Incentive Plan. On March 8, 2018, our Compensation Committee approved the 2018 Annual Incentive Plan for certain of the Company’s executive officers, including, among others, Messrs. Bowers, Bogler, Boyle and Pendergist.

The 2018 Annual Incentive Plan will operate in substantially the same manner as the Company’s 2017 Annual Incentive Plan, except that loan growth has been added as a performance criterion under the 2018 Annual Incentive Plan in place of classified assets to total assets, with the four corporate performance criteria of the 2018 Annual Incentive Plan consisting of loan growth, core deposit growth, return on average assets and adjusted efficiency ratio. An additional performance gate criterion has been added to the 2018 Annual Incentive Plan relating to non-performing assets, with the two performance gate criteria consisting of non-performing assets remaining at or below a specific percentage and maintaining a specific capital ratio (Common Equity Tier 1 Capital Ratio). As with the 2017 Annual Incentive Plan, if the gating items are satisfied, then each participating executive officer will be eligible to receive an annual incentive award under the 2018 Annual Incentive Plan based on achieving (i) 2018 corporate objectives, under the four corporate performance criteria for 2018, and (ii) individual or business unit performance objectives, with the corporate and individual or business unit objectives being weighted differently based on the officer’s position. The differences between the performance and gating criteria under the 2017 and 2018 Annual Incentive Plans are illustrated below.

2017 Annual Incentive Plan Performance Objectives	Weighting	2018 Annual Incentive Plan Performance Objectives	Weighting
Core Deposit Growth	20% for all performance objectives	Core Deposit Growth	Based on officer’s position
ROAA		ROAA
Classified Assets to Total Assets (%)		Loan Growth
Adjusted Efficiency Ratio (%)		Adjusted Efficiency Ratio (%)
Individual or Group Objectives		Individual or Group Objectives

2017 Gating Criteria	2018 Gating Criteria
Common Equity Tier 1 Capital Ratio (%)	Common Equity Tier 1 Capital Ratio (%)
—	Non-Performing Assets (%)

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2018 Annual Equity Awards. For PSU awards, the following are the 2018-2020 corporate target performance measures and corresponding award opportunities approved for the Company’s executive officers:

Performance Corresponding to Threshold, Target and Maximum Payouts
Performance Measure	Threshold (50% of Target Shares)	Target Shares	Maximum (150% of Target Shares)
2020 Diluted EPS	90% of Targeted Performance	Targeted Performance	110% of Targeted Performance
Relative TSR	40th Percentile	50th Percentile	75th Percentile

Fiscal Year 2018 Named Executive Officer Basic Pay Mix. As of April 1, 2018, the basic pay mix for our current Named Executive Officers (other than Mr. Grosvenor who will be retiring as the Company’s General Counsel and Corporate Secretary effective May 15, 2018) is set forth in the table below. All equity grants in the table below (including the RSUs) contain two gating criteria to mitigate risk based on non-performing assets remaining at or below a specific percentage as well as maintaining a specific Capital Ratio (Common Equity Tier 1 Capital Ratio). In addition, one of the 2018 PSU grants is subject to growth in diluted Earnings Per Share (EPS) over a three-year period beginning on January 1, 2018 and ending on December 31, 2020 and the other is based on our Total Stockholder Return relative to a defined peer group over the same period.

			Equity Incentives
Executive	Base Salary	Target Cash Incentives Under 2018 Annual Incentive Plan	Award Type	Estimated Grant Date Fair Value or Potential Target Payout	Vesting Period	TOTAL
Current Named Executive Officers
Bowers President and Chief Executive Officer	$700,000	$700,000	RSU PSU PSU	$362,500 $181,250 $181,250	3 Years 3 Year Cliff 3 Year Cliff	$2,125,000
Bogler Chief Financial Officer	$450,000	$337,500	RSU PSU PSU	$225,000 $112,500 $112,500	3 Years 3 Year Cliff 3 Year Cliff	$1,237,500
Boyle Chief Risk Officer, Former Interim Chief Executive Officer	$400,000	$300,000	RSU PSU PSU	$200,000 $100,000 $100,000	3 Years 3 Year Cliff 3 Year Cliff	$1,100,000
Pendergist Head of Real Estate Banking	$400,000	$300,000	RSU PSU PSU	$200,000 $100,000 $100,000	3 Years 3 Year Cliff 3 Year Cliff	$1,100,000

Stockholder Outreach

During the first quarter of 2017, our independent Board Chair led an outreach effort in partnership with the Company’s Investor Relations team, to facilitate a dialogue and to communicate directly with our largest stockholders regarding a broad range of governance and strategic topics. The outreach efforts targeted stockholders collectively representing over 75 percent of our outstanding voting common shares as of year-end 2016. Our refreshed Board values investor relationships and these engagement efforts provided us with a deeper understanding of investors’ views. The feedback received from investors in these meetings has informed the Board’s actions and policies on governance matters and policies, as well as the Board’s changes to the executive compensation program for 2017.

Additionally, during the first quarter of 2018, our President and Chief Executive Officer and the Company’s Investor Relations Officer led outreach efforts to the Company’s largest stockholders to engage in a dialogue regarding a broad range of governance topics.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Compensation Refresh

The following actions were taken by the Board’s Compensation Committee during 2017 to refresh our compensation programs:

◾	Approved an enhanced recoupment policy that enables the Board to recover or cancel cash incentive compensation and equity awards beginning with the 2017 awards described below.

◾	Approved the fiscal year 2017 cash incentive plan, which provides threshold, target and maximum incentive award opportunities based on four pre-determined performance objectives.

◾

Approved fiscal 2017 equity awards to current Named Executive Officers (as defined under Compensation Discussion and Analysis—Introduction) comprised of 50 percent of performance-contingent restricted stock awards with target vesting contingent on the achievement of two performance criteria, EPS growth (adjusted for share repurchases) and relative Total Stockholder Return against an established peer group. The balance of each award was issued as restricted stock units which vest over time.

Overview of 2017 Refreshed Executive Compensation Program

Key elements of 2017 refreshed compensation for our executives include the following:

Base Salary

We pay base salaries commensurate with an executive’s position and experience. Subject to the terms of any employment agreement in place, base salaries for our executive officers are generally reviewed at least annually by the Compensation Committee.

Performance-Based Annual Incentive Plan

Executive officers are given the opportunity to earn a target annual cash incentive as a percent of each officer’s salary. In 2017, the Compensation Committee adopted a performance-based annual incentive program, which is intended to provide payment for achieving key annual performance objectives that are set by the Compensation Committee in the first quarter of each year.

Equity Performance-Based Incentive Awards

We provide performance-contingent equity as an additional incentive for executives to achieve the Bank’s long-term goals. In general, as part of our 2017 compensation refresh, we now provide that 50% of the annual long-term incentive awards granted to our Named Executive Officers include a performance requirement.

The Compensation Committee also considers executive officer performance and recommends equity incentive awards for our Chief Executive Officer based on a variety of factors, in its discretion, and for our other executive officers based on recommendations from the Chief Executive Officer. The Compensation Committee’s decisions reflect the belief that equity incentives encourage executives to focus on long-term stockholder value creation and foster alignment with our stockholders.

Other Compensation	We provide 401(k) plan, and health, disability and life insurance benefits, as well as other benefits.

The foregoing elements fit into our overall compensation objectives by helping to fulfill the future potential of our operations, facilitating our entry into new markets, providing proper regulatory compliance and helping to create a cohesive team.

Our policy for allocating between long-term and short-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives with an appropriate level of risk to maximize long-term value for our Company and our stockholders. Likewise, we provide cash compensation to meet competitive norms and reward good performance on an annual basis in the form of merit salary adjustments and bonus compensation to reward superior performance against specific short-term goals. We provide equity-based compensation as a long-term incentive and a means of directly aligning the interests of our executive officers with the interests of our stockholders. We believe that our overall compensation package, including benefits and equity-related awards, is competitive within the marketplace and consistent with the philosophy and objectives of our compensation program.

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COMPENSATION DISCUSSION AND ANALYSIS

Revisiting the Peer Group for Future Compensation Decisions. In connection with the refreshment of our compensation practices in 2017, the Compensation Committee also reviewed the prior peer group with assistance from Pearl Meyer and on March 31, 2017, approved revisions to better align compensation peers to the size of the Company. As of December 31, 2017, the peer group assets and other information relative to the peer group was as follows:

Company	State	Total Assets ($B)(1)
Banner Corporation	WA	$9.8
BofI Holding, Inc.	CA	$8.5
Columbia Banking System, Inc.	WA	$12.7
Customers Bancorp, Inc.	PA	$9.8
CVB Financial Corp.	CA	$8.3
FCB Financial Holdings, Inc.	FL	$10.7
Hilltop Holdings Inc.	TX	$13.4
Home BancShares, Inc.	AR	$14.4
LegacyTexas Financial Group, Inc.	TX	$9.1
Old National Bancorp.	IN	$17.5
Opus Bank	CA	$7.5
Pinnacle Financial Partners, Inc.	TN	$22.2
Simmons First National Corporation	AR	$15.1
South State Corporation	SC	$14.5
Sterling Bancorp	NY	$30.4
Washington Federal, Inc.	WA	$15.3
Peer Average		$13.7
Peer Median		$13.0
Banc of California	CA	$10.3
Percentile Rank of Banc of California		37

(1)	As of December 31, 2017. In addition, Capital Bank Financial Corporation was acquired on November 30, 2017 and is omitted from this December 31, 2017 peer listing.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Pay Decisions

Below is a summary of the basic pay actions for our Named Executive Officers for 2017. This summary is not a substitute for and does not describe all compensation set forth in the Summary Compensation Table below.

			Equity Incentives
Executive	Base Salary	Actual Cash Incentives	Award Type or Perf. Plan	Grant Date Fair Value or Potential Target Payout(1)			Vesting Period	TOTAL
Current Named Executive Officers
Bowers President and Chief Executive Officer	$700,000	$500,000	RSU PSU	$ $	740,250 740,250		3 Years 3 Year Cliff	$2,680,500
Bogler Chief Financial Officer	$450,000	$180,000	RSU		$358,750	(2)	3 Years	$988,750
Boyle Chief Risk Officer, Former Interim Chief Executive Officer	$600,000	$237,375	RSU PSU PSU	$ $ $	150,002 150,002 354,222		4 Years 3 year Cliff 1 Year	$1,491,601
Grosvenor General Counsel and Corporate Secretary	$500,000	$131,875	RSA RSU PSU	$ $ $	75,017 124,995 124,995		1 Year 4 Years 3 Year Cliff	$956,882
Pendergist Head of Real Estate Banking	$400,000	$112,500	RSU		$400,013		3 Year	$912,513
Former Named Executive Officers
Kuelbs Former Chief Investment Officer	$600,000	—	RSU PSU	$ $	75,001 75,001		4 Years 3 Year Cliff	$750,002
Seabold Former Management Vice Chair	$750,000	—	PSU		$750,001		1 Year	$1,500,001
Sugarman Former Board Chair, President and Chief Executive Officer	$800,000	—	N/A		N/A		N/A	$800,000
Turner Former Interim CFO, Former Interim President, and Former Chief Strategy Officer	$500,000	—	RSA PSU	$ $	150,013 253,034		1 Year 1 Year	$903,047
Wang Former Principal Financial Officer, Former Chief Accounting Officer	$290,000	—	RSU RSU RSU RSU PSU	$ $ $ $ $	145,004 75,017 47,134 77,496 77,496		3 Years 5 Years 1 Year 4 Years 3 Year Cliff	$702,147

(1)	For PSU, the grant date fair value assumes achievement of the target level of performance conditions.

(2)	In addition to the RSU granted to Mr. Bogler in fiscal 2017, Mr. Bogler is entitled to 17,500 PSUs under the terms of his employment agreement.

Annual Proxy Statement	2018	Page	61

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Program Best Practices

Based upon the evolving nature of the Company’s businesses and its dynamic profile, the Compensation Committee has implemented the following compensation strategies, which the Compensation Committee considers to be key elements for a program of compensation plans as set forth in the table below:

Strong Alignment with Stockholders—What We Do and What We Don’t Do

Strong Alignment with Stockholders—What We Do

Compensation Principles. We believe our compensation principles promote a best practice approach to compensation, by aligning the interests of our officers and our long-term strategy with the interests of stockholders and appropriately integrating risk with compensation so there are no features that could impact the safety and soundness of the Company.

Risk Events Are Considered in Pay Decisions. Our Compensation Committee conducts an annual assessment of the Bank’s executive and broad-based compensation programs to ensure prudent risk management.

Share Ownership Guidelines. We require that our Chief Executive Officer own shares equal to at least 300 percent of his after-tax base salary and that the other Named Executive Officers own shares equal to at least 100 percent of their after-tax base salary.

Hedging/Pledging Policy. We have a “no-hedging” policy and a “no-pledging” policy on Company shares.
Performance-Based Awards. Our executive compensation practice focuses on performance awards that are tied to overall stockholder objectives.
Strong Alignment with Stockholders—What We Don’t Do
No Tax Gross Ups. Our employment agreements do not provide for tax gross-ups in the event of a change of control event.
No Repricing or Repurchase of Underwater Equity Awards. Unless our stockholders approve, we do not permit the repricing or repurchase of underwater stock options or stock appreciation rights.
No Multi-Year Guaranteed Bonuses.

No “Single Trigger” Severance Payments on Change in Control in Employment Agreements. Our employment agreements do not have “single-trigger” cash severance payments resulting solely from the occurrence of a change of control.

No “Single Trigger” Vesting of Equity Awards Granted under Our 2013 Omnibus Stock Incentive Plan. Other than stock appreciation rights awards that were last granted on September 30, 2015, all equity awards under the 2013 Plan made to employees generally require “double trigger” (i.e., a termination of employment other than by the Company for cause or by the participant without good reason) before vesting can accelerate following a change in control. For performance-based awards, the 2013 Plan provides that, unless the performance award is replaced by a similar award, it shall be deemed earned and payable in an amount equal to at least the target level of performance. Our proposed 2018 Omnibus Stock Incentive Plan, which stockholders are being asked to approve at the Annual Meeting, contains the same feature.

How We Make Compensation Decisions

The Compensation Committee will consider information from a variety of sources when assessing the competitiveness of the Company’s current and future compensation levels. These sources include, but are not limited to, committee members, management, other members of the Board of Directors, publicly available compensation data regarding executive officers within the industry, the Company’s understanding of compensation arrangements at other financial institutions, feedback from key stakeholders (including stockholders, regulators and holders of our senior notes and preferred stock), and advice from the Compensation Committee’s consultants.

Page	62	Annual Proxy Statement	2018

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Chief Executive Officer and Interim Chief Executive Officer

Our Chief Executive Officer, Mr. Bowers, typically makes compensation recommendations to the Compensation Committee for all executive officers who report to him, who are not present during the deliberations. The Compensation Committee Chair will then make compensation recommendations with respect to the Chief Executive Officer, who will not attend that portion of the meeting. The Compensation Committee may accept or adjust such recommendations.

Prior to the appointment of Mr. Bowers in May 2017, the Interim Chief Executive Officer (Mr. Boyle) and the Interim President (Mr. Turner) would typically make compensation recommendations to the Compensation Committee for all executive officers reporting to each of them, who were not present during the deliberations. With respect to compensation of the Interim Chief Executive Officer and the Interim President, the Compensation Committee Chair made compensation recommendations and neither officer attended that portion of the meeting. The Compensation Committee could accept or adjust such recommendations.

Role of the Compensation Consultants

The Compensation Committee at times retains the services of independent consultants to assist the Compensation Committee with its consideration of the Company’s compensation policies, programs and practices.

In 2017, the Compensation Committee engaged compensation consultant Pearl Meyer, a consultant that has historically provided compensation advice to the Company, to assist the Compensation Committee in 2017 with a refresh of our compensation practices. In 2018, the Compensation Committee continued its engagement of Pearl Meyer to provide advice about determination of year-end bonus amounts for Named Executive Officers as well as the continued review and assessment of our compensation practices for 2018.

Base Salary

Each of the Named Executive Officers was hired pursuant to an offer letter or an employment agreement (or subsequently signed an employment agreement) that established the Named Executive Officer’s minimum base salary. Each employment agreement was the result of negotiations between the Company and the Named Executive Officer. Subject to the terms of employment agreements, salaries are reviewed and adjusted at the discretion of the Compensation Committee or the Board of Directors.

Annual Proxy Statement	2018	Page	63

COMPENSATION DISCUSSION AND ANALYSIS

The chart below shows the annual rate of base salary for each Named Executive Officer as of December 31, 2017. Other than an increase in Mr. Kuelbs base salary at the beginning of 2017 as required pursuant to the terms of his employment agreement, there were no changes to base salary amounts as compared to 2016.

	Annual Rate of Base Salary
Executive	2016	2017	% Change
Current Named Executive Officers
Bowers—hired in 2017 President and Chief Executive Officer	N/A	$700,000	0%
Bogler—hired in 2017 Chief Financial Officer	N/A	$450,000	0%
Boyle Chief Risk Officer, Former Interim Chief Executive Officer	$600,000	$600,000	0%
Grosvenor General Counsel and Corporate Secretary	$500,000	$500,000	0%
Pendergist—hired in 2017 Head of Real Estate Banking	N/A	$400,000	0%
Former Named Executive Officers
Kuelbs Former Chief Investment Officer	$500,000	$600,000	20%
Seabold Former Management Vice Chair	$750,000	$750,000	0%
Sugarman Former Board Chair, President and Chief Executive Officer	$800,000	$800,000	0%
Turner Former Interim CFO, Former Interim President, and Former Chief Strategy Officer	$500,000	$500,000	0%
Wang Former Principal Financial Officer and Former Chief Accounting Officer	$290,000	$290,000	0%

Mr. Boyle’s salary was reduced to $400 thousand effective April 1, 2018 in conjunction with the expiration of his employment agreement and will change to $425 thousand effective April 1, 2019 and $450 thousand effective April 1, 2020. Mr. Grosvenor will be retiring as General Counsel and Corporate Secretary effective May 15, 2018, and will thereafter continue to be employed by the Company as General Counsel Emeritus for which he will receive an annual base salary of $300,000.

Page	64	Annual Proxy Statement	2018

COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentives

The employment agreements or offer letters with our Named Executive Officers provide for additional or special compensation, such as incentive pay or bonuses, as the Board of Directors or Compensation Committee may from time to time determine. Employment agreements, offer letters or other arrangements for Named Executive Officers specify the following target incentive amounts; however, these amounts are targets only and the actual bonus amounts may be higher or lower than the targeted amounts at the discretion of the Compensation Committee:

Executive	Annual Target Incentive as defined by Employment Agreement or Other Arrangements	Target Description
Current Named Executive Officers
Bowers	$700,000(1)	100% of base salary.
Bogler	$112,500(1)	25% of base salary(3).
Boyle	$450,000(1)(2)	75% of base salary.
Grosvenor	No specific range	No specific range.
Pendergist	$300,000(1)	75% of base salary.
Former Named Executive Officers
Kuelbs	$600,000(1)	100% of base salary.
Seabold	$750,000(1)	100% of base salary. In addition to the annual bonus, Mr. Seabold’s employment agreement provided for an incentive bonus, targeted at 100% of the actual annual bonus received by Mr. Seabold.
Sugarman	$800,000(1)	100% of base salary.
Turner	$500,000(1)	100% of base salary. In addition to the annual bonus, Mr. Turner’s employment agreement provided for an incentive bonus, targeted at 100% of the actual annual bonus received by Mr. Turner.
Wang	$72,500(1)	25% of base salary.

(1)	As the target is based on a percentage of base salary, the target will increase if the base salary increases.

(2)	The amount in the table reflects what Mr. Boyle’s target bonus opportunity was prior to the reduction in his base salary that took effect April 1, 2018.

(3)

Pursuant to the terms of Mr. Bogler’s employment agreement, as Mr. Bogler joined the Company effective September 5, 2017, the target description in the table above is a pro rata percentage reflecting the portion of 2017 that he was employed by the Company. See Compensation Discussion and Analysis—Looking Forward: 2018 Compensation Structure for information regarding Mr. Bogler’s target cash incentives for 2018.

Fiscal Year 2017 Annual Incentive Plan. After a review of stockholder comments regarding prior cash incentives, a review of the key strategic objectives of the Company for 2017, and design alternatives to provide risk mitigators in the plan design, the Compensation Committee approved a revised annual incentive plan structure for 2017. Our program is intended to provide a target annual cash incentive to each Named Executive Officer who was an executive officer throughout 2017 as a percent of the officer’s salary, for achieving key annual performance objectives. Each executive had the opportunity to earn between a threshold and maximum amount based on the degree of achievement of the performance objectives.

Annual Proxy Statement	2018	Page	65

COMPENSATION DISCUSSION AND ANALYSIS

As recently hired executives, cash incentives for Messrs. Bowers, Bogler and Pendergist were governed by their employment agreements (for Messrs. Bowers and Bogler) as well as the Committee’s determination of their performance for the year. For 2018, they are subject to the Fiscal Year 2018 Annual Incentive Plan. For 2017, the annual incentive opportunity for Messrs. Boyle and Grosvenor and each former Named Executive Officer who was an executive officer at the time the 2017 Annual Incentive Plan was approved (Messrs. Kuelbs, Turner and Wang) is set forth below. Mr. Seabold was not considered in the 2017 Annual Incentive Plan as the Board of Directors determined on March 30, 2017 that Mr. Seabold no longer fit within the category of an executive officer as defined in Securities and Exchange Commission rules.

	Annual Incentive Opportunity as a % of Salary			Annual Incentive Opportunity in $
Name	Threshold	Target	Maximum	Threshold	Target	Maximum
Current Named Executive Officers
Boyle	37.5%	75%	112.5%	$225,000	$450,000	$675,000
Grosvenor	25%	50%	75%	$125,000	$250,000	$375,000
Former Named Executive Officers
Kuelbs	50%	100%	150%	$300,000	$600,000	$900,000
Turner*	50%	100%	200%*	$250,000	$500,000	$1,000,000
Wang	25%	50%	75%	$72,500	$145,000	$217,500

*

Annual Incentive Opportunity as per Mr. Turner’s annual bonus provision under his employment contract. The maximum payout takes into account that Mr. Turner was also eligible to receive an incentive bonus under his employment contract equal to the annual bonus subject to additional performance criteria as established by the Compensation Committee.

Each Named Executive Officer participating in the 2017 Annual Incentive Plan was eligible to receive an award based on achieving both corporate performance metrics as well as individual or business unit goals. The participating executives were eligible to earn 80 percent of their target incentive award based on corporate performance metrics, and the remaining 20 percent earned for achieving specific individual or group objectives.

Performance Objective	Percent of Objective Cash Incentive	Threshold Performance (Payout at 50% of Target)	Target Performance	Maximum Performance (Payout at 150% of Target)	Performance Achieved
Core Deposit Growth*	20%	10%	20%	30%	Below Threshold
ROAA	20%	0.91%	1.02%	1.10%	Below Threshold
Classified Assets to Total Assets (%)	20%	70th Percentile of Peers	80th Percentile of Peers	90th Percentile of Peers	Exceeded Target
Adjusted Efficiency Ratio (%)	20%	57.7%	54.5%	51.5%	Below Threshold
Individual or Group Objectives	20%	Subject to achieving specific Individual or group objectives			Maximum

*

We define core deposits as noninterest-bearing deposits, interest-bearing demand deposits, NOW accounts, IRA accounts and money market accounts. The Compensation Committee excludes institutional banking deposits and certificate of deposits in our core deposit goal for the annual incentive plan.

In addition to utilizing several performance metrics, the 2017 Annual Incentive Plan had provisions intended to mitigate risk, including a performance gate based on maintaining a specific Capital Ratio (Common Equity Tier 1 Capital Ratio), below which no payouts, including the amounts related to individual or group objectives, could occur. The Compensation Committee and the Board also reserved the right to apply negative discretion to any calculated payments as needed to reflect the business environment and market conditions that could affect the Bank’s performance and incentive plan funding, and meet applicable legal and regulatory requirements. The awards are also subject to the Company’s recoupment policy that was enhanced in March 2017, as described under Compensation Discussion and Analysis—Recoupment Policy.

Page	66	Annual Proxy Statement	2018

COMPENSATION DISCUSSION AND ANALYSIS

The cash incentive amounts, which have been awarded under the 2017 Annual Incentive Plan, are as follows:

Officer	Core Deposit Growth	ROAA	Classified Assets to Total Assets	Adjusted Efficiency Ratio	Individual Objectives	Total Cash Incentives Earned
Boyle	—	—	$119,250	—	$118,125	$237,375
Grosvenor	—	—	$66,250	—	$65,625	$131,875

Fiscal Year 2017 Annual Cash Incentives. Our other current Named Executive Officers (Messrs. Bowers, Bogler and Pendergist), each of whom became employed by the Company or the Bank after the 2017 Annual Incentive Plan was adopted have received the following cash bonuses for 2017:

Executive	2017 Year End Cash Incentives
Bowers	$500,000
Bogler	$180,000
Pendergist	$112,500

Under their employment agreements with the Company, Messrs. Bowers (whose employment began May 8, 2017) and Bogler (whose employment began September 5, 2017) were entitled to minimum annual bonuses for 2017 of $425,000 and $112,500, respectively. Mr. Bogler also received a $50,000 sign-on bonus under his employment agreement. Based on individual performance, the Compensation Committee determined to award Messrs. Bowers and Bogler cash incentive payments higher than the minimum annual bonus amounts set forth in their respective employment agreements. In addition, based on the individual performance of Mr. Pendergist (whose employment began on August 28, 2017), the Compensation Committee determined to award him a cash incentive payment of $112,500.

Long-Term Incentives

The Compensation Committee believes that a significant portion of Named Executive Officers’ target compensation should be in the form of long-term incentives, which motivates leaders and key employees using awards tied to the long-term performance of the Company. These awards are intended to reward performance over a multi-year period, align the interests of executives with those of stockholders, instill an ownership culture, enhance the personal stake of executive officers in the growth and success of the Company, and provide an incentive for continued service at the Company. Long-term incentive awards are currently granted under the 2013 Plan. If the 2018 Plan is approved by stockholders at the Annual Meeting, such awards will thereafter be granted under the 2018 Plan. The Company may issue long-term incentives in three ways: upon hire, retention awards, and annual awards.

Annual Proxy Statement	2018	Page	67

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2017 Annual Equity Awards. Given the feedback from stockholders regarding the desire to provide performance-contingent equity, the Compensation Committee approved revisions to our philosophy regarding long-term incentive awards to include a performance requirement for 50 percent of the annual award of RSUs issued to each Named Executive Officer. Grants of RSUs, other than new hire awards and retention awards, generally contain one or more performance gating criteria intended to mitigate risk. Per their employment agreements, Messrs. Seabold’s and Turner’s 2017 awards differed from the Compensation Committee’s stated philosophy in regards to the mix of time-vested and performance contingent awards. In addition, Messrs. Bogler and Pendergist were hired during 2017 and received time-vested inducement awards only. Lastly, Messrs. Grosvenor, Turner and Wang also received certain time-vested inducement and retention awards. The 2017 PSUs are subject to two goals, growth in EPS over a three-year period beginning January 1, 2017 and ending December 31, 2019 (after adjusting for any share repurchases), and our Total Stockholder Return relative to a select group of comparators over the same period. The balance of the awards were granted in the form of RSUs with a four-year ratable vesting schedule.

2017 Annual Equity Awards

The following are the 2017-2019 corporate target performance measures and corresponding award opportunities approved for the Company’s executive officers:

Performance Corresponding to Threshold, Target and Maximum Payouts
Performance Measure	Threshold (50% of Target Shares)	Target Shares	Maximum (150% of Target Shares)
2019 Diluted EPS	95% of Targeted Performance	Targeted Performance	105% of Targeted Performance
Relative TSR	40th Percentile	50th Percentile	75th Percentile

As with the 2017 Annual Incentive Plan, both the time-vested RSUs and the PSUs have additional provisions to mitigate risk, including a performance gate based on maintaining a specific Capital Ratio level (Common Equity Tier 1 Capital Ratio), below which no payouts will occur; provided, however, that there is no performance gate for time-vested RSUs granted as new-hire inducement awards during 2017 to Messrs. Bowers, Bogler, Pendergist and Wang. The Committee also maintains the ability to reduce the awards below the calculated award levels. The PSUs are also subject to the recoupment policy. For the portion of the annual equity award where payout is conditioned on our performance relative to peers, the awards are also subject to a maximum payout at target to the extent our absolute Total Stockholder Return for the three-year period is negative, regardless of our relative performance.

Page	68	Annual Proxy Statement	2018

COMPENSATION DISCUSSION AND ANALYSIS

As of December 31, 2017, due to the fact that the three-year performance period for these awards was still in process (the period begins on January 1, 2017 and ends on December 31, 2019), none of these awards were earned. For the awards that were granted, set forth below is the grant date of each award and the grant date fair value assuming the most probable outcome of achieving the performance conditions, as well as the grant date fair value assuming achievement of the target and the maximum levels of performance:

2017 Performance Contingent Awards Based on Diluted EPS and Relative TSR
			Grant Date Fair Value ($)
Officer	Grant Date	Type of Award Granted	Assuming Most Probable Outcome is Achieved	Assuming Target Outcome is Achieved	Assuming Maximum Performance is Achieved
	Current Named Executive Officers
Bowers	6/8/2017	PSU	$410,725	$740,250	$1,494,500
Boyle	4/14/2017	PSU	$83,624	$150,002	$225,024
Grosvenor	4/14/2017	PSU	$69,682	$124,995	$187,514
	Former Named Executive Officers
Kuelbs	4/14/2017	PSU	$41,800	$75,001	$112,512
Wang	4/14/2017	PSU	$40,415	$77,496	$108,744

Equity Awards to Interim Chief Executive Officer and Interim President and Chief Financial Officer. After the appointment of Mr. Boyle as Interim Chief Executive Officer and Mr. Turner as Interim President and Interim Chief Financial Officer at the beginning of 2017, the Compensation Committee approved interim equity incentive opportunities for each officer to recognize their additional roles and responsibilities with grant date fair values in the amounts of approximately $355 thousand and $253 thousand, respectively.

In the case of Mr. Boyle and as set forth in the table below, $236 thousand of the grant date fair value of the award vested on April 1, 2018 upon achievement of the performance criteria relating to brokered deposits and adjusted efficiency ratio being achieved as of December 31, 2017. Mr. Turner forfeited his interim equity incentive opportunity when he resigned from the Company in June 2017.

Boyle: Interim CEO Award
Performance Objective Measured as of December 31, 2017	Performance Achieved	Shares of Target Award That Will Vest if Performance Is Achieved (#)	Grant Date Fair Value of the Award ($)	Grant Date Fair Value of the Award that was Earned ($)
Adjusted Efficiency Ratio is less than 60%	Target Not Achieved	5,636	$118,474	$—
Brokered Deposits to Total Funding is reduced to less than $2.06 billion	Target Achieved	5,636	$118,474	$118,474
Classified Assets to Total Assets is below median of Peers	Target Achieved	5,636	$118,474	$118,474
		TOTAL	$354,422	$236,148

Annual Proxy Statement	2018	Page	69

COMPENSATION DISCUSSION AND ANALYSIS

New-Hire and Retention Awards. At the discretion of the Board of Directors, the Company awards new-hire equity awards upon hire. During 2017, the Company granted new-hire awards of RSUs to Messrs. Bowers, Bogler, Pendergist and Wang, which vest over a period of three-to five-years. In addition, the Company granted retention awards of RSAs, which vest over a one-year period, to Messrs. Grosvenor, Turner and Wang. Messrs. Turner and Wang subsequently forfeited their retention awards upon their respective resignations from the Company.

New Hire and Retention Awards (Time-Vested)
Executive	Grant Date	Grant Date Fair Value of New-hire Incentives that vests over three to five years ($)	Grant Date Fair Value of Retention Incentives that Vested on April 1, 2018 ($)	Total
Current Named Executive Officers
Bowers	6/8/2017	$740,250	—	$740,250
Bogler	10/25/2017	$358,750	—	$358,750
Grosvenor	4/3/2017	—	$75,017	$75,017
Pendergist	11/1/2017	$400,013	—	$400,013
Former Named Executive Officers
Turner	4/3/2017	—	$150,013	$150,013
Wang	4/3/2017	$220,020	$47,134	$267,154

Other Incentives that Vested Based on Achievement of Performance Conditions. Other incentives for which the Compensation Committee determined performance objectives were achieved to allow vesting or grant of cash or equity during 2017 are described below:

Name	Grant Date	Shares Granted	Award Type and Vesting	Amount of shares Earned/Vested and Unvested as of December 31, 2017
Boyle	5/15/2015	80,000

Award: Option

Vesting: Substantially equal annual installments over a period of five-years beginning on April 1, 2016 and each April 1st thereafter.

Performance Goals: The target and maximum objective shall be attained if the Bank achieves a certain regulatory standing during the vesting period, with the number of shares vesting calculated based on the number of days of each vesting period that the standing is achieved.

				Date Vested: April 1, 2017 Earned/Vested: 16,000 (maximum amount) Unvested: 48,000
Grosvenor	5/15/2015	60,000

Award: Option

Vesting: Substantially equal annual installments over a period of five-years beginning on April 1, 2016 and each April 1st thereafter.

Performance Goals: The target and maximum objective shall be attained if the Bank achieves a certain regulatory standing during the vesting period, with the number of shares vesting calculated based on the number of days of each vesting period that the standing is achieved.

				Date Vested: April 1, 2017 Earned/Vested: 12,000 (maximum amount) Unvested: 36,000

Page	70	Annual Proxy Statement	2018

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee’s Response to 2016 “Say-on-Pay” Vote

At our 2016 annual meeting of stockholders, our stockholders were presented with, but did not approve, an advisory (non-binding) proposal regarding the compensation of our executives disclosed in our proxy statement for that meeting.

In response to our 2016 advisory vote on executive compensation and as part of our overall 2017 Board and management refresh, we engaged in stockholder outreach targeting stockholders representing collectively over 75 percent of our outstanding voting common shares as of December 31, 2016 to give them the opportunity to provide feedback that would help us shape our compensation program. Additionally, our Compensation Committee retained compensation consultant Pearl Meyer to re-evaluate and assist with improving our executive compensation programs and we have made significant changes as described in this Compensation Discussion and Analysis. We are continuing to evaluate our compensation programs to address stockholder feedback, and to allow the Company to remain competitive in the market, and retain and attract talented management.

Stock Ownership Guidelines

In April 2013, the Board of Directors adopted stock ownership guidelines for senior officers of the Company. The guidelines require our Chief Executive Officer to own shares equal to at least three times of his or her after-tax base salary and that the other Named Executive Officers beneficially own shares equal to at least one times of his or her after-tax base salary. Compliance with the guidelines is required to be achieved within two years from the date each officer first becomes subject to the guidelines. We evaluate stock ownership of our executive officers and directors annually, on the last day of our fiscal year. As of December 31, 2017, all of the current Named Executive Officers were in compliance with the Stock Ownership Guidelines. For stock ownership guidelines of directors, see Corporate Governance Matters—Corporate Governance Framework—Stock Ownership Guidelines.

Recoupment Policy

Under Section 304 of the Sarbanes Oxley Act of 2002, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be required to reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document; and (ii) any profits realized from the sale of securities of the Company during that 12-month period.

On March 29, 2017, the Compensation Committee approved an enhanced recoupment policy that provides the Board with the ability to recover or cancel cash incentive compensation and equity awards granted to officers beginning with the 2017 awards. The Board is committed to strong corporate governance and the integrity of the Company’s financial statements. Under the recoupment policy, if we are required to restate the Company’s financial statements to correct a material error, or if the Board determines that a financial, operational or other performance metric used to determine the grant, vesting, payment or issuance of incentive compensation was calculated incorrectly, the Board will, if it determines in its sole discretion that it is appropriate, feasible and in the best interests of the Company and its stockholders, cause the forfeiture of outstanding incentive compensation awards and require reimbursement of all or part of the incentive compensation previously granted, vested, paid or issued, in each case, in the amount by which the incentive compensation exceeded the amount that would have been granted, vested, paid or issued based on the restated financial statements or correctly calculated metric.

The policy also provides for recoupment of gain realized from the sale of shares received under an incentive compensation award to the extent the shares would have been subject to recoupment, and for recoupment or forfeiture of awards in such amount as the Board determines from any officer who engages in illegal, fraudulent, or dishonest conduct that has or could materially adversely affect us, or that contributed to the grant, vesting, payment or issuance of incentive compensation to the officer that was greater than what would have been granted, vested, paid or issued in the absence of the misconduct.

Annual Proxy Statement	2018	Page	71

COMPENSATION DISCUSSION AND ANALYSIS

Anti-Hedging/Pledging Policy

The Company considers it inappropriate for any director or officer to enter into speculative transactions in the Company’s securities. The Company’s insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Directors, officers, and other employees also may not purchase the Company’s securities on margin, or borrow against any account in which Company securities are held. The prohibitions do not apply to a broker-assisted cashless exercise of stock options granted as part of a Company incentive plan.

Equity Grant Policy

The Board of Directors and, by delegation, the Compensation Committee administers the 2013 Plan and establishes the rules for all awards granted under the plan, including grant guidelines, vesting schedules, and other provisions. The Board of Directors or the Compensation Committee reviews these rules periodically and considers, among other things, the interests of our stockholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by the Chief Executive Officer. If the proposed 2018 Plan is approved by stockholders at the Annual Meeting, future equity awards will be granted under that plan.

The Board of Directors or the Compensation Committee reviews the awards granted for all employees. For annual awards granted in 2017, the Compensation Committee reviewed the recommendations of the Chief Executive Officer for executives and other employees, modified the proposed grants in certain circumstances, and approve the awards effective as of the date of its approval.

The exercise prices of stock option or stock appreciation right grants are set at the closing market price of a share of Company’s voting common stock on the date the Board of Directors or Compensation Committee approves the grants, except that the exercise price of each stock option granted under the 2013 Plan is equal to the closing price of the Company’s voting common stock on the business day before the grant. The exercise price of new hire awards and relocation or retention grants is determined as set forth above, except that in certain circumstances the exercise price is set on the date of hire or effective date of the underlying agreement providing for such grant rather than the date of the approval thereof.

401(k) Plan

We offer a qualified, tax exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who participate in the 401(k) Plan receive matching contributions, including the Named Executive Officers, who receive matching contributions on the same terms and using the same formulas as other participating employees. Participants are also permitted to borrow against their account balance in the 401(k) Plan.

Perquisites and Other Benefits

Our executives are entitled to few benefits that are not otherwise available to all of our employees. During 2017, the limited perquisites that we provided to our Named Executive Officers included a company car or auto allowance. In addition, the Named Executive Officers were given the option of receiving the services of a financial advisory firm to assist with their personal financial planning. Each of these perquisite programs were discontinued in 2018.

Page	72	Annual Proxy Statement	2018

COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreements

During 2017 and continuing through 2018, the Company is in the process of moving away from employment agreements with Named Executive Officers other than the Chief Executive Officer, Chief Financial Officer and employment agreements that were already in effect with the Chief Risk Officer (which expired April 1, 2018) and General Counsel (which expired April 15, 2018). Each employment agreement was reviewed by the Compensation Committee (or its predecessor, the then-acting Compensation, Nominating and Corporate Governance Committee). The Compensation Committee determined that the compensation packages provided under these agreements was fair and reasonable on the basis of its assessment of comparable compensation opportunities available to the individuals. The specifics of these arrangements are described in detail below under Employment Agreements.

Payments Due Upon Termination or a Change in Control

Under the terms of our equity-based compensation plans and their respective employment agreements, our Chief Executive Officer and Chief Financial Officer are entitled to acceleration of vesting of equity awards and other severance benefits upon termination of their employment under specified circumstances, and certain of the other Named Executive Officers are entitled to acceleration of vesting of equity awards and other severance benefits upon termination of their employment under specified circumstances. The specific terms of these arrangements, as well as estimates of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail below under Employment Agreements—Potential Payments upon Termination of Employment or Change in Control.

Tax Impact

Prior to the enactment of H.R. 1, originally known (and referred to below) as the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, Section 162(m) of the Internal Revenue Code did not permit publicly traded companies to take income tax deductions for compensation paid to the Chief Executive Officer and the other Named Executive Officers if employed at year end (other than the Chief Financial Officer) to the extent that taxable compensation exceeds $1.0 million per officer in any taxable year and did not otherwise qualify as performance-based compensation.

The 2013 Plan is structured so that the compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation not subject to the $1.0 million limitation. Other awards made under the 2013 Plan may or may not qualify as performance-based compensation.

The Tax Cuts and Jobs Act eliminated the performance-based compensation exception under Section 162(m), effective January 1, 2018, subject to a transitional rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that our Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1.0 million to our Named Executive Officers, including our Chief Financial Officer, generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to our Named Executive Officers, our Compensation Committee will—consistent with its past practice—continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders, with deductibility of compensation being one of a variety of considerations taken into account. We are currently analyzing whether to redesign any of our compensation programs in light of the amendments to Section 162(m) and other sections of the Internal Revenue Code that became effective this year.

Annual Proxy Statement	2018	Page	73

REPORT OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

The Compensation and Human Capital Committee of the Company’s Board of Directors is comprised of the undersigned directors, each of whom is independent as independence is defined for compensation committee members under the NYSE Listed Company Manual. The Compensation and Human Capital Committee’s responsibilities are defined in a written charter adopted by the Board of Directors.

The Compensation and Human Capital Committee has reviewed and discussed the above Compensation, Discussion and Analysis with management. Based on such review and discussions, the Compensation and Human Capital Committee recommended to the Company’s Board of Directors that the Compensation, Discussion and Analysis be included in this proxy statement.

Compensation and Human Capital Committee

Jeffrey Karish, Chair

Robert D. Sznewajs

Bonnie G. Hill

W. Kirk Wycoff

Page	74	Annual Proxy Statement	2018

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation paid to or earned by our 2017 Named Executive Officers during the years ended December 31, 2017, 2016 and 2015. For information regarding the employment agreements between the Company and certain of the current Named Executive Officers, as well as descriptions of the separation agreements with certain of our former Named Executive Officers, see Employment Agreements.

As used in the tables below, RSA refers to restricted stock award, RSU refers to restricted stock unit, PSU refers to performance stock unit and SAR refers to stock appreciation right.

Name and Principal Position(1)	Year	Salary	Bonus	Stock Awards(2)		Stock Option/ SAR Awards		Non- Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Current Named Executive Officers for Fiscal 2017
Douglas H. Bowers	2017	$424,242	$ 500,000	$1,157,975		—		—	—	$ 154,634	$ 2,236,851
President and Chief Executive Officer
John A. Bogler	2017	$127,841	$ 180,000	$ 358,750		—		—	—	$ 46	$ 666,637
Chief Financial Officer
Hugh F. Boyle	2017	$600,000	—	$ 469,774		—		$ 237,375	—	$ 32,352	$ 1,339,501
Chief Risk Officer	2016	$599,679	—	$ 675,037		—		$ 180,000	—	$ 44,600	$ 1,499,316
	2015	$404,167	$ 375,000	$ 299,995		$317,600		—	—	$ 91,686	$ 1,488,448
John C. Grosvenor	2017	$500,000	—	$ 269,694		—		$ 131,875	—	$ 28,598	$ 930,167
General Counsel and Corporate Secretary	2016	$501,378	—	$ 400,045		—		$ 200,000	—	$ 34,431	$ 1,135,854
	2015	$389,583	$ 400,000	$ 400,001		$238,200		—	—	$ 145,315	$ 1,573,099
Jason M. Pendergist	2017	$122,222	$ 112,500	$ 400,013		—		—	—	$ 1,363	$ 636,098
Head of Real Estate Banking
Former Named Executive Officers for Fiscal 2017
Brian P. Kuelbs	2017	$600,000	—	$ 418,586	(5)(6)	—		—	—	$ 445,662	$ 1,464,248
Former Chief Investment Officer
Jeffrey T. Seabold	2017	$539,773	—	$ 750,001	(5)	—		—	—	$ 44,400	$ 1,334,174
Former Management Vice Chair	2016	$750,000	—	$ 650,011		—		$ 850,000	—	$ 63,090	$ 2,313,101
	2015	$647,917	—	$ 50,003		—		$1,500,000	—	$ 111,407	$ 2,309,327
Steven A. Sugarman	2017	$ 85,128	—	$4,053,731	(7)	$ 56,835	(8)	—	—	$2,589,506	$ 6,785,200
Former Board Chair, Former President and Former Chief Executive Officer	2016	$748,590	$1,500,000	$5,500,032		—		$2,250,000	—	$ 114,755	$10,113,377
	2015	$600,000	$ 250,000	$1,499,998		$ 5,114		—	—	$ 216,198	$ 2,571,310
J. Francisco A. Turner	2017	$248,106	—	$ 318,702	(5)	—		—	—	$2,793,183	$ 3,359,991
Former Interim Chief Financial Officer, Former Interim President and Former Chief Strategy Officer	2016	$497,372	—	$1,725,033		$632,140		$ 400,000	—	$ 60,088	$ 3,314,633
Albert J. Wang	2017	$217,500	—	$ 380,066	(5)	—		—	—	$ 18,320	$ 615,886
Former Principal Financial Officer and Former Chief Accounting Officer

(1)

Indicates titles held by each Named Executive Officer as of March 29, 2018. During the year ended December 31, 2017, we experienced significant changes in management throughout the Company, including the following changes among the Named Executive Officers:

◾

On January 23, 2017, Mr. Sugarman resigned as Board Chair, President and Chief Executive Officer of the Company and the Bank, and Mr. Boyle was appointed Interim Chief Executive Officer of the Company and Interim Chief Executive Officer and President of the Bank. In addition, Mr. Turner was appointed Interim Chief Financial Officer of the Company and the Bank and Interim President of the Company.

◾

On March 30, 2017, the Board of Directors determined Mr. Seabold no longer fit within the definition of an executive officer under Securities and Exchange Commission rules. In September 2017, Mr. Seabold submitted a notice of termination of employment to the Company.

◾

On May 8, 2017, Mr. Bowers was appointed President and Chief Executive Officer of the Company and the Bank, replacing Mr. Boyle as Interim Chief Executive Officer and Mr. Turner as Interim President. Mr. Boyle continued to serve as the Chief Risk Officer of the Company and the Bank, and Mr. Turner continued to serve as Interim Chief Financial Officer and Chief Strategy Officer of the Company and the Bank.

◾

On June 12, 2017, Mr. Turner resigned from all positions held with the Company and the Bank, and Mr. Wang was appointed to serve as the Company’s Interim Principal Financial Officer, and continued to serve as the Chief Accounting Officer for the Company and the Bank.

◾

Effective September 5, 2017, Mr. Bogler was appointed Chief Financial Officer of the Company and the Bank. Mr. Wang resigned as Interim Principal Financial Officer effective September 5, 2017 and as Chief Accounting Officer effective September 15, 2017.

◾	On August 28, 2017, Mr. Pendergist was appointed Head of Real Estate Banking.
◾	Effective December 1, 2017, Mr. Kuelbs resigned as Chief Investment Officer of the Company and the Bank.

Annual Proxy Statement	2018	Page	75

SUMMARY COMPENSATION TABLE

The amounts reported in the Summary Compensation Table above reflect compensation earned by each Named Executive Officer for the time served in the various capacities summarized above. No compensation information is provided for Messrs. Bowers, Bogler, and Pendergist for fiscal 2016 and 2015 as they were not employed by the Company or the Bank during those years. In addition, no compensation information is provided for Messrs. Kuelbs or Wang for fiscal 2016 and 2015 and, for Mr. Turner, for fiscal 2015 as they were not named executive officers for those years.

(2)

For 2017, represents the grant date fair values of the stock awards granted in that year, calculated under ASC Topic 718. Fair values of stock awards were valued at the closing price of the Company’s voting common stock on the grant date of the award. For PSUs, the grant date fair value is calculated based on the most probable outcome of the performance conditions as of the grant date. The amounts shown do not represent the actual value realized by each Named Executive Officer. The following table sets forth the grant date fair value for each award granted to the Named Executive Officers during the year ended December 31, 2017. For PSUs, both the grant date fair value assuming achievement of the most probable outcome of the performance conditions (which is the amount set forth in column of the Summary Compensation Table titled Stock Awards), and the grant date fair value assuming the maximum award amount is achieved are presented. See 2017 Grants of Plan Based Awards table and the Compensation Discussion and Analysis for details regarding the awards.

			Grant Date Fair Value
Name	Grant Date	Type of Award Granted	Assuming Most Probable Outcome is Achieved	Assuming Maximum Value is Achieved
Bowers	6/8/2017	RSU	$747,250	$747,250
	6/8/2017	PSU	$410,725	$1,494,500
Bogler	10/25/2017	RSU	$358,750	$358,750
Boyle	3/29/2017	PSU	$236,148	$354,222
	4/14/2017	PSU	$83,624	$225,024
	4/14/2017	PSU	$150,002	$150,002
Grosvenor	4/3/2017	RSA	$75,017	$75,017
	4/14/2017	PSU	$69,682	$187,514
	4/14/2017	PSU	$124,995	$124,995
Pendergist	11/1/2017	RSU	$400,013	$400,013
Kuelbs	4/14/2017	PSU	$41,800	$112,512
	4/14/2017	PSU	$75,001	$75,001
Seabold	7/6/2017	PSU	$750,001	$752,500
Turner	3/29/2017	PSU	$168,690	$253,034
	4/3/2017	RSA	$150,013	$150,013
Wang	4/3/2017	RSA	$47,134	$47,134
	4/3/2017	RSA	$145,004	$145,004
	4/3/2017	RSA	$75,017	$75,017
	4/14/2017	PSU	$40,415	$108,744
	4/14/2017	PSU	$72,496	$72,496

(3)	For 2017, represents payments under the 2017 Annual Incentive Plan.

Page	76	Annual Proxy Statement	2018

SUMMARY COMPENSATION TABLE

(4)	All other compensation for the year ended December 31, 2017 consisted of the items set forth in the table below:

Name	Year	401(k) Match	Dividends on Unvested RSAs	Auto Allowance or Cost of Company Vehicle(a)	Other Fringe Benefits(b)	Relocation	Post- Employment Health Care Benefits(c)	Severance	Total
		Current Named Executive Officers for Fiscal 2017
Bowers	2017	—	—	$4,118	$516	$150,000	—	—	$154,634
Bogler	2017	—	—	—	$46	—	—	—	$46
Boyle	2017	—	$28,151	$3,169	$1,032	—	—	—	$32,352
Grosvenor	2017	$6,833	$10,605	$8,112	$3,048	—	—	—	$28,598
Pendergist	2017	$1,333	—	—	$30	—	—	—	$1,363
		Former Named Executive Officers for Fiscal 2017
Kuelbs	2017	$5,425	$23,642	$7,078	$20,517	—	—	$389,000	$445,662
Seabold	2017	$9,365	$18,583	$4,000	$12,452	—	—	—	$44,400
Sugarman	2017	$3,405	$32,631	$2,335	$20	—	$26,115	$2,525,000	$2,589,506
Turner	2017	$4,500	$27,549	$3,000	$8,134	—	—	$2,750,000	$2,793,183
Wang	2017	$10,800	$1,678	$5,752	$90	—	—	—	$18,320

(a)

For Messrs. Grosvenor, Kuelbs and Wang, the amounts represent the cost to the Company to provide vehicles, as well as an automobile allowance. For Messrs. Bowers, Boyle and Sugarman, the amounts represent the cost to the Company to provide vehicles. For Messrs. Turner and Seabold, the amounts reflect an automobile allowance.

(b)

For Messrs. Kuelbs, Seabold and Turner, the amounts represent the imputed income relating to financial planning consulting services, as well as Company-paid life insurance premiums. For Messrs. Bowers, Bogler, Grosvenor, Pendergist, Sugarman and Wang, the amounts represent Company-paid life insurance premiums.

(c)	The amounts represent amounts paid for COBRA premiums during 2017 for Mr. Sugarman following his resignation from the Company.

(5)

For Messrs. Kuelbs, Seabold, Turner, and Wang, amounts include PSUs with a grant date fair value of $117 thousand, $750 thousand, $169 thousand, and $113 thousand, respectively, that were subsequently cancelled due to departure from the Company. For Messrs. Turner and Wang, the amounts also include RSAs of $150 thousand and $267 thousand, respectively, that were subsequently cancelled.

(6)

In addition to the grant date fair value of $117 thousand for the awards granted to Mr. Kuelbs in 2017, this amount also includes incremental fair value of $302 thousand for unvested RSUs and unvested RSAs that were accelerated on December 14, 2017 pursuant to the Separation Agreement by and between Mr. Kuelbs and the Company executed on the same date. The incremental fair value was calculated in accordance with ASC Topic 718.

(7)

Represents the incremental fair value of 251,005 unvested RSAs issued to Mr. Sugarman during the year ended December 31, 2016, the vesting of which was accelerated on January 23, 2017 pursuant to the Separation Agreement between Mr. Sugarman and the Company executed on the same date. The incremental fair value was calculated in accordance with ASC Topic 718.

(8)

Represents the incremental fair value of 7,829 unvested SARs previously issued to Mr. Sugarman, the vesting of which was accelerated on January 23, 2017 pursuant to the Separation Agreement between Mr. Sugarman and the Company executed on the same date. The incremental fair value was calculated in accordance with ASC Topic 718. See Outstanding Equity Awards at December 31, 2017—Information about Warrants and Stock Appreciation Rights below.

Annual Proxy Statement	2018	Page	77

CHIEF EXECUTIVE OFFICER PAY RATIO

Below is (i) the 2017 total annualized compensation of our Chief Executive Officer, Mr. Bowers; (ii) the 2017 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our Chief Executive Officer to that of our median employee; and (iv) the methodology we used to calculate our Chief Executive Officer pay ratio:

CEO Total Annualized Compensation (1)	$2,512,609
Median Employee Annual Total Compensation	$76,588
CEO to Median Employee Pay Ratio	33:1

(1)

Reflects an adjustment to Mr. Bowers’ salary from the amount reported in the Summary Compensation Table above to reflect the amount that would have been paid to Mr. Bowers if he had served as the Company’s Chief Executive Officer for the full fiscal year ended December 31, 2017.

Our Chief Executive Officer pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process is explained below:

◾

Determination of Employee Population. We determined that, as of December 1, 2017, our total employee population consisted of 749 individuals, consisting of full-time, part-time, and/or temporary workers, employed by the Company and the Bank.

◾

Identification of the Median Employee. The compensation measure we used to identify the median employee was Box 5 on Form W-2 for fiscal 2017, which identifies wages from our payroll records as reported to the Internal Revenue Service. We chose Form W-2 because our employee population consisted solely of U.S. employees, and this compensation measure applies to all U.S. employees, allowing for accessibility and broad comparability. No full-time equivalent adjustments were made for part-time employees.

◾

Calculation of Chief Executive Officer Pay Ratio. We calculated our median employee’s annual total compensation for 2017 according to the Securities and Exchange Commission’s instructions for preparing the Summary Compensation Table. We then calculated our Chief Executive Officer’s total compensation for 2017 using the same approach to determine the pay ratio shown above, and annualized Mr. Bowers’ total compensation amount to reflect the amount that would have been paid to Mr. Bowers had he served as our Chief Executive Officer for the full fiscal year. Due to these adjustments, Mr. Bowers’ total compensation for pay ratio purposes differs from the amount reported for Mr. Bowers in the Summary Compensation Table above.

The Securities and Exchange Commission’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Page	78	Annual Proxy Statement	2018

2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards to the Named Executive Officers for 2017.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Option Awards: Number of Securities Underlying Stock Options/ SARs (#)	Exercise/ Base Price of Stock Option/ SAR Awards ($/Share)	Grant Date Fair Value of Stock and Stock Option/ SAR Awards (2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Current Named Executive Officers for Fiscal 2017
Bowers	6/8/2017	(3)	—	—	—	17,500	35,000	70,000	—	—	—	$410,725
	6/8/2017		—	—	—	—	—	—	35,000	—	—	$747,250
Bogler	10/25/2017		—	—	—	—	—	—	17,500	—	—	$358,750
Boyle	3/29/2017		$225,000	$450,000	$675,000	—	—	—	—	—	—	—
	3/29/2017	(4)	—	—	—	—	16,908	16,908	—	—	—	$236,148
	4/14/2017	(3)	—	—	—	1,782	3,564	10,690	—	—	—	$83,624
	4/14/2017	(5)	—	—	—	—	7,126	7,126	—	—	—	$150,002
Grosvenor	3/29/2017		$125,000	$250,000	$375,000	—	—	—	—	—	—	—
	4/3/2017		—	—	—	—	—	—	3,624	—	—	$75,017
	4/14/2017	(3)	—	—	—	1,486	2,970	8,908	—	—	—	$69,682
	4/14/2017	(5)	—	—	—	—	5,938	5,938	—	—	—	$124,995
Pendergist	11/1/2017		—	—	—	—	—	—	19,003	—	—	$400,013
Former Named Executive Officers for Fiscal 2017
Kuelbs	3/29/2017		$300,000	$600,000	$900,000	—	—	—	—	—	—	—
	4/14/2017	(3)	—	—	—	892	1,782	5,345	—	—	—	$41,800
	4/14/2017	(5)	—	—	—	—	3,563	3,563	—	—	—	$75,001
Seabold	7/6/2017	(6)	—	$750,000	$752,500	—	34,325	34,439	—	—	—	$750,000
Turner	3/29/2017		$250,000	$500,000	$1,000,000	—	—	—	—	—	—	—
	3/29/2017	(4)	—	—	—	—	12,078	12,078	—	—	—	$168,689
	4/3/2017		—	—	—	—	—	—	7,247	—	—	$150,013
Wang	3/29/2017		$72,500	$145,000	$217,500	—	—	—	—	—	—	—
	4/3/2017		—	—	—	—	—	—	2,277	—	—	$47,134
	4/3/2017		—	—	—	—	—	—	7,005	—	—	$145,004
	4/3/2017		—	—	—	—	—	—	3,624	—	—	$75,017
	4/14/2017	(3)	—	—	—	862	1,723	5,166	—	—	—	$40,415
	4/14/2017	(5)	—	—	—	—	3,444	3,444	—	—	—	$72,496

(1)

In the case of each Named Executive Officer who was eligible to participate in the Company’s 2017 Annual Incentive Plan (Messrs. Boyle, Grosvenor, Kuelbs, Turner and Wang), represents the threshold, target and maximum amounts payable to the Named Executive Officer pursuant to the Named Executive Officer’s non-equity incentive award opportunity under that plan. See the column titled Non-Equity Incentive Plan Compensation in the Summary Compensation Table above for the amounts that were paid to each such Named Executive Officer for 2017.

(2)

Represents the grant date fair values of the awards under ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 16 of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on February 28, 2018.

(3)

Represents PSUs that will vest in full on December 31, 2019 if the performance criteria are met. Messrs. Kuelbs’ and Wang’s PSUs were forfeited when they resigned from the Company in December 2017 and September 2017, respectively.

(4)

Represents PSUs that were to vest on April 1, 2018 if the performance criteria were met. On March 8, 2018, the Compensation Committee determined that certain of the performance criteria for Mr. Boyle’s PSU were met. As such, 11,272 of the 16,908 PSUs vested on April 1, 2018. Mr. Turner’s PSUs were forfeited when he resigned from the Company in June 2017.

(5)

Represents PSUs that vest in substantially equal installments over a four year period beginning on the one year anniversary of the grant date, subject to satisfaction of a performance gate criterion. On March 8, 2018, it was determined that the performance gate criterion for 2017 was met for Messrs. Boyle and Grosvenor. As such, the PSUs for Messrs. Boyle and Grosvenor began vesting on April 14, 2018 and will continue to vest annually over a four year period. Messrs. Kuelbs’ and Wang’s PSUs were forfeited when they resigned from the Company in December 2017 and September 2017, respectively.

(6)

Represents a performance-based award of which one-half was payable in cash and the other half was payable in stock if the performance criteria were met. However, Mr. Seabold forfeited this award when he submitted a notice of termination of employment in September 2017.

Annual Proxy Statement	2018	Page	79

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table provides information regarding vested and unvested stock options and SARs, unvested RSAs, unvested RSUs and PSUs held by the Named Executive Officers as of December 31, 2017. For the PSUs, the number of shares reported in the table below assumes achievement of the target level performance conditions for each Named Executive Officers. The description and definition of Initial SAR, Additional SAR and Additional TEU SAR used in the footnotes of the following table are described below under Information About Warrants and Stock Appreciation Rights below.

			Option/SAR Awards					Stock Awards
Name(1)	Grant Date		Number of Securities Underlying Unexercised Stock Options/ SARs / Warrants Exercisable(#)	Number of Securities Underlying Unexercised Stock Options/ SARs / Warrants Unexercisable(#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Stock Options/ SARs/ Warrants (#)	Stock Option/ SAR / Warrant Exercise/ Base Price (2)	Stock Option/ SAR / Warrant Expiration Date	Number of Shares or Units of Stock that Have Not Vested(#)(3)	Market Value of Shares or Units of Stock that Have Not Vested($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(4)
Current Named Executive Officers for Fiscal 2017
Bowers	6/8/2017	(6)	—	—	—	—	—	—	—	35,000	$722,750
	6/8/2017		—	—	—	—	—	35,000	$722,750	—	—
Bogler	10/25/2017							17,500	$361,375
Boyle	9/30/2013	(7)	20,000	5,000	—	$13.83	9/30/2023	—	—	—	—
	9/30/2013		—	—	—	—	—	5,000	$103,250	—	—
	6/11/2014		—	—	—	—	—	10,000	$206,500	—	—
	5/15/2015	(8)	32,000	—	48,000	$13.29	5/15/2025	—	—	—	—
	4/26/2016		—	—	—	—	—	10,041	$207,347	—	—
	10/13/2016		—	—	—	—	—	17,202	$355,221	—	—
	3/29/2017	(9)	—	—	—	—	—	—	—	16,908	$349,150
	4/14/2017	(6)	—	—	—	—	—	—	—	7,126	$147,152
	4/14/2017	(10)	—	—	—	—	—	—	—	7,126	$147,152
Grosvenor	10/15/2013		—	—	—	—	—	1,000	$20,650	—	—
	5/15/2015	(8)	—	—	36,000	$13.29	5/15/2025	—	—	—	—
	4/26/2016		—	—	—	—	—	5,021	$103,684	—	—
	10/13/2016		—	—	—	—	—	7,168	$148,019	—	—
	4/3/2017		—	—	—	—	—	3,624	$74,836	—	—
	4/14/2017	(6)	—	—	—	—	—	—	—	5,938	$122,620
	4/14/2017	(10)	—	—	—	—	—	—	—	5,938	$122,620
Pendergist	11/1/2017		—	—	—	—	—	19,003	$392,412	—	—
Former Named Executive Officers for Fiscal 2017
Kuelbs	4/1/2016	(11)	24,000	—	—	$17.50	4/1/2026	—	—	—	—
Sugarman	11/1/2010	(12)	260,000	—	—	$8.49	Variable	—	—	—	—
	6/27/2011	(13)	16,165	—	—	$15.81	6/27/2021	—	—	—	—
	8/21/2012	(14)	500,000	—	—	$12.12	8/21/2022	—	—	—	—
	6/21/2013	(14)	150,933	—	—	$13.06	8/21/2022	—	—	—	—
	7/1/2013	(14)	88,366	—	—	$13.60	8/21/2022	—	—	—	—
	7/2/2013	(14)	15,275	—	—	$13.55	8/21/2022	—	—	—	—
	12/10/2013	(14)	70,877	—	—	$12.83	8/21/2022	—	—	—	—
	5/21/2014	(14)	252,023	—	—	$10.09	8/21/2022	—	—	—	—
	11/7/2014	(14)	216,334	—	—	$11.62	8/21/2022	—	—	—	—
	5/21/2014	(15)	262,231	—	—	$10.09	8/21/2022	—	—	—	—
	9/30/2015	(16)	2,973	—	—	$12.27	8/21/2022	—	—	—	—

(1)

Messrs. Turner and Wang are not included in this table as they each forfeited all outstanding awards on their respective resignation dates, and, accordingly, did not have any outstanding awards at December 31, 2017. In addition, Mr. Seabold, our former Management Vice Chair, is not included in this table as he did not have any awards outstanding at December 31, 2017.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

(2)

The base price of each SAR and exercise price of each stock option is equal to the grant day’s closing price of the voting common stock, except that the exercise price of each stock option granted under the 2013 Plan is equal to the closing price of the voting common stock on the business day before the grant date.

(3)	Information about RSAs and RSUs outstanding at December 31, 2017 is set forth in the table below:

Name	Grant Date	Shares Granted	Vesting Portion	Vesting Period	Vesting Begins/Occurs
Bowers	6/8/2017	35,000	Substantially equal installments	3 years	May 7, 2018
Bogler	10/25/2017	17,500	Substantially equal installments	3 years	September 5, 2018
Boyle	9/30/2013	25,000	Substantially equal annual installments	5 years	1st anniversary of the grant date
	6/11/2014	25,000	Substantially equal annual installments	5 years	1st anniversary of the grant date
	4/26/2016	12,551	Substantially equal annual installments	5 years	1st anniversary of the grant date
	10/13/2016	17,202	100% vests	17 months	April 1, 2018
Grosvenor	10/15/2013	5,000	Substantially equal annual installments	5 years	1st anniversary of the grant date
	4/26/2016	7,531	Substantially equal annual installments	3 years	1st anniversary of the grant date
	10/13/2016	7,168	100% vests	17 months	April 1, 2018
	4/3/2017	3,624	100% vests	1 year	April 3, 2018
Pendergist	11/1/2017	19,003	Substantially equal installments	3 years	1st anniversary of the grant date

(4)	Market value is based on the December 29, 2017 closing price of our voting common stock on the NYSE of $20.65.

(5)	Represents the number of shares issuable, assuming achievement of the target level performance conditions associated with each PSU.

(6)	Represents PSUs that will vest on December 31, 2019 if the performance criteria are met.

(7)	Represents a non-qualified stock option that vests in substantially equal annual installments over a five-year period beginning on the first anniversary of the grant date.

(8)

Represents a performance-based non-qualified stock option that vests in substantially equal annual installments over a five-year period beginning on April 1, 2016 and each April 1st thereafter, assuming achievement of the target level of performance condition.

(9)

Represents PSUs that were scheduled to vest on April 1, 2018, assuming the performance criteria were met. On March 8, 2018, the Compensation Committee determined that certain of the performance criteria for Mr. Boyle’s PSUs were met. As such, 11,272 of the 16,908 PSUs vested on April 1, 2018.

(10)

Represents PSUs that vest in substantially equal installments over a four-year period beginning on the one-year anniversary of the grant date, subject to satisfaction of a performance gate criterion. On March 8, 2018, it was determined that the performance gate criterion for 2017 was met for Messrs. Boyle and Grosvenor. As such, the PSUs for Messrs. Boyle and Grosvenor began vesting on April 14, 2018 and will continue to vest annually over a four-year period.

(11)	Represents a performance-based non-qualified stock option that vested prior to Mr. Kuelbs’ resignation from the Company in December 2017 and remained outstanding as of December 31, 2017.

(12)	Represents shares underlying a warrant. See Outstanding Equity Awards at December 31, 2017—Information about Warrants and Stock Appreciation Rights below.

(13)	Represents a non-qualified stock option that fully vested on June 27, 2012.

(14)	Represents SARs that fully vested on August 21, 2014. See Outstanding Equity Awards at December 31, 2017—Information about Warrants and Stock Appreciation Rights below.

(15)	Represents Additional TEU SAR that fully vested as of January 23, 2017. See Outstanding Equity Awards at December 31, 2017—Information about Warrants and Stock Appreciation Rights below.

(16)	Represents Additional SARs that fully vested on September 30, 2015. See Outstanding Equity Awards at December 31, 2017—Information about Warrants and Stock Appreciation Rights below.

Information about Warrants and Stock Appreciation Rights. Information about the warrants and stock appreciation rights granted to Mr. Sugarman is set forth below.

Warrants. Warrants were originally issued on November 1, 2010 to COR Advisors LLC, an entity controlled by Mr. Sugarman (who was a director of the Company on that date and who later became, and subsequently resigned as, President and Chief Executive Officer of the Company), to purchase the Company’s non-voting common stock at an exercise price of $11.00 per share, subject to certain adjustments to the number of shares underlying the warrants as well as certain adjustments to the warrant exercise price as applicable. These warrants vested in tranches between October 2012 and July 2013, with each tranche being exercisable for five years after the tranche’s vesting date.

Subsequent to their original issuance, the warrants were transferred to a living trust for Mr. Sugarman and his spouse and, on August 16, 2016, the living trust for Steven A. Sugarman and his spouse irrevocably elected to exercise its warrants to purchase 480,000 shares. Under its irrevocable election, the living trust for Steven A. Sugarman and his spouse directed that each such exercise would occur on the last exercisable date for each tranche of such warrants (September 30, 2017, December 31, 2017, March 31, 2018 and June 30, 2018 with respect to 90,000 shares, 130,000 shares, 130,000 shares and 130,000 shares, respectively) using a cashless net exercise method and also directed that each exercise be for non-voting common stock. On September 30, 2017, in accordance

Annual Proxy Statement	2018	Page	81

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

with its irrevocable election, warrants to purchase 90,000 shares were exercised by the living trust for Steven A. Sugarman and his spouse, resulting in the issuance of 75,521 shares of the Company’s non-voting common stock. Based on an automatic adjustment to the original $11.00 exercise price, the exercise price at the time of exercise was $8.55 per share. On December 27, 2017, the Company was notified that the living trust for Steven A. Sugarman and his spouse purportedly transferred warrants with respect to 130,000 shares, with a last exercisable date of December 31, 2017, to a separate entity, Sugarman Family Partners. In accordance with the irrevocable election to exercise previously submitted by the living trust for Steven A. Sugarman and his spouse, the Company considered these transferred warrants to have been exercised with respect to 130,000 shares on December 31, 2017, resulting in the issuance of 77,413 shares of the Company’s non-voting common stock. On March 30, 2018, the Company was notified that the living trust for Steven A. Sugarman and his spouse purportedly transferred warrants with respect to 130,000 shares, with a last exercisable date of March 31, 2018, to Sugarman Family Partners. In accordance with the irrevocable election to exercise previously submitted by the living trust for Steven A. Sugarman and his spouse, the Company considered these transferred warrants to have been exercised with respect to 130,000 shares on March 31, 2018, resulting in the issuance of 72,159 shares of the Company’s non-voting common stock on the next business day, April 2, 2018.

Stock Appreciation Rights. Information about the SARs granted to Mr. Sugarman is provided below.

Initial SAR and Additional SARs. The initial stock appreciation right (Initial SAR) was granted to Mr. Sugarman on August 21, 2012 with respect to 500,000 shares. The Initial SAR provided for dividend equivalent rights, and contained an anti-dilution provision, which provided for the issuance of additional stock appreciation rights (Additional SARs) upon the Company’s issuance of common stock pursuant to certain capital raises and a merger transaction, with a base price determined as of the date of issuance but otherwise with the same terms and conditions (including vesting and dividend equivalent rights) as the Initial SAR. Mr. Sugarman subsequently agreed to the elimination of the anti-dilution provision of the Initial SAR award in connection with entering into a new employment agreement with the Company on March 24, 2016. The Initial SAR and all Additional SARs will be settled in shares of voting common stock upon exercise.

Additional TEU SAR. An additional stock appreciation rights (the Additional TEU SAR) was issued to Mr. Sugarman in connection with the closing of an offering of the Company’s 8.00 percent Tangible Equity Units on May 21, 2014. Each Tangible Equity Unit was composed of a prepaid stock purchase contract (each, a Purchase Contract) and a junior subordinated amortizing note issued by the Company. Each Purchase Contract settled based on minimum or maximum settlement rates of shares of voting common stock. Prior to his resignation, the Additional TEU SAR vested with respect to 254,402 shares and was forfeited with respect to 37,988 shares as a result of early settlement of some of the Purchase Contracts. The Additional TEU SAR that has vested has the same terms and conditions as the Initial SAR. In accordance with the separation agreement entered into with Mr. Sugarman in connection with his resignation on January 23, 2017, the then-remaining unvested portion of the Additional TEU SAR, relating to 7,829 shares, vested in full.

Page	82	Annual Proxy Statement	2018

STOCK OPTION AND WARRANT EXERCISES AND STOCK VESTED

The following table provides information regarding stock options and warrants that were exercised by Named Executive Officers during the year ended December 31, 2017 and RSAs held by the Named Executive Officers that vested during the year ended December 31, 2017.

	Stock Options/Warrants				RSA
Name	Number of Shares Exercised (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Current Named Executive Officers for 2017
Boyle	—		—		18,786	$ 398,620
Grosvenor	99,000		$857,490		9,786	$ 202,220
Former Named Executive Officers for 2017
Kuelbs	—		—		25,553	$ 532,672
Seabold	96,713		$564,135		38,572	$ 796,940
Sugarman	90,000	(3)	$1,066,608	(3)	251,005	$4,053,731
Turner	—		—		32,073	$ 666,261

(1)	Amounts do not take into account any shares withheld by the Company to satisfy employee income taxes.

(2)	Represents the value realized upon vesting of RSAs, based on the market value of the shares on the vesting date.

(3)

Reflects the exercise as to 90,000 shares underlying a warrant to purchase shares of the Company’s non-voting common stock by the living trust for Mr. Sugarman and his spouse. The exercise was done on a cashless basis, and the net number of shares of non-voting common stock issued for this exercise was 52,284. The value realized on exercise is based on the difference between the fair market value per share (as determined pursuant to the terms of the warrant) of the Company’s voting common stock at the time of exercise (for these purposes, $20.40 per share) and the exercise price of the warrant at the time of exercise ($8.55 per share). The warrant does not represent part of Mr. Sugarman’s employment compensation from the Company.

Annual Proxy Statement	2018	Page	83

EMPLOYMENT AGREEMENTS

As of December 31, 2017, we had employment agreements in effect with four of the five current Named Executive Officers (Messrs. Bowers, Bogler, Boyle and Grosvenor) and we had entered into separation agreements with three of the former Named Executive Officers (Messrs. Sugarman, Kuelbs and Turner). The material terms of these arrangements are summarized below.

During 2017 and continuing through 2018, the Company is in the process of moving away from employment agreements with Named Executive Officers other than our Chief Executive Officer and Chief Financial Officer (Messrs. Bowers and Bogler) and employment agreements that were already in effect with our Chief Risk Officer and General Counsel (Messrs Boyle and Grosvenor). On March 8, 2018, the Compensation Committee approved changes to the compensation arrangement for Mr. Boyle effective as of April 1, 2018 as his employment agreement expired on April 1, 2018. Additionally, Mr. Grosvenor’s employment agreement expired on April 15, 2018. Mr. Grosvenor will be retiring as General Counsel and Corporate Secretary effective May 15, 2018 and will thereafter be employed by the Company as General Council Emeritus. As of the date of this Proxy Statement, all other executive officers, including current Named Executive Officer Mr. Pendergist, are employed as “at will” employees, with base salary and potential annual incentive opportunities negotiated at the time of hire pursuant to offer letters or otherwise approved by the Compensation Committee or as part of the Company’s compensation practices.

With respect to former Named Executive Officers, we had employment agreements with Messrs. Kuelbs, Seabold, Sugarman, and Turner prior to their respective resignations and all of these executives (other than Mr. Seabold) entered into separation agreements at the time of their resignations. A separate settlement agreement that was entered into with Mr. Seabold is described under Transactions with Related Persons—Transactions with Former Related Persons.

Employment Agreements in effect as of December 31, 2017. Pursuant to their respective employment agreements, Messrs. Bowers, Bogler, Boyle, and Grosvenor are each entitled to compensation for their services at an annual base salary at the rate approved by the Compensation Committee. Further, as each executive’s annual incentive is or was based on a percentage of base salary, the respective incentive amounts will increase or would increase if the executive’s base salary increases. Actual amounts earned may be higher or lower than targeted. For information regarding potential payments to the Named Executive Officers upon termination of employment or change in control, see Employment Agreements—Potential Payments Upon Termination of Employment or Change in Control below.

Employment Agreements In Effect as of December 31, 2017
Name	Annual Base Salary	Term of Agreement			Bonus	Inducement Award
		Start Date	End Date	Renewal Option	Annual Bonus and Initial Target
Bowers	$700,000 through April 30, 2018; $725,000 from May 1, 2018 through April 30, 2019; $750,000 from May 1, 2019 through April 30, 2020.	5/8/2017	4/30/2020	Automatic renewal for one year period beginning May 1, 2020, unless notice of non-renewal is provided by either party. Agreement may not be extended beyond April 30, 2024.	Eligible for annual bonus, targeted at 100% of base salary. The actual bonus may be between 0% and 150% of target bonus, but shall not be less than $425,000 for 2017.

35,000 RSUs that vest ratably over a three year period, subject to continued employment.

An additional 35,000 performance-based RSUs that will vest in full on December 31, 2019 assuming achievement of the target performance achievement and up to an additional 35,000 RSUs if stretch goals are met.

Bogler	$450,000 through August 31, 2018; $475,000 from September 1, 2018 through August 31, 2019; $500,000 from September 1, 2019 through August 31, 2020.	9/5/2017	9/1/2020	Automatic renewal for one-year period beginning September 1, 2020, unless notice of non-renewal is provided by either party. Agreement may not be extended beyond September 1, 2024.

For fiscal year 2017, eligible for annual bonus, targeted at 25% of base salary but not less than $112,500, payable in cash.

For the remainder of employment period, eligible to receive an annual bonus, targeted at not less than 75% of base salary in effect when bonus terms for the year are approved, up to a maximum of 125% of base salary.

Also received $50,000 sign-on bonus.

Granted 17,500 RSUs that vest ratably over a three-year period, subject to continued employment. An additional 17,500 performance-based RSUs were promised to be granted under the employment agreement.

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EMPLOYMENT AGREEMENTS

Employment Agreements In Effect as of December 31, 2017
Name	Annual Base Salary	Term of Agreement			Bonus	Inducement Award
		Start Date	End Date	Renewal Option	Annual Bonus and Initial Target
Boyle	$600,000 Effective April 1, 2018, upon expiration of employment agreement, reduced to $400,000; will increase to $425,000 effective April 1, 2019 and $450,000 effective April 1, 2020.	9/30/2013	4/1/2017	Automatic renewal for a one-year period, unless notice of non-renewal is provided by the Company. Employment Agreement expired on April 1, 2018.

Eligible for annual bonus of up to 100% of base salary, with a target bonus set at 75% of base salary. Target bonus remains at 75% of base salary under new compensation arrangement that became effective April 1, 2018.

25,000 RSAs and 25,000 stock options, each scheduled to vest ratably over a five-year period, subject to continued employment.
Grosvenor	$500,000 Effective May 15, 2018, annual base salary will be reduced to $300,000.	8/22/2012	4/15/2017	Automatic renewal for a one-year period, unless notice of non-renewal is provided by the Company. This Agreement expired on April 15, 2018.	Additional or special compensation may be awarded at the discretion of the Compensation Committee.	5,000 RSAs and 75,000 stock options, which vested over a three-year period that ended in August 2015.

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EMPLOYMENT AGREEMENTS

Potential Payments upon Termination of Employment or Change in Control

As discussed above, as of December 31, 2017 we had employment agreements in effect with four of our five current Named Executive Officers (Messrs. Bowers, Bogler, Boyle and Grosvenor). These agreements contain provisions for severance payments and other benefits following certain termination or change in control events. Payment of any such benefits is contingent upon a variety of factors, including the circumstances under which employment is terminated. The following chart summarizes the payments and benefits that each current Named Executive Officer with an employment agreement could have received in connection with certain employment termination scenarios based on the employment agreements in effect at December 31, 2017 (involuntary termination without cause or voluntary termination for good reason, not following or following a change in control). In addition, under the terms of respective equity award agreements with each of the current Named Executive Officers, the executives are entitled to acceleration of equity awards after termination of employment following a change in control, with performance-based awards (PSUs) vesting pro-rata based on the greater of target performance or actual performance (if measurable). In the discussion below, RSA refers to restricted stock award and RSU refers to restricted stock unit.

Benefits and Payments Upon Involuntary Termination of Employment without Cause or Voluntary Termination of Employment for Good Reason (1)
	Severance Payments			Acceleration of Equity- Awards			Benefits	Non-Solicitation Restrictions
Name and Triggering Event	Base Salary Equivalent	Bonus Equivalent	Pro-Rata Bonus (if not already paid)	Inducement Award (Option, RSA or RSU)	RSA or RSU	PSU
Bowers
Termination	X 1	X 0.5					12 months	24 months
Termination - Change in Control	X 2	X 2					24 months	24 months
Bogler
Termination Termination - Change in Control	X 1	X 0.5						24 months
	X 1.5	X 1.5						24 months
Boyle(2)
Termination	Up to X 1							24 months
Termination - Change in Control	Up to X 1							24 months
Grosvenor
Termination	X 2							24 months
Termination - Change in Control	X 2							24 months
Pendergist
Termination
Termination - Change in Control

(1)	Includes normal or early retirement and voluntary or involuntary (other than for misconduct) termination, including termination following a change in control.

(2)

Under his compensation arrangement with the Company that took effect April 1, 2018 (the date on which his employment agreement expired), if Mr. Boyle’s employment is terminated by the Company without cause between April 1, 2018 and April 1, 2019, he will receive a severance benefit consisting of: (i) 12 months of base salary; (ii) 12 months of medical, dental and vision insurance coverage for any enrolled benefit (or the cash equivalent); and (iii) at the sole discretion of the Company’s Board of Directors or the Compensation Committee, accelerated vesting of any service-based equity awards scheduled to vest within 365 days of the termination date and any performance-based stock award. Mr. Boyle’s eligibility for this severance benefit will be extended for an additional year on April 1, 2019 unless the Company notifies Mr. Boyle at least 90 days in advance that it will not be so extended.

The following table shows the approximate value of the payments and benefits that the current Named Executive Officers would have been entitled to receive as of December 31, 2017 had their employment been terminated or had a change in control occurred on that date. The table excludes: (i) amounts accrued through December 31, 2017 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts; (ii) vested account balances under the Company’s 401(k) plan; and (iii) already vested equity awards. The table also excludes the effect of any cutback required under the executive’s employment agreement to avoid having any portion of the executive’s payments or benefits being non-deductible by the Company under Section 280G of the Internal Revenue Code and the imposition of an excise tax on the executive under Section 4999 of the Internal Revenue Code. In addition, the amounts in the table below assume that, for performance awards held by Messrs. Bowers, Grosvenor and Boyle: (i) PSUs vest pro-rata based on target payouts after termination of employment relating to a change in control, and (ii) PSUs vest in full based on target payouts after termination of employment due to death or disability. The amounts shown are merely estimates of the amounts that would be paid to each Named Executive Officer upon their termination, each in accordance

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EMPLOYMENT AGREEMENTS

with their respective employment agreements (or the awards that would vest based on the equity agreements). The actual amounts to be paid (or the value of the awards that will vest) can only be determined at the time of such Named Executive Officer’s termination of employment.

	Severance Payments					Acceleration of Equity-Awards
Name / Triggering Event	Base Salary Multiple		Bonus Equivalent		Pro-Rata Bonus	Inducement Award(1)	RSA or RSU (1)	PSUs (2)	Health Benefits	TOTAL
Bowers
Termination for cause/voluntary termination without good reason	—		—		—	—	—	—	—	—
Involuntary termination without cause/ voluntary termination with good reason	$700,000	(3)	$350,000	(3)	—	—	—	—	$7,704	$1,057,704
After change in control, involuntary termination without cause/voluntary termination with good reason	$1,400,000	(3)	$1,400,000	(3)	—	—	$772,750	$240,917	$15,408	$3,779,075
Change in control, but no termination of employment occurs	—		—		—	—	—	—	—	—
Death or Disability	—		—		—	—	$772,750	$772,750	—	$1,445,500
Bogler
Termination for cause/voluntary termination without good reason	—		—		—	—	—	—	—	—
Involuntary termination without cause/ voluntary termination with good reason	$450,000	(4)	$56,250	(4)	—	—	—	—	—	$506,250
After change in control, involuntary termination without cause/voluntary termination with good reason	$675,000	(4)	$168,750	(4)	—	—	$361,375	—	—	$1,205,125
Change in control, but no termination of employment occurs	—		—		—	—	—	—	—	—
Death or Disability	—		—		—	—	$361,375	—	—	$361,375
Boyle
Termination for cause/voluntary termination without good reason	—		—		—	—	—	—	—	—
Involuntary termination without cause/ voluntary termination with good reason	$150,000	(5)	—		—	$137,350	—	—	—	$287,350
After change in control, involuntary termination without cause/voluntary termination with good reason	$150,000	(5)	—		—	$137,350	$916,220	$515,961	—	$1,719,531
Change in control, but no termination of employment occurs	—		—		—	—	—	—	—	—
Death or Disability	—		—		—	$137,350	$916,220	$849,582	—	$1,903,502

Annual Proxy Statement	2018	Page	87

EMPLOYMENT AGREEMENTS

	Severance Payments			Acceleration of Equity-Awards
Name / Triggering Event	Base Salary Multiple	Bonus Equivalent	Pro-Rata Bonus	Inducement Award(1)	RSA or RSU (1)	PSUs (2)	Health Benefits	TOTAL
Grosvenor
Termination for cause/voluntary termination without good reason	—	—	—	—	—	—	—	—
Involuntary termination without cause/ voluntary termination with good reason	$1,000,000(6)	—	—	—	—	—	—	$1,000,000
After change in control, involuntary termination without cause/voluntary termination with good reason	$1,000,000(6)	—	—	—	$449,138	$129,193	—	$1,578,331
Change in control, but no termination of employment occurs	—	—	—	—	—	—	—	—
Death or Disability	—	—	—	—	$449,138	$387,580	—	$836,738
Pendergist
Termination for cause/voluntary termination without good reason	—	—	—	—	—	—	—	—
Involuntary termination without cause/ voluntary termination with good reason	—	—	—	—	—	—	—	—
After change in control, involuntary termination without cause/voluntary termination with good reason	—	—	—	—	$392,412	—	—	$392,412
Change in control, but no termination of employment occurs	—	—	—	—	—	—	—	—
Death or Disability	—	—	—	—	$392,412	—	—	$392,412

(1)

For RSAs and RSUs, the amount shown represents the fair market value of the acceleration of vesting of the unvested awards based on the closing price per share of the Company’s voting common stock on December 29, 2017 of $20.65. For option awards, the amount shown is the value of the acceleration of the vesting of the unvested portions of the option based on the difference between the closing price per share of the Company’s voting common stock on December 29, 2017 of $20.65 and the exercise price per share of the option. For information about the unvested awards see Outstanding Equity Awards at December 31, 2017 table.

(2)

For PSUs, the acceleration of unvested shares assumes: (i) PSUs vest pro-rata based on target payouts after termination of employment relating to a change in control, and (ii) PSUs vest in full based on target payouts after termination of employment due to death or disability. For information about the unvested awards see Outstanding Equity Awards at December 31, 2017 table.

(3)

Represents the amount that would be paid to Mr. Bowers in cash pursuant to his employment agreement following the termination of his employment in a lump sum on the first payroll period after 60 calendar days have passed from the termination event.

(4)

Represents the amount that would be paid to Mr. Bogler in cash pursuant to his employment agreement following the termination of his employment in a lump sum on the first payroll period after 60 calendar days have passed from the termination event.

(5)

Represents the amount that would be paid to Mr. Boyle in cash pursuant to his employment agreement following the termination of his employment, in monthly installments for the remainder of the agreement term (a period of three months as of December 31, 2017).

(6)	Represents the amount that would be paid to Mr. Grosvenor pursuant to his employment agreement following the termination of his employment, in monthly installments for a period of 24 months.

Separations with former Named Executive Officers. A general description of separation agreements we entered into with certain of our former Named Executive Officers (Messrs. Kuelbs, Sugarman and Turner) is set forth below, along with a table showing cash amounts and other benefits provided under the separation agreements. In addition, a description of the resignation of Mr. Wang is set forth below. Lastly, a separate settlement agreement that was entered into with Mr. Seabold during 2018 is described under Transactions with Related Persons—Transactions with Former Related Persons.

◾

Kuelbs Settlement Agreement. On December 14, 2017, the Company and Brian Kuelbs, the Company’s former Chief Investment Officer, entered into a Confidential Settlement Agreement and General Release pursuant to which Mr. Kuelbs resigned from employment with the Company. The agreement contains mutual general releases of claims arising out of acts or omissions occurring on or before December 1, 2017, with customary exceptions for obligations arising from the

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EMPLOYMENT AGREEMENTS

agreement, vested benefits and indemnity rights. Mr. Kuelbs agreed to cooperate in providing information for operational, financial and other reports relating to the period of his employment and further agreed to remain bound by the clawback and confidentiality provisions of his employment agreement.

◾

Sugarman Separation Agreement. On January 23, 2017, the Company and Steven A. Sugarman, the Company’s former Board Chair, President and Chief Executive Officer, entered into an Employment Separation Agreement and Release pursuant to which Mr. Sugarman resigned from all positions he held with respect to the Company, the Bank and their respective affiliated entities including resigning from the Board of Directors of the Company and the Bank. The agreement contains mutual general releases of claims arising out of acts or omissions occurring on or before January 23, 2017, with customary exceptions for obligations arising from the agreement, vested benefits, indemnity rights and matters that cannot be released by private agreement. Mr. Sugarman agreed to cooperate in providing information for operational, financial and other reports relating to the period of his employment and further agreed to remain bound by the clawback and confidentiality provisions of his Amended and Restated Employment Agreement. The agreement provides for a standstill period from January 23, 2017 through July 1, 2018, during which Mr. Sugarman has agreed to limit his ownership of Company shares, his efforts to influence its Board and his efforts to acquire control of the Company.

◾

Turner Separation Agreement. On June 12, 2017, the Company and J. Francisco A. Turner, the Company’s former Chief Strategy Officer and then Interim Chief Financial Officer and Interim President, entered into an Employment Separation Agreement and Release pursuant to which Mr. Turner resigned from all positions he held with the Company. The agreement contains mutual general releases of claims arising out of acts or omissions, with customary exceptions for obligations arising from the agreement, vested benefits and indemnity rights. Mr. Turner agreed to cooperate in providing information for operational, financial and other reports relating to the period of his employment and further agreed to remain bound by the clawback and confidentiality provisions of his Amended and Restated Employment Agreement. The agreement provides for a standstill period through December 31, 2018, during which Mr. Turner has agreed to limit his ownership of Company shares, his efforts to influence its Board and his efforts to acquire control of the Company.

◾

Wang Resignation. On August 27, 2017, Albert Wang, the Company’s former Principal Financial Officer and Chief Accounting Officer, submitted formal notice of his resignation to step down from the role of principal financial officer effective September 5, 2017 and from the role of principal accounting officer effective September 15, 2017. Immediately after September 15, 2017, Mr. Wang forfeited all of his unvested equity awards.

Annual Proxy Statement	2018	Page	89

EMPLOYMENT AGREEMENTS

The following table summarizes the cash amounts and other benefits paid to Messrs. Kuelbs, Sugarman and Turner during the year ended December 31, 2017 pursuant to their respective separation agreements. With the exception of certain cash payments made to Mr. Sugarman in fiscal 2018 and certain of the estimated post-employment health benefits, the aggregate separation agreement amounts for each respective officer is included in and reported in the Summary Compensation Table above.

Name	Date of Agreement	Type of Payment or Benefit	Separation Agreement Amounts
Kuelbs	December 13, 2017	Total Cash Payments	$389,000
		Accelerated Vesting of Equity Awards	$301,785	(1)

			$690,785
Sugarman	January 23, 2017	Total Cash Payments	$4,250,000
		Accelerated Vesting of SAR	$56,835	(2)
		Accelerated Vesting of other Equity Awards	$4,053,731	(3)
		Post-Employment Health Care Benefits	$86,907	(4)

			$8,447,473
Turner	June 12, 2017	Total Cash Payments	$2,750,000
		Post-Employment Health Care Benefits	$12,093	(5)

			$2,762,093

(1)

The amount shown represents the value of the acceleration of vesting of 70 shares underlying a RSU granted on January 4, 2016 and 14,355 shares underlying a RSA granted on October 13, 2016 based on the closing price per share of the Company’s voting common stock on December 13, 2017 of $20.95.

(2)

Represents the incremental fair value of 7,829 unvested SARs previously issued to Mr. Sugarman, the vesting of which was accelerated on January 23, 2017. The incremental fair value was calculated in accordance with ASC Topic 718.

(3)

The amount shown represents the value of the acceleration of vesting of the unvested portions of an RSA of 251,005 underlying shares and the closing price per share of the Company’s voting common stock on January 20, 2017 of $16.15.

(4)

The value assumes three years of medical and dental benefits to Mr. Sugarman and his dependents, based on actual amounts paid through March 1, 2018 of $32,305, as well as an estimated amount of $54,602 for the remainder of the time period.

(5)	The value assumes 18 months of COBRA benefits.

Page	90	Annual Proxy Statement	2018

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Company’s Board of Directors is comprised of the undersigned directors, each of whom is independent as independence is defined for audit committee members under the NYSE Listed Company Manual. The Audit Committee’s responsibilities are defined in a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and annually attesting to management’s assessments of the effectiveness of the Company’s internal control over financial reporting. The members of the Audit Committee are responsible to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2017, with management and with KPMG LLP, the Company’s independent registered public accounting firm for 2017. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence as currently in effect, and discussed with KPMG LLP their independence. Based upon the review and discussions described in this report, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard J. Lashley, Chair

Halle J. Benett

Jeffrey Karish

Robert D. Sznewajs

Annual Proxy Statement	2018	Page	91

PROPOSAL II

Proposal II	RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

KPMG LLP served as our independent registered public accounting firm for the years ended December 31, 2017 and 2016. Representatives of KPMG LLP have been invited to be present at the Annual Meeting, and it is expected that they will attend. If present, the representatives will have an opportunity to make a statement if they so choose, and will be available to respond to appropriate questions from stockholders.

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018, subject to ratification by the Company’s stockholders at the Annual Meeting. Although stockholder ratification of the appointment of KPMG LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to stockholders for their ratification at the Annual Meeting as a matter of good corporate practice. If the stockholders do not ratify the appointment of KPMG LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the appointment of KPMG LLP is ratified by the stockholders at the Annual Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.

Fees

For the years ended December 31, 2017 and 2016, KPMG LLP provided various audit, audit-related and non-audit services to the Company, as follows:

	Year Ended December 31,
	2017	2016
Audit Fees (1)	$3,791,042	$3,841,163
Audit Related Fees (2)	$1,780	$84,878
Tax Fees (3)	$431,599	$35,163
All Other Fees	$—	—
TOTAL	$4,224,421	$3,961,204

(1)

For the audits of the Company’s consolidated annual financial statements and internal control over financial reporting and for reviews of the Company’s consolidated interim financial statements included in its Quarterly Reports on Form 10-Q. For 2016 and 2017 also includes certain reports related to compliance audits.

(2)	For 2016 and 2017 for services relating to the Company’s tax partnership investment, accounting advisory services and for reimbursement of external legal fees incurred by KPMG LLP.

(3)	For permissible professional services related to income tax return preparation and compliance.

Pre-Approval of Audit and Non-Audit Services

Pursuant to the terms of its charter, the Audit Committee of the Company’s Board of Directors is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent registered public accounting firm for all audit and permissible non-audit services to be provided by the independent registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and Securities and Exchange Commission regulations and consistent with its charter for the engagement of the independent registered public accounting firm to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies. During 2017 and 2016, the Audit Committee pre-approved all of the services provided by KPMG LLP. The Audit Committee has considered the provisions of these services by KPMG LLP and has determined that the services are compatible with maintaining KPMG LLP’s independence.

The Board of Directors recommends that stockholders vote “FOR” Proposal II.

Page	92	Annual Proxy Statement	2018

CORPORATE GOVERNANCE PROPOSALS OVERVIEW (PROPOSALS III and IV)

Based on our stockholder outreach efforts and other discussions with stockholders, as well as our Board’s continued review of corporate governance best practices, the Board is recommending that stockholders approve the following proposals at the 2018 Annual Meeting, which are intended to enhance the Company’s corporate governance:

◾

A new Banc of California, Inc. 2018 Omnibus Stock Incentive Plan (2018 Plan), which does not contain an “evergreen” provision of the type contained in our current, stockholder-approved 2013 Omnibus Stock Incentive Plan (2013 Plan), which automatically increases the available share pool for equity-based awards under the 2013 Plan every time the number of outstanding shares increases, and includes other improvements over the 2013 Plan from a corporate governance standpoint.

The Company recognizes that certain historical equity grant practices in the Company’s compensation program resulted in a level of issuances that raised concerns for some stockholders due to the resulting dilution. The refreshed Board and Compensation Committee has slowed the Company’s issuance of equity awards since early 2017, and the Company believes the 2017 burn rate of equity awards under the 2013 Plan of 1.70% is more indicative of its expected equity grant practices for the foreseeable future, particularly as compared to the Company’s average three-year burn rate under the 2013 Plan from 2015 to 2017 of 2.44%. The significantly lower burn rate for 2017 and the proposed elimination of the evergreen provision that will occur if stockholders approve the 2018 Plan at the Annual Meeting reflect the Company’s focus on sound utilization of shares available for equity awards.

◾	A proposed charter amendment that would require stockholder approval of any future changes in the number of authorized shares of the Company’s stock.

We encourage all stockholders to read the following, more complete descriptions and to vote in favor of these proposals.

Annual Proxy Statement	2018	Page	93

PROPOSAL III

Proposal III	APPROVAL OF THE BANC OF CALIFORNIA, INC. 2018 OMNIBUS STOCK INCENTIVE PLAN

During our stockholder outreach efforts and other discussions with stockholders, some stockholders expressed concerns about the “evergreen” provision of our current, stockholder-approved 2013 Omnibus Stock Incentive Plan (the 2013 Plan), which automatically increases the available share pool for equity-based awards under the 2013 Plan every time the number of outstanding shares increases. As a result of this feedback, as well as reviewing best practices for equity plan design, in March 2018, upon the recommendation of the Compensation Committee of the Boards of Directors of the Company and the Bank, our Board approved the Banc of California, Inc. 2018 Omnibus Stock Incentive Plan (the 2018 Plan), subject to stockholder approval. The 2018 Plan does not contain an “evergreen” provision, and includes other improvements over the 2013 Plan from a corporate governance standpoint. The 2018 Plan would continue to allow us to grant equity-based awards that are integral to our philosophy of pay-for-performance.

If approved by stockholders, the 2018 Plan will replace our existing 2013 Plan with respect to any future equity-based awards on the date of the Annual Meeting (the Effective Date). In the event stockholders do not approve the 2018 Plan at the Annual Meeting, we will continue utilizing the 2013 Plan.

Purpose of the 2018 Plan

The 2018 Plan design allows the Company to:

◾  Align employee and stockholder interests to create stockholder value.

◾  Attract, retain and motivate highly qualified officers, employees, directors and/or consultants to ensure the Company’s continued success.

◾  Drive long-term financial and operational performance.

◾  Adapt to evolving best practices in compensation.

Highlights of the 2018 Plan

The 2018 Plan continues many of the key corporate governance features that are currently included in the 2013 Plan, but these features have been refined to reflect market and evolving corporate governance best practices. New features include removal of the “evergreen” provision that automatically adds shares to the 2013 Plan, a one year vesting minimum condition and restrictions on “share recycling” that limit the re-use of certain shares.

The 2018 Plan does:

Provide for a minimum one-year vesting period subject to a 5% carve-out.

Provide for “double-trigger vesting” of awards, so that a change in control does not, by itself, trigger full vesting of an award.

Provide for administration of the 2018 Plan by the Compensation Committee, which committee consists entirely of independent directors, or such other committee or subcommittee as may be appointed by the Company’s Board of Directors.

The 2018 Plan does not:

Contain any “evergreen” provision that automatically adds additional shares to the plan pool.

Permit direct or indirect repricing of underwater options or stock appreciation rights without stockholder approval.

Permit the grant of options with below-market exercise prices other than in connection with substitute awards.

Permit re-issuance, or recycling, of shares tendered or withheld to pay the exercise price of an option or shares used to satisfy withholding obligations with respect to outstanding awards.

Permit us to pay and deliver dividends or dividend equivalents on any awards prior to vesting or permit us to pay dividends or dividend equivalents on stock options or stock appreciation rights.

Page	94	Annual Proxy Statement	2018

PROPOSAL III

Shares Available for Issuance under the 2018 Plan

2018 Plan	2013 Plan

• All shares available for new awards under the 2013 Plan immediately prior to the Effective Date will effectively roll into the pool of available shares under the 2018 Plan.

• The number of shares that will be available for awards under the 2018 Plan will be the greater of (i) 4,000,000 or (ii) the number of shares available for new awards under the 2013 Plan immediately prior to the Effective Date.

• The number of shares available for issuance under the 2013 Plan is equal to 20% of the then outstanding shares of the Company’s common stock, so that as the number of outstanding shares of common stock increases, so does the number of shares available for issuance under the 2013 Plan with certain exceptions.

• As of March 29, 2018, there were 10,117,569 shares authorized for issuance under the 2013 Plan, of which 5,230,673 shares are subject to outstanding awards, leaving 4,886,896 shares available for new awards under the 2013 Plan. However, we expect this number to decrease following expected issuances of new awards under the 2013 Plan between March 29, 2018 and the date of the Annual Meeting.

• If stockholders approve the 2018 Plan, no additional awards will be granted under the 2013 Plan, and awards previously granted and outstanding under the 2013 Plan and all prior equity plans will remain in full force and effect.

• Shares underlying any outstanding 2013 Plan award that are forfeited, terminated, expired or lapsed without being exercised or otherwise settled in cash, will not become available for awards under the 2018 Plan.

2018 Plan Metrics

In reaching our conclusion as to the appropriateness of the number of shares of common stock requested to be reserved for equity-based awards under the 2018 Plan, we reviewed key metrics that are typically used to evaluate such recommendations, including burn rate and dilution.

The table below illustrates our historical grant practices under the 2013 Plan.

2013 Plan Grant Details for Prior Three Years
Year	Stock Options	Restricted Stock Awards	RSUs Earned	Stock Appreciation Rights Earned (Stock-Settled)	Total Granted	Common Shares Outstanding	Burn Rate (1) = Total Granted/Common Shares Outstanding
2015	193,696	785,605	82,673	2,973	1,061,974	38,039,622	2.79%
2016	320,000	972,636	186,661	—	1,479,297	52,397,221	2.82%
2017	—	449,534	410,184	—	859,718	50,591,452	1.70%
3- Year Average	171,232	735,925	226,506	991	1,133,663	46,176,098	2.44%

(1)

Burn rate measures how rapidly we are using the share pool under an incentive plan before taking into account any shares that may been returned to the share pool. For purposes of this calculation, the number of shares of common stock outstanding was based on the amount reported on the Company’s balance sheet as of the end of each respective fiscal year.

Annual Proxy Statement	2018	Page	95

PROPOSAL III

The table below provides the basis for the number of shares requested under the 2018 Plan.

		As of March 29, 2018 (1)
(a)	Shares remaining available for new awards under the 2013 Plan	4,869,636
(b)	Shares expected to be utilized for new awards under the 2013 Plan between 3/29/2018 and the 2018 Annual Meeting	512,686
(c)	Number of shares expected to effectively roll into the 2018 Plan from the 2013 Plan (a-b)	4,356,950
(d)	Proposed number of shares available for awards under 2018 Plan(2)	4,356,950
(e)	Shares currently subject to outstanding awards (excluding shares subject to stock options)	2,477,864	(3)
(f)	Shares currently underlying stock options subject to outstanding awards	170,808	(3)
	—Weighted Average Exercise Price	$13.33
	—Weighted Average Remaining Term	6.9 years
(g)	Total Awards Outstanding* (e+f)	2,684,672
(h)	Number of shares of common stock outstanding	50,079,736
(i)	Proposed new shares under the 2018 Plan as a % of Common Stock Outstanding (d÷ h)	8.61%
(j)	Total Potential Dilution ((d+g) / (b+d+g+h))	12.06%

*	Total Awards Outstanding represents the sum of shares subject to awards outstanding (e) and stock options outstanding (f).

(1)

Information is presented and effective as of March 29, 2018 and reflects all events related to equity-based awards that occurred between January 1, 2018 and March 29, 2018, including the conversion of outstanding performance shares into shares of voting common stock and time-vesting restricted shares.

(2)

Reflects the number of shares available for new awards under the 2013 Plan as of March 29, 2018. As noted above, the number of shares that will be authorized for issuance under the 2018 Plan will be the greater of (i) 4,000,000 or (ii) the number of shares available for new awards under the 2013 Plan immediately prior to the Effective Date. Accordingly, this number may, and is expected to, change before the Annual Meeting.

(3)	Includes awards subject to performance-based vesting conditions based on the maximum number of shares that may be issued.

Summary of the 2018 Plan

This section summarizes the 2018 Plan, and is qualified in its entirety by the full text of the 2018 Plan, which is included as Appendix A to this Proxy Statement. Capitalized terms used below and not defined in this Proposal III are as defined in the 2018 Plan.

General:

Awards granted under the 2018 Plan may be in the form of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance units or other stock-based awards. Awards may be made under the 2018 Plan for ten years following the Effective Date of the 2018 Plan.

Administration:	The 2018 Plan will be administered by the Compensation Committee, or by such other committee or subcommittee as may be appointed by the Company’s Board of Directors.
Shares Available:

The 2018 Plan Share Limit will be the greater of (i) 4,000,000 or (ii) the number of shares available for new awards under the 2013 Plan immediately prior to the Effective Date of the 2018 Plan, subject to adjustment as described below under “Adjustments.”

Share Recycling:

Shares underlying awards that expire or are forfeited or terminated without being exercised or settled for cash will again be available for future grants. However, shares used to pay the exercise price of an option and shares used to satisfy tax withholding obligations with respect to any award will not be available for future awards under the 2018 Plan. To the extent shares are delivered pursuant to the exercise of a stock appreciation right, the number of underlying shares as to which the exercise related will be counted against the shares available for issuance under the 2018 Plan, as opposed to only counting the net shares issued.

Page	96	Annual Proxy Statement	2018

PROPOSAL III

Adjustments:

Shares available for award and outstanding awards may be adjusted to reflect certain corporate transactions, and will be adjusted in the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the Company’s capital structure or certain other events affecting the shares of the Company’s common stock, in each case to the extent the Compensation Committee or the Board deems such an adjustment to be appropriate and equitable.

Eligibility:

Directors, officers, employees and consultants of the Company and affiliates and prospective employees and consultants who have accepted offers of employment or consultancy. As of March 29, 2018, there were approximately 440 employees (including all officers) and seven non-employee directors (not including one non-employee director who chose not to stand for re-election at the Annual Meeting and whose term as a director will expire effective at the conclusion of the Annual Meeting) who would be eligible to participate in the 2018 Plan. The Compensation Committee (or such other committee or subcommittee as may be appointed by the Company’s Board of Directors to administer the 2018 Plan) has the authority to select the eligible individuals to whom awards may from time to time be granted under the 2018 Plan.

Annual Award Limits:

The 2018 Plan provides that a non-employee director of the Company may not receive awards covering in excess of 25,000 shares during any calendar year, subject to adjustment as described above under “Adjustments.”

Minimum Vesting Condition:

All awards granted pursuant to the 2018 Plan must have at the time of grant a minimum vesting period of at least one-year from the date of grant, provided that awards for up to 5% of the shares of common stock authorized for issuance under the 2018 Plan may provide for a shorter vesting period at the time of grant.

Stock Options:

Options may be granted as incentive stock options, which are intended to qualify for favorable treatment to the recipient under U.S. federal income tax law, or as non-qualified stock options, which do not qualify for this favorable tax treatment. The Compensation Committee determines the exercise price and other terms for each option granted, except that the per share exercise price of an option may not be less than the fair market value of a share on the date of grant (not less than 110% of the fair market value of a share on the date of grant in the case of an incentive stock option granted to an owner of more than ten percent of the outstanding shares of the Company’s voting common stock) and the term may be no longer than ten years from the date of grant (no longer than five years from the date of grant in the case of an incentive stock option granted to an owner of more than ten percent of the outstanding shares of the Company’s voting common stock).

Stock Appreciation Rights:

The 2018 Plan provides for the award of SARs, which entitle the holder to receive upon exercise an amount equal to the excess, if any, of the aggregate fair market value of a specified number of shares of common stock over the aggregate exercise price for the underlying shares. SARs may be “tandem SARs,” which are granted in conjunction with an option, or “free-standing SARs,” which are not granted in conjunction with an option. The Compensation Committee determines the exercise price and other terms for each SAR granted, except that the per share exercise price of a SAR may not be less than the fair market value of a share on the date of grant and the term may be no longer than 10 years from the date of grant.

Restricted Stock:

The 2018 Plan provides for the award of shares of common stock that are subject to forfeiture and restrictions on transferability. Restricted shares granted under the 2018 Plan may or may not be subject to performance conditions. Except for these restrictions, and as may otherwise be set forth in the agreement between the Company and the award recipient evidencing the award upon the grant of restricted stock, the recipient will have rights of a stockholder, including the right to vote and to receive dividends; provided, however, that if dividends are to be paid or credited with respect to an award of restricted stock, such dividends will be accumulated and deferred and remain subject to vesting requirement(s) to the same extent as the applicable award and will only be paid at the time or times such vesting requirement(s) are satisfied. Alternatively, if so provided in the award agreement between the Company and the award recipient, cash dividends paid with respect to an award of restricted stock may be reinvested in additional restricted stock held subject to the vesting of the underlying restricted stock.

Annual Proxy Statement	2018	Page	97

PROPOSAL III

Restricted Stock Units:

The 2018 Plan provides for the award of RSUs and deferred share rights that are subject to forfeiture and restrictions on transferability. RSUs and deferred share rights granted under the 2018 Plan may or may not be subject to performance conditions. RSUs and deferred share rights are not shares of common stock and do not entitle the recipients to the rights of a stockholder. RSUs will be settled in cash, shares of common stock or both, based on the fair market value of a specified number of shares of common stock.

Performance Units:

The 2018 Plan provides for the award of performance units that are valued by reference to a designated amount of cash, shares of common stock or other property. The payment of the value of a performance unit is conditioned upon the achievement of performance goals and may be paid in cash, shares of common stock, other property or a combination thereof. The performance period for a performance unit must be at least a fiscal quarter.

Other Stock-Based Awards:	The 2018 Plan also provides for the award of shares of common stock and other awards that are valued by reference to common stock.
Performance Goals:	The 2018 Plan provides that performance goals may be established by the Compensation Committee in connection with the grant of awards under the 2018 Plan.
Dividends and Dividend Equivalents:

With respect to any award that provides for or includes a right to dividends or dividend equivalents, the 2018 Plan provides that if dividends are declared during the period that the award is outstanding and unvested then such dividends (or dividend equivalents) shall be treated as the Compensation Committee designates. Specifically, the Compensation Committee may either (i) determine that no dividends or dividend equivalents shall be paid or credited with respect to the unvested award, (ii) allow for the accumulation and deferral of dividends or dividend equivalents with respect to the unvested award and provide for payment of the accumulated and deferred dividends or dividend equivalents at the time or times the applicable vesting requirement(s) are satisfied or (iii) in the case of a restricted stock award, provide that cash dividends paid with respect to such award will be reinvested in additional restricted stock held subject to the vesting of the underlying restricted stock.

The 2018 Plan prohibits the payment of dividends or dividend equivalents on stock options or stock appreciation rights.

Change in Control:

Awards generally will not vest upon a change in control unless the participant is not provided with a replacement award. If a participant’s employment terminates upon or within two-years following a change in control (other than by the Company for cause or by the participant without good reason), replacement awards will generally vest in full and any stock option or SAR held by the participant as of the change in control that remains outstanding as of such termination may be exercised until the later of (i) in the case of an incentive stock option, the last date on which such option would otherwise be exercisable, and (ii) in the case of a non-qualified stock option or SAR, the later of (A) the last date on which such option or SAR would otherwise be exercisable and (B) the earlier of (1) the third anniversary of the change in control and (2) the expiration of the term of the non-qualified stock option or SAR.

Amendment and Termination:

The Board or Compensation Committee may amend, alter or discontinue the 2018 Plan, but no amendment, alteration or discontinuation may be made that would materially impair the rights of the participant with respect to a previously granted award, except such an amendment made to comply with applicable law, the listing standards of the applicable exchange or accounting rules. In addition, no amendment may be made without the approval of stockholders to the extent such approval is required by applicable law or the listing standards of the applicable stock exchange.

If approved by stockholders at the Annual Meeting, the 2018 Plan will expire ten years from the date of such approval, or May 31, 2028.

Page	98	Annual Proxy Statement	2018

PROPOSAL III

U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards made under the 2018 Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular participant under the 2018 Plan. The income tax consequences under applicable state and local tax laws may not be the same as under U.S. federal income tax laws.

Non-Qualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased at the time of exercise over their exercise price. We will be entitled to a deduction in the amount of ordinary income recognized by the participant, subject to the deduction limitations of Section 162(m) of the Internal Revenue Code.

Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date of exercise, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price. We will be entitled to a deduction in the amount of any ordinary income recognized by the participant, subject to the deduction limitations of Section 162(m) of the Internal Revenue Code. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as capital gain.

Stock Appreciation Rights. A participant will not recognize taxable income at the time of grant of a stock appreciation right, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us. We will be entitled to a deduction in the amount of ordinary income recognized by the participant, subject to the deduction limitations of Section 162(m) of the Internal Revenue Code.

Restricted Stock. A participant will not recognize taxable income at the time of grant of shares of restricted stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We will be entitled to a deduction in the amount of ordinary income recognized by the participant, subject to the deduction limitations of Section 162(m) of the Internal Revenue Code.

Restricted Stock Units. A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us. We will be entitled to a deduction in the amount of ordinary income recognized by the participant, subject to the deduction limitations of Section 162(m) of the Internal Revenue Code.

Performance Units. A participant will not recognize taxable income at the time of grant of performance units, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares or property delivered and the amount of cash paid by us. We will be entitled to a deduction in the amount of ordinary income recognized by the participant, subject to the deduction limitations of Section 162(m) of the Internal Revenue Code.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2018 Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2018 Plan.

Annual Proxy Statement	2018	Page	99

PROPOSAL III

New Plan Benefits

The benefits that will be awarded or paid under the 2018 Plan are not currently determinable. Awards granted under the 2018 Plan are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2017 with respect to compensation plans under which shares of the Company’s common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options warrants and rights(1)	Number of Securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	2,029,985	$11.45	1,277,247(1)
Equity compensation plans not approved by security holders	—	—	—

(1)	The exercise price of included warrants to purchase 260,000 shares of non-voting common stock is subject to certain adjustments.

(2)

The 2013 Plan provides that the aggregate number of shares of Company common stock that may be subject to awards under the 2013 Plan will be 20 percent of the then outstanding shares of Company common stock, provided that in no event will the 2013 Plan Share Limit be less than the greater of 2,384,711 shares of Company common stock and the aggregate number of shares of Company common stock with respect to which awards have been properly granted under the plan up to that point in time.

Effectiveness of 2018 Plan

If approved by stockholders at the Meeting, the 2018 Plan will become effective on the date of the Annual Meeting. By approving the 2018 Plan, the Company’s stockholders will also satisfy the NYSE requirements for stockholder approval of equity compensation plans.

As noted above, if stockholders do not approve the 2018 Plan at the Annual Meeting, we will continue utilizing the 2013 Plan.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to approve this proposal.

The Board of Directors recommends that stockholders vote “FOR” Proposal III.

Page	100	Annual Proxy Statement	2018

PROPOSAL IV

Proposal IV	APPROVAL OF AN AMENDMENT TO THE COMPANY’S CHARTER TO ELIMINATE THE ABILITY OF THE BOARD OF DIRECTORS TO CHANGE THE NUMBER OF AUTHORIZED SHARES WITHOUT STOCKHOLDER APPROVAL.

Since 2017, the Company’s Board of Directors has taken a number of actions intended to give the Company’s stockholders greater control over the Company’s governance. These actions have included, among others, amendments to the Company’s charter proposed by the Board and approved by the Company’s stockholders at the Company’s 2017 annual meeting of stockholders, which provided for the declassification of the Company’s Board of Directors (being phased-in over a three-year period so that all directors are elected annually beginning in 2020), the ability of the stockholders to remove directors with or without cause by a majority vote of the stockholders, the ability of the stockholders to amend the Company’s bylaws generally by a majority vote of the stockholders and the elimination of the supermajority stockholder vote requirement for certain amendments to the Company’s charter. Consistent with these corporate governance enhancements, the Board believes that any future changes in the number of authorized shares of the Company’s stock should be subject to stockholder approval.

Section A of Article 6 of the Company’s charter currently authorizes a majority of the entire Board of Directors of the Company, without action by the Company’s stockholders, to amend the Company’s charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue. This provision, which is permitted by the Maryland General Corporation Law, has been contained in the Company’s charter since the Company’s incorporation in 2002. In order to facilitate the Company’s significant growth since its 2010 recapitalization, which has seen the Company’s total assets increase from less than $1 billion to more than $10 billion, the Board of Directors amended the Company’s charter several times without stockholder approval to increase the number of authorized shares. The Company’s charter currently authorizes the issuance of up to 450,000,000 shares of common stock, 3,136,156 of which have been classified by the Board as Class B Non-Voting Common Stock (Non-Voting Common Stock), and 50,000,000 shares of preferred stock. As of March 29, 2018, the Company had issued and outstanding 50,079,736 shares of voting common stock, 508,107 shares of non-voting common stock and 280,250 shares of preferred stock, consisting of 40,250 shares of 8.00% Non-Cumulative Perpetual Preferred Stock, Series C, liquidation amount $1,000 per share, 115,000 shares of 7.375% Non-Cumulative Perpetual Preferred Stock, Series D, liquidation amount $1,000 per share, and 125,000 shares of 7.00% Non-Cumulative Perpetual Preferred Stock, Series E, liquidation amount $1,000 per share.

After careful consideration, the Board has determined, upon the recommendation of the Nominating Committee, and subject to the approval by the stockholders of this Proposal IV, that amending Section A of Article 6 of the Company’s charter to eliminate the Board’s ability to amend the charter to change the number of authorized shares without stockholder approval is advisable and in the best interests of the Company and its stockholders.

Proposed Amendment

As indicated above, Section A of Article 6 of the Company’s charter currently provides that a majority of the entire Board of Directors, without action by the Company’s stockholders, may amend the Company’s charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue. The proposed amendment would eliminate this provision, which would mean that any future change in the number of the Company’s authorized shares of stock would require stockholder approval.

The text of the proposed amendment to Section A of Article 6 of the Company’s charter is set forth in Appendix B to this proxy statement. The above description of the proposed amendment is qualified in its entirety by reference to the text of the proposed amendment.

Effectiveness of Amendment

If this Proposal IV is approved by stockholders at the Meeting, the amendment to Section A of Article 6 of the Company’s charter will become effective following the filing of articles of amendment to the charter with the Department of Assessments and Taxation of the State of Maryland.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s voting common stock is required to approve this proposal.

The Board of Directors recommends that stockholders vote “FOR” Proposal IV.

Annual Proxy Statement	2018	Page	101

INFORMATION ABOUT THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Notice and Access (Electronic Proxy)

Under what are commonly referred to as the “e-proxy” or “Notice and Access” rules of the Securities and Exchange Commission, companies may send stockholders a one-page notice that proxy materials are available online instead of mailing a full printed package containing a proxy card, annual report and proxy statement.

The Company is using Notice and Access for the Annual Meeting. As a result, beginning on or about April 20, 2018, the Company sent to most of its stockholders a Notice of Internet Availability of its Proxy Materials (the Notice). If you receive the Notice, you have the option of (1) accessing the proxy materials, including instructions on how to vote online, or (2) requesting that those materials be sent to you in paper form or by e-mail. The Company may still choose to mail hard copies of proxy materials to all or some stockholders that have not elected to have the Company send hard copies to them.

Copies of Materials

Securities and Exchange Commission rules allow a single copy of the proxy materials to be delivered to multiple stockholders sharing the same address and last name, or who the Company reasonably believes are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

The Company may household its proxy card, notices (including the Notice), Annual Report and proxy statement to stockholders of record that share an address. This means that stockholders of record sharing an address may not each receive a separate copy of these materials. The Company also understands that certain brokerage firms, banks, or other similar entities holding the Company’s voting common stock for their customers may household proxy materials. Stockholders sharing an address whose shares of voting common stock are held by such an entity should contact such entity if they now receive: (a) multiple copies of the Company’s proxy materials and wish to receive only one copy of these materials per household in the future; or (b) a single copy of the Company’s proxy materials and wish to receive separate copies of these materials in the future. Additional copies of proxy materials are available upon request by contacting the Company at:

Banc of California, Inc.

c/o Timothy R. Sedabres

Head of Investor Relations

3 MacArthur Place

Santa Ana, California, 92707

(855) 361-2262

IR@bancofcal.com

Who Can Vote

The record date for the Meeting is March 29, 2018 (the Record Date). Only holders of record of the Company’s voting common stock as of the close of business on that date are entitled to notice of and to vote at the Meeting. Each stockholder is entitled to one vote for each share of voting common stock held as of the record date; provided, however, that under Section F of Article 6 of the Company’s charter, no stockholder who beneficially owns more than 10 percent of the shares of voting common stock outstanding as of that date may vote shares held in excess of that amount. At the close of business on the record date, there were 50,079,736 outstanding shares of voting common stock.

Voting Shares Held in “Street Name” by a Broker

If your shares are held in “street name” by a broker, your broker is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker, your broker will nevertheless be entitled to vote your shares with respect to any “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, your shares will be treated as “broker non-votes”. Whether or not an item is discretionary is determined by the exchange rules governing your broker.

Proposal II, the ratification of the appointment of the Company’s independent registered public accounting firm, is expected to be a discretionary item. The remaining proposals are expected to be non-discretionary items. See Information about the 2018 Annual Meeting of Stockholders—How Shares are Treated when no Voting Instructions are Provided.

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INFORMATION ABOUT THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Number of Shares Required to be Present to Hold the Meeting

A quorum must be present at the Meeting for any business to be conducted. The presence at the Meeting, in person or by proxy, of the holders of at least one-third of the shares of voting common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting.

If a quorum is not present at the scheduled time of the Meeting, the chair of the Meeting or the holders of a majority of the shares of voting common stock entitled to vote who are present, in person or by proxy, may adjourn the Meeting to another date, place or time. The time and place of the adjourned Meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the Meeting.

How to Vote Your Shares

1.	You can vote by mail. If you properly complete, sign and return the proxy card, it will be voted in accordance with your instructions.

2.

You can vote by telephone. If you are a registered stockholder, that is, if your shares are held in your own name, you can vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can vote by telephone.

3.

You can vote via the internet. If you are a registered stockholder, you can vote via the internet by following the instructions included on the proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote via the internet.

4.

You can vote in person at the Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Meeting. Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a legal proxy from the holder of your shares indicating that you were the beneficial owner of those shares on March 29, 2018, the record date for voting at the Meeting, and that you are authorized to vote such shares. You are encouraged to vote by proxy prior to the Meeting even if you plan to attend the Meeting in person.

Revoking Your Proxy

If you are a registered stockholder, you can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

◾	submitting another proxy with a later date;

◾	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary prior to the Meeting; or

◾	voting in person at the Meeting. Your proxy will not be automatically revoked by your mere attendance at the Meeting; you must actually vote at the Meeting to revoke a prior proxy.

If you hold your shares through a bank, broker or other nominee, you will need to follow the instructions of your bank, broker or other nominee in order to change your vote.

Annual Proxy Statement	2018	Page	103

INFORMATION ABOUT THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Board of Directors Voting Recommendations

The voting recommendations from the Board of Directors are as follows:

No.	Proposal	Board Vote Recommendation:

I.	Election of the two Class III director nominees named in this proxy statement, each for a term of one year, which term will expire at the Company’s 2019 annual meeting of stockholders.	FOR each director nominee

II.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	FOR

III.	Approval of the Banc of California, Inc. 2018 Omnibus Stock Incentive Plan.	FOR

IV.	Approval of an amendment to the Company’s charter to eliminate the ability of the Board of Directors to change the number of authorized shares without stockholder approval.	FOR

How Shares are Treated when no Voting Instructions are Provided

Registered Stockholders. If you are a registered stockholder and you submit a proxy but do not indicate any voting instructions, your shares will be voted according to the Board of Directors’ recommendations as reflected in the chart above under Information About the 2018 Annual Meeting of Stockholders—Board of Directors Voting Recommendations.

Holders of Shares in “Street” Name. If you hold your shares in “street” name through a broker and do not provide your broker with voting instructions, it is expected that your broker will be able to vote your shares on Proposal II, the ratification of the appointment of the independent registered public accounting firm, but will be unable to vote your shares on any of the other proposals. See Information about the 2018 Annual Meeting of Stockholders—Voting Shares Held in “Street Name” by a Broker.

Other Matters to be Presented

The Board of Directors knows of no other business that will be presented at the Meeting. If any other matter properly comes before the stockholders for a vote at the Meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

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INFORMATION ABOUT THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Vote Required for Each Proposal and Treatment and Effect of Abstentions and Broker Votes

The vote required for each proposal and the treatment and effect of abstentions and broker non-votes with respect to each of the other proposals is as follows:

No.	Proposal	Vote Required	Abstentions	Broker non-votes
I.	Election of the two Class III director nominees named in this proxy statement, each for a term of one year, which term will expire at the Company’s 2019 annual meeting of stockholders.	For each director, the number of votes cast for the director’s election must exceed the number of votes withheld or cast against the director’s election.	For Proposals I and II, do abstentions count as votes cast? No.	For Proposals I and II, do broker non-votes count as votes cast? No.

II.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	Affirmative vote of a majority of the votes cast.	What is the effect? An abstention will have no effect on a director’s election and no effect on Proposal II.	What is the effect? A broker non-vote will have no effect on a director’s election and no effect on Proposal II.

III.	Approval of the Banc of California, Inc. 2018 Omnibus Stock Incentive Plan.	Affirmative vote of a majority of the votes cast.	For Proposals III and IV, do abstentions count as votes cast? No.	For Proposals III and IV, do broker non-votes count as votes cast? No.

IV.	Approval of an amendment to the Company’s charter to eliminate the ability of the Board of Directors to change the number of authorized shares without stockholder approval.	Affirmative vote of the holders of a majority of the outstanding shares entitled to vote.	What is the effect? An abstention will have no effect on Proposal III and the effect of a vote AGAINST Proposal IV.	What is the effect? A broker non-vote will have no effect on Proposal III and the effect of a vote AGAINST Proposal IV.

If you abstain from any proposal, your shares will still be included for purposes of determining whether a quorum is present. Shares treated as broker non-votes on one or more items also will be included for purposes of calculating the presence of a quorum.

Actions Required if any Director Nominee Does not Receive Required Majority Vote

If a nominee for director who is an incumbent director (which includes each nominee named in this proxy statement) is not elected by a majority of the votes cast at the Meeting, then the Company’s bylaws provide that the following sequence of events shall occur:

◾	the director shall promptly tender his resignation to the Board of Directors;

◾	the Nominating Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken; and

◾

the Board of Directors shall act on the tendered resignation, taking into account the Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation within 90 days from the date of the certification of the election results.

The Nominating Committee, in making its recommendation, and the Board of Directors, in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation may not participate in the recommendation of the Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.

If an incumbent director’s resignation is not accepted by the Board of Directors and/or the director is re-appointed by the Board, the director will continue to serve until his or her successor is duly elected or his or her earlier resignation or removal. If a director’s

Annual Proxy Statement	2018	Page	105

INFORMATION ABOUT THE 2018 ANNUAL MEETING OF STOCKHOLDERS

resignation is accepted by the Board of Directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or eliminate the vacancy by reducing the size of the Board.

Inspector of Election

The Board of Directors has appointed Computershare to act as Inspector of Election at the Annual Meeting to tabulate the votes cast.

Proxy Solicitor and Proxy Solicitation Costs

We will pay the costs of soliciting proxies. We have retained D.F. King & Co. to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $6,000, plus reimbursement of expenses to be paid by us.

We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s voting common stock. In addition, our directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, internet or other electronic means for which they will not receive any compensation other than their regular compensation as directors, officers and employees.

Attending the Meeting

Only stockholders and their spouses are entitled to attend the Annual Meeting, and each stockholder and his or her spouse must present a valid, government-issued form of identification in order to be admitted to the Annual Meeting. Each stockholder also must provide proof of ownership of shares of the Company’s voting common stock as of the Record Date. If you are a registered stockholder, proof of ownership will be established by our verification of your name against our list of registered stockholders as of the Record Date. If you hold your shares through a bank, broker or other nominee, any one of the following will suffice as proof of ownership:

◾	Account Statement. Account statement showing share ownership as of the record date.

◾	Notice of Internet Availability of Proxy Materials. The notice of internet availability of proxy materials that you received in the mail containing a valid control number.

◾	E-mail with Voting Instructions. A copy of an e-mail that you received with instructions containing a link to the website where the Company’s proxy materials are available and a valid control number.

◾

Legal Proxy. A valid legal proxy containing a valid control number or a letter from a registered stockholder naming you as proxy. The Inspector of Election for the Annual Meeting will have final authority to determine the validity of any proxy.

◾	Letter from Intermediary. A letter from the bank, broker or other nominee through which you hold your shares confirming your ownership as of the Record Date.

The Company may, in its sole discretion, permit other individuals to attend the Annual Meeting.

Director Nominees Unable to Stand for Election

If a director nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute director nominee. If a substitute director nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute director nominee unless you have withheld authority to vote for the director nominee replaced.

Page	106	Annual Proxy Statement	2018

ADDITIONAL INFORMATION

Other Matters

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

Stockholder Proposals for the Annual Meeting of Stockholders to be Held in 2019

If you intend to present a stockholder proposal at next year’s annual meeting of stockholders, your proposal must be received by the Company at its executive offices, located at 3 MacArthur Place, Santa Ana, California 92707, no later than December 21, 2018 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that Meeting, provided that the date for next year’s annual meeting is changed by more than 30 days from the date of the Annual Meeting, then such proposal must be received by the Company at its executive offices at a reasonable time before the Company begins to print and send its proxy materials for next year’s annual meeting. Your proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and the Company’s charter and bylaws and Maryland law.

The Company’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in the Company’s proxy materials. For a stockholder proposal to be considered for presentation at next year’s annual meeting, written notice of the proposal containing the information set forth in Section 1.09 of the Company’s bylaws must be received by the Company no later than March 2, 2019 and no earlier than January 31, 2019. If, however, the date of the next annual meeting of stockholders is before May 1, 2019 or after July 30, 2019, notice of the stockholder proposal must be delivered no earlier than the 120th day prior to the date of the next annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the day of the meeting or the 10th day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting is first made.

Annual Proxy Statement	2018	Page	107

APPENDIXES

Appendix A	BANC OF CALIFORNIA, INC. 2018 OMNIBUS STOCK INCENTIVE PLAN

SECTION 1. Purpose; Definitions

The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a long-term incentive plan providing incentives directly linked to stockholder value. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

(a)    “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

(b)    “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c)    “Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit or Other Stock-Based Award granted pursuant to the terms of this Plan.

(d)    “Award Agreement” means a written document or agreement setting forth the terms and conditions of a specific Award.

(e)    “Bank” means Banc of California, N.A., a national banking association, or any successor thereto.

(f)    “Board” means the Board of Directors of the Company.

(g)    “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define “Cause”: (A) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) dishonesty in the course of fulfilling the Participant’s employment duties, (C) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (D) a material violation of the Company’s ethics and compliance program, or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement.

(h)    “Change in Control” has the meaning set forth in Section 10(e).

(i)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(j)    “Commission” means the Securities and Exchange Commission or any successor agency.

(k)    “Committee” has the meaning set forth in Section 2(a).

(l)    “Common Stock” means common stock, par value $.01 per share, of the Company.

(m)    “Company” means Banc of California, Inc., a Maryland corporation, or any successor thereto.

(n)    “Disability” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, (ii) if there is no such Individual Agreement or it does not define “Disability,” disability of a Participant means the Participant is (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Committee may require such medical or other evidence as it deems necessary to judge the nature and duration of the Participant’s condition. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

(o)    “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(p)    “Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

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APPENDIXES

(r)    “Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the last trading day immediately preceding the date in question, as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion using a reasonable valuation method which shall include consideration of the following factors, as applicable: (i) the value of the Company’s tangible and intangible assets; (ii) the present value of the Company’s anticipated future cash-flows; (iii) the market value of stock or equity interests in similar corporations and other entities engaged in substantially similar trades or businesses, the value of which can be readily determined objectively (such as through trading prices on an established securities market or an amount paid in an arm’s-length private transaction); (iv) control premiums or discounts for lack of marketability; (v) recent arm’s-length transactions involving the sale or transfer of such stock or equity interests; and (vi) other relevant factors.

(s)    “Free-Standing SAR” has the meaning set forth in Section 5(b).

(t)    “Full-Value Award” means any Award other than an Option or Stock Appreciation Right.

(u)    “Good Reason” has the meaning set forth in Section 10(e).

(v)    “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.

(w)    “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(x)    “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(y)    “Nonqualified Option” means any Option that is not an Incentive Stock Option.

(z)    “Option” means an Incentive Stock Option or a Nonqualified Option granted under Section 5.

(aa)    “Other Stock-Based Award” means Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) unrestricted stock, dividend equivalents, and convertible debentures.

(bb)    “Participant” means an Eligible Individual to whom an Award is or has been granted.

(cc)    “Performance Goals” means the performance goals, if any, established by the Committee in connection with the grant of an Award.

(dd)    “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured; provided that such period shall be no shorter than a fiscal quarter.

(ee)    “Performance Unit” means any Award granted under Section 8 of a unit valued by reference to a designated amount of cash, Shares or other property, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ff)    “Plan” means this Banc of California, Inc. 2018 Omnibus Stock Incentive Plan, as set forth herein and as hereafter amended from time to time.

(gg)    “Replaced Award” has the meaning set forth in Section 10(b).

(hh)    “Replacement Award” has the meaning set forth in Section 10(b).

(ii)    “Restricted Stock” means an Award granted under Section 6.

(jj)    “Restricted Stock Unit” has the meaning set forth in Section 7.

(kk)    “Retirement” means the Participant’s Termination of Employment after the attainment of age 65 or the attainment of age 55 and at least 15 years of service.

(ll)    “Share” means a share of Common Stock.

(mm)    “Stock Appreciation Right” has the meaning set forth in Section 5(b).

(nn)    “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a majority of the voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(oo)    “Tandem SAR” has the meaning set forth in Section 5(b).

(pp)    “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding,

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subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(qq)    “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment and (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.

SECTION 2. Administration

(a)    Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board or subcommittee as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan:

(i)    to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii)    to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Other Stock-Based Awards, or any combination thereof, are to be granted hereunder;

(iii)    to determine the number of Shares to be covered by each Award granted hereunder;

(iv)    to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(v)    subject to Section 12, to modify, amend or adjust the terms and conditions of any Award;

(vi)    to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii)    to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(viii)    subject to Section 12, to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines, including, without limitation, in the case of a Participant’s Termination of Employment for Retirement;

(ix)    to decide all other matters that must be determined in connection with an Award;

(x)    to determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(xi)    to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable; and

(xii)    to otherwise administer the Plan.

(b)    Procedures.

(i)    The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

(ii)    Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c)    Discretion of Committee. Subject to Section 1(f), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final, binding and conclusive on all persons, including the Company, Participants, and Eligible Individuals.

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(d)    Cancellation or Suspension. Subject to Section 5(d), the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant may be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, in either case prior to a Change in Control, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest, as determined by the Committee or any one or more senior managers or committee of senior managers to whom the authority to make such determination is delegated by the Committee.

(e)    Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Award Agreement’s being signed by the Company and the Participant receiving the Award unless otherwise provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.

SECTION 3. Common Stock Subject to Plan

(a)    Plan Maximums. The maximum number of Shares and/or Options and/or Stock Appreciation Rights that may be granted pursuant to Awards under the Plan shall be the greater of (i) 4,000,000 Shares or (ii) the number of Shares available for new awards under the Company’s 2013 Omnibus Stock Incentive Plan (the “2013 Plan”) immediately prior to the Effective Date (as defined in Section 12(a)) (the “Share Limit”). The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be equal to the Share Limit. Shares subject to an Award under the Plan may be authorized and unissued Shares. On and after the Effective Date, no new awards may be granted under the Company’s 2011 Omnibus Incentive Plan or the 2013 Plan, it being understood that (A) awards outstanding under such plans as of the Effective Date shall remain in full force and effect under such plans according to their respective terms, and (B) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the Shares subject to such award not delivered as a result thereof shall not be available for Awards under this Plan; provided, however, that dividend equivalents may continue to be issued under such plans in respect of awards granted under such plans which are outstanding as of the Effective Date.

(b)    Limit for Non-Employee Directors. No Participant who is a non-employee director of the Company may be granted Awards covering in excess of 25,000 Shares during any calendar year.

(c)    Rules for Calculating Shares Delivered. To the extent that any Award is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan. Shares tendered or withheld to pay the exercise price of an Option and Shares tendered or withheld to satisfy tax withholding obligations with respect to any Award shall not be available for future Awards under the Plan. To the extent that Shares are delivered pursuant to the exercise of a Stock Appreciation Right (whether a Tandem SAR or a Free-Standing SAR), the number of underlying Shares as to which the exercise related shall be counted against the Share Limit, as opposed to only counting the net Shares issued.

(d)    Adjustment Provision. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s stockholders (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding

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Awards; and (D) the exercise price of outstanding Awards. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards (or the cancellation of any out-of-the money Option or Stock Appreciation Right without any consideration being paid in connection with such cancellation), as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other the Company’s SEC filings.

(e)    Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustments, either (A) the Awards continue not to be subject to Section 409A of the Code or (B) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.

(f)    Minimum Vesting. All Awards granted pursuant to the Plan shall have at the time of grant a minimum vesting period of at least one year from the date of grant, provided that Awards for up to 5% of the Share Limit may provide for a shorter vesting period at the time of grant.

(g)    Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that such Award is outstanding, such dividends (or dividend equivalents) shall, as determined by the Committee and set forth in the applicable Award Agreement, either (i) not be paid or credited with respect to such Award, (ii) be accumulated and deferred but remain subject to vesting requirement(s) to the same extent as the applicable Award and only be paid at the time or times such vesting requirement(s) are satisfied or (iii) in the case of cash dividends paid with respect to an Award of Restricted Stock, be reinvested in additional Restricted Stock held subject to the vesting of the underlying Restricted Stock, in accordance with Section 6(b)(iii).

SECTION 4. Eligibility

Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

SECTION 5. Options and Stock Appreciation Rights

(a)    Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

(b)    Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share at the time of exercise over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to

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make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c)    Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d)    Exercise Price. The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date, provided that in the case of an Incentive Stock Option granted to an owner of more than 10% of the Shares, the exercise price per Share shall not be less than 110% of the Fair Market Value on the applicable Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Free-Standing SAR with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e)    Term. The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date, provided that in the case of an Incentive Stock Option granted to an owner of more than 10% of the Shares, the Term shall not exceed five years from the Grant Date.

(f)    Vesting and Exercisability. Except as otherwise provided herein and subject to Section 3(f), Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. The aggregate Fair Market Value (determined with respect to each Incentive Stock Option at the time such Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan or any other plan of the Company and its subsidiaries or parent corporation) shall not exceed $100,000.

(g)    Method of Exercise. Subject to the provisions of this Section 5, Options and Stock Appreciation Rights may be exercised, in whole or in part, at any time during the applicable term by giving written notice of exercise to the Company specifying the number of shares of Common Stock as to which the Option or Stock Appreciation Right is being exercised. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept or, if approved by the Committee, payment, in full or in part and in any combination, may also be made as follows:

(i)    Payments may be made in the form of unrestricted shares of Common Stock (by delivery of such shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised).

(ii)    To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

(iii)    Payment may be made by instructing the Company to withhold a number of shares of Common Stock having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of shares of Common Stock in respect of which the Option shall have been exercised.

(h)    Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends) when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.

(i)    Nontransferability of Options and Stock Appreciation Rights. No Option or Free-Standing SAR shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution, or (ii) in

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the case of a Nonqualified Option or Free-Standing SAR, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise (for purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto). A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(i), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

(j)    Termination of Employment. A Participant’s Options and Stock Appreciation Rights shall be forfeited upon his or her Termination of Employment, except as set forth below:

(i)    Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised, to the extent it was then exercisable, at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof;

(ii)    Upon a Participant’s Termination of Employment by reason of the Participant’s death, any Option or Stock Appreciation Right held by the Participant shall vest in full and be exercisable at any time until (A) in the case of Nonqualified Options and Stock Appreciation Rights, the earlier of (i) the third anniversary of the date of such death and (ii) the expiration of the Term thereof, and (B) in the case of Incentive Stock Options, the earlier of (x) the first anniversary of the date of such Termination of Employment and (y) the expiration of the Term thereof;

(iii)    Upon a Participant’s Termination of Employment by reason of Disability, any Option or Stock Appreciation Right held by the Participant shall vest in full and be exercisable at any time until (A) in the case of Nonqualified Options and Stock Appreciation Rights, the expiration of the Term thereof, and (B) in the case of Incentive Stock Options, the earlier of (x) the first anniversary of the date of such Termination of Employment and (y) the expiration of the Term thereof;

(iv)    Upon a Participant’s Termination of Employment for Retirement, any Option or Stock Appreciation Right held by the Participant shall vest in full and be exercisable at any time until the earlier of (A) in the case of Nonqualified Options and Stock Appreciation Rights, (x) the fifth anniversary of such Termination of Employment and (y) the expiration of the Term thereof, and (B) in the case of Incentive Stock Options, (x) the 90th day following such Termination of Employment and (y) the expiration of the Term thereof; and

(k)    Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment, provided, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement.

SECTION 6. Restricted Stock

(a)    Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Banc of California, Inc. 2018 Omnibus Stock Incentive Plan and an Award Agreement. Copies of such Plan and Award Agreement are on file at the offices of Banc of California, Inc., 3 MacArthur Place, Santa Ana, California 92707.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b)    Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)    The Committee shall, prior to or at the time of grant, condition (A) the vesting of an Award of Restricted Stock upon the continued employment or service of the applicable Participant, or (B) the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued employment or service of the applicable Participant. The

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conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient.

(ii)    Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply (the “Restriction Period”), and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

(iii)    Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and, subject to Section 3(g), the right to receive upon the vesting of the Shares any cash dividends paid on the Shares during the Restriction Period. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall instead be reinvested in additional Restricted Stock held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

(iv)    If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

(v)    Upon a Participant’s Termination of Employment by reason of death or Disability, any then-remaining portion of the Restriction Period with respect to the Participant’s Award of Restricted Stock shall lapse as of the date of termination. Upon a Participant’s Termination of Employment for any other reason during the Restriction Period with respect to the Participant’s Award of Restricted Stock, all Shares of Restricted Stock still then subject to the Restriction Period shall become forfeited. Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment, provided, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement.

SECTION 7. Restricted Stock Units

(a)    Nature of Awards. Restricted stock units and deferred share rights (together, “Restricted Stock Units”) are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.

(b)    Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

(i)    The Committee shall, prior to or at the time of grant, condition (A) the vesting of Restricted Stock Units upon the continued employment or service of the applicable Participant, or (B) the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued employment or service of the applicable Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, at a later time specified by the Committee or in the applicable Award Agreement, or, if the Committee so permits, in accordance with an election of the Participant.

(ii)    Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units for which such vesting restrictions apply (the “Restriction Period”), and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iii)    The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Sections 3(g) and 14(e)).

(iv)    Upon a Participant’s Termination of Employment by reason of death or Disability, any then-remaining portion of the Restriction Period with respect to the Participant’s Award of Restricted Stock Units shall lapse as of the date of termination. Upon a Participant’s Termination of Employment for any other reason during the Restriction Period with respect to the Participant’s Award of Restricted Stock Units, all Restricted Stock Units still then subject to the Restriction Period shall become forfeited. Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment, provided, that

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if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement.

SECTION 8. Performance Units.

Performance Units may be issued hereunder to Eligible Individuals, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The Performance Goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Unit, provided that the Performance Period shall be no less than a fiscal quarter. The conditions for grant or vesting and the other provisions of Performance Units (including without limitation any applicable Performance Goals and the effect of a Participant’s Termination of Employment during the Performance Period and/or prior to vesting of the Performance Units) shall be set forth in the applicable Award Agreement and need not be the same with respect to each recipient. Performance Units may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement.

SECTION 9. Other Stock-Based Awards

Other Stock-Based Awards may be granted under the Plan, provided that any Other Stock-Based Awards that are Awards of Common Stock that are unrestricted shall only be granted in lieu of other compensation due and payable to the Participant.

SECTION 10. Change in Control Provisions

(a)    General. The provisions of this Section 10 shall, subject to Section 3(d) and Section 10(f), apply notwithstanding any other provision of the Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

(b)    Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement: (i) all then-outstanding Options and Stock Appreciation Rights (other than performance-based Options and Stock Appreciation Rights) shall become fully vested and exercisable, and all Full-Value Awards (other than performance-based Full-Value Awards) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 10(c) (any award meeting the requirements of Section 10(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(d) to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”), and (ii) (A) any performance-based Option or Stock Appreciation Right that is not replaced by a Replacement Award shall vest and become exercisable with respect to the portion of such performance-based Option or Stock Appreciation Right that is deemed to be earned as set forth below, and (B) any performance-based Full-Value Award that is not replaced by a Replacement Award shall vest and become payable with respect to the portion of such performance-based Full-Value Award that is deemed to be earned as set forth below. In determining the extent to which a performance-based Award is deemed to be earned for purposes of clause (ii) above, all applicable Performance Goals shall be deemed achieved at the greater of (x) the applicable target level and (y) the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)), multiplied by a fraction, the numerator of which is the number of days during the applicable Performance Period before the date of the Change in Control, and the denominator of which is the number of days in the applicable Performance Period; provided, however, that such fraction shall be equal to one in the event that the applicable Performance Goals in respect of such performance-based Awards have been fully achieved as of the date of such Change in Control.

(c)    Replacement Awards. An Award shall meet the conditions of this Section 10(c) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control; (iii) if the underlying Replaced Award was an equity- based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains terms relating to vesting (including with respect to a Termination of Employment) that are substantially identical to those of the Replaced Award; (v) it contains terms complying with or not inconsistent with Section 10(d) below, and (vi) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination of whether the conditions of this

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Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d)    Termination of Employment. Upon a Termination of Employment of a Participant occurring upon or during the two years immediately following the date of a Change in Control by reason of death, Disability or Retirement, by the Company without Cause, or by the Participant for “Good Reason” (as defined in Section 10(e)), (i) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in an amount equal to the full value of such Replacement Award, and (ii) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of the Plan to the contrary, any Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Employment may thereafter be exercised, until (A) in the case of an Incentive Stock Option, the last date on which such Incentive Stock Option would be exercisable in the absence of this Section 10(d), and (B) in the case of a Nonqualified Option or a Stock Appreciation Right, the later of (x) the last date on which such Nonqualified Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(d) and (y) the earlier of (1) the third anniversary of such Change in Control and (2) expiration of the Term of such Nonqualified Option or Stock Appreciation Right.

(e)    Definition of Change in Control. For purposes of the Plan:

“Change in Control” shall mean any of the following events:

(i)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (z) any acquisition pursuant to a transaction that complies with clauses (iii)(A), (iii)(B) and (iii)(C) below;

(ii)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, greater than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

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APPENDIXES

(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (A) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur, and (B) solely for purposes of determining the timing of any payment pursuant to any Award constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall mean a “change in the ownership” of the Company or the Bank, a “change in the effective control” of the Company or the Bank or a “change in the ownership of a substantial portion of the assets” of the Company or the Bank, as such terms are defined in Treasury Regulation § 1.409A-3(i)(5).

“Good Reason” shall mean (A) a material adverse change in the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control; (B) a material reduction in the Participant’s base salary or annual bonus opportunity, in each case as in effect immediately prior to the Change in Control; or (C) the reassignment of the Participant’s place of employment to an office location more than 35 miles from the Participant’s then-current place of employment.

(f)    Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 11(b). Nothing in this Section 10 shall preclude the Company from settling upon a Change in Control an Award if it is not replaced by a Replacement Award, to the extent effectuated in accordance with Treasury Regulation § 1.409A-3(j)(ix) of the Treasury Regulations.

SECTION 11. Section 16(b); Section 409A

(a)    The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

(b)    The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that the Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. In the case of amounts not intended to be deferrals of compensation subject to Section 409A, such as, but not limited to, annual incentive Awards, payment or settlement of amounts under such Awards shall occur not later than March 15 of the year following the year in which the Participant has a legally-binding right to payment or settlement. In the case of amounts intended to be deferrals of compensation subject to Section 409A, the initial deferral election shall be made and become irrevocable no later than December 31 of the year immediately preceding the year in which the Participant first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for “performance-based compensation” as defined under Section 409A. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following a Participant’s “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”) shall instead be paid or provided on the first business day after the date that is six months following the Participant’s Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days after the date of the Participant’s death. With respect to any Award that is not exempt from Section 409A, all

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APPENDIXES

references in this Plan to a termination of employment or service or a “separation from service” shall mean a cessation or reduction in the Participant’s services for the Company (and any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(h)(3)) that constitutes a “Separation from Service” as determined under Section 409A of the Code, taking into account all of the facts, circumstances, rules and presumptions set forth in Treasury Regulation §1.409A-1(h).

SECTION 12. Term, Amendment and Termination

(a)    Effectiveness. The Plan was approved by the Board on March 8, 2018, subject to and contingent upon approval by the Company’s stockholders. The Plan will be effective as of the date of such approval by the Company’s stockholders (the “Effective Date”).

(b)    Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(c)    Amendment of Plan. The Board or the Committee may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange as may be required on or after the date hereof.

(d)    Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, Applicable Exchange listing standards or accounting rules.

SECTION 13. Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 14. General Provisions

(a)    Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)    Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees or directors.

(c)    No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d)    Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the

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APPENDIXES

extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e)    Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then-outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

(f)    Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g)    Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.

(h)    Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i)    Non-Transferability. Except as otherwise provided in Section 5(i) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j)    Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k)    Deferrals. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or (except with respect to Options and Stock Appreciation Rights) dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, dividends and dividend equivalents with respect to Awards may not be paid until vesting (if any) of such Awards, and the Committee shall not take or omit to take any action that would result in the imposition of penalty taxes under Section 409A of the Code.

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APPENDIXES

Appendix B	AMENDMENT TO THE COMPANY’S CHARTER TO ELIMINATE THE ABILITY OF THE BOARD OF DIRECTORS TO CHANGE THE NUMBER OF AUTHORIZED SHARES WITHOUT STOCKHOLDER APPROVAL

If stockholders approve Proposal IV, Section A of Article 6 of the Company’s charter will be amended by striking the last sentence of Section A, as indicated below:

“ARTICLE 6.

A.    Capital Stock. The total number of shares of capital stock of all classes which the Corporation has authority to issue is five hundred million (500,000,000) shares, classified as follows:

1.    Fifty million (50,000,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.    Four hundred fifty million (450,000,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”).

The aggregate par value of all the authorized shares of capital stock is five million dollars ($5,000,000). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of the stockholders of the Corporation. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor which funds shall include, without limitation, the Corporation’s unreserved and unrestricted capital surplus. If shares of one class of stock are classified or reclassified into shares of another class of stock by the Board of Directors pursuant to this Article 6, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. ~~A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.~~”

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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 3:00 A.M., Pacific Time, on May 31, 2018.
Vote by Internet
• Go to www.investorvote.com/BANC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch-tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM

PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all director nominees under Proposal I and FOR Proposals II, III and IV.

I. Election of Directors, each for a term of one year: 01 – Bonnie G. Hill	For ☐	Against ☐	Abstain ☐	02 – W. Kirk Wycoff	For ☐	Against ☐	Abstain ☐	+

	For	Against	Abstain
II. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐
III. Approval of the Banc of California, Inc. 2018 Omnibus Stock Incentive Plan.	☐	☐	☐
IV. Approval of an amendment to the Company’s charter to eliminate the ability of the Board of Directors to change the number of authorized shares without stockholder approval.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Banc of California, Inc.

2018 Annual Meeting of Stockholders

Thursday, May 31, 2018, 8:00 A.M. Pacific Time

The Pacific Club

4110 MacArthur Boulevard

Newport Beach, California 92660

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Banc of California, Inc.

2018 Annual Meeting of Stockholders

The Pacific Club, 4110 MacArthur Boulevard, Newport Beach, California 92660

Proxy Solicited by the Board of Directors for the Annual Meeting — May 31, 2018

The undersigned hereby appoints the members of the Board of Directors of Banc of California, Inc. (the Company), and their survivors, with full power of substitution, and authorizes them to represent and vote, as directed on the reverse side, all shares of the voting common stock, par value $0.01 per share, of the Company held of record by the undersigned as of the close of business on March 29, 2018, at the Company’s 2018 Annual Meeting of Stockholders (the Annual Meeting) to be held on May 31, 2018 at 8:00 A.M. Pacific Time, at The Pacific Club, 4110 MacArthur Boulevard, Newport Beach, California 92660, and at any and all adjournments or postponements thereof.

The Board of Directors recommends a vote FOR the election of all nominees under Proposal I and FOR Proposals II, III and IV.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES UNDER PROPOSAL I AND “FOR” PROPOSALS II, III AND IV. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the reverse side)